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TABLE OF CONTENTS 5

Exhibit (a)-(1)

July 11, 2017

Shareholders of Nord Anglia Education, Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of Nord Anglia Education, Inc. (the "Company") to be held on August 21, 2017 at 2:00 p.m. (London, UK time). The meeting will be held at Grosvenor House, A JW Marriott Hotel, 86-90 Park Lane, London W1K 7TN, United Kingdom. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof.

        On April 25, 2017, the Company entered into an agreement and plan of merger (the "Merger Agreement") with Bach Finance Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), and Bach Acquisitions Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger") and cease to exist, with the Company continuing as the surviving company in accordance with the Companies Law (2016 Revision) of the Cayman Islands (the "Cayman Islands Companies Law") and becoming a subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the "Plan of Merger"), and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger (collectively, the "Transactions"). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and a copy of the Plan of Merger is attached as Annex B to the accompanying proxy statement.

        Merger Sub was formed solely for the purpose of effecting the Merger. Parent was formed solely for the purpose of holding the Company's ordinary shares (the "Shares") and equity interests in Merger Sub and arranging the investment and financing transactions related to the Transactions, including the Merger, and completing the Transactions, including the Merger. Merger Sub and Parent are, or at the effective time of the Merger (the "Effective Time") will be, beneficially owned by a consortium (the "Buyer Group") led by Canada Pension Plan Investment Board and funds affiliated with Baring Private Equity Asia Group, Inc. ("BPEA"). If the Merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group, and, as a result of the Merger, the Shares will no longer be listed on the New York Stock Exchange.

        At the Effective Time, the Shares (other than Shares held by (i) Premier Education Holdings Ltd, an affiliate of BPEA ("Premier Education"), which holds 69,613,389 Shares, or 66.8% of the Company's issued and outstanding Shares, or any transferee of Premier Education, (ii) Shares held by Parent, the Company or any of their subsidiaries and (iii) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters' rights under the Cayman Islands Companies Law (the "Dissenting Shares")) will be cancelled in exchange for the merger consideration of US$32.50 per Share (the "Merger Consideration"). Premier Education will sell its

Shares to Parent immediately prior to the closing of the Merger for US$32.50 per Share, after which such Shares will be cancelled for no consideration in the Merger. Shares held by Parent, the Company or their subsidiaries will be cancelled for no consideration in the Merger. Dissenting Shares will be cancelled in the Merger for their fair value as determined in accordance with the Cayman Islands Companies Law.

        In addition to the foregoing, at the Effective Time, all vested awards granted under the Company's 2014 Equity Incentive Award Plan (the "Share Incentive Plan"), including options to purchase Shares, will be converted into a right to receive a cash payment equal to the product of the number of Shares subject to the award and the Merger Consideration (net of the exercise price for each option to purchase Shares).

        All unvested awards granted under the Share Incentive Plan, including options to purchase Shares and restricted share units, that are held by non-employee directors of the Company and 50% of unvested awards granted under the Share Incentive Plan that are held by others will be treated in the same manner as the vested awards, as described above. The remaining unvested awards granted under the Share Incentive Plan will be converted into awards in respect of Class A ordinary shares in Bach Manco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and an indirect majority shareholder of Parent. The Share Incentive Plan will terminate at the Effective Time.

        At a meeting held on April 25, 2017, a special committee (the "Special Committee") of the board of directors of the Company (the "Board"), composed solely of independent directors unaffiliated with the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and its shareholders (other than shareholders who are affiliated with the Company) (the "Unaffiliated Holders"), and declared it advisable for the Company, to enter into the Merger Agreement and the other transaction documents, (b) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement and the other transaction documents and the consummation of the Transactions, including the Merger, and (c) recommended that the Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        At a meeting on April 25, 2017, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Jack Hennessy or Kosmas Kalliarekos) (a) determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Holders, and declared it advisable for the Company, to enter into the Merger Agreement and the other transaction documents, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the other transaction documents and the consummation of the Transactions, including the Merger, and (c) directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        After careful consideration and upon the unanimous recommendation of the Special Committee, the Board authorized and approved the Merger Agreement and the Plan of Merger and unanimously (other than Jack Hennessy or Kosmas Kalliarekos) recommends that you vote:

        FOR the proposal to authorize and approve (i) the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger; (ii) the variation of the authorized share capital of the Company from US$20,000,000 divided into 2,000,000,000 Shares, of a par value US$0.01 each, to US$20,000,000 divided into 1,000,000,000 Class A ordinary shares, of a par value US$0.01 each, and 1,000,000,000 Class B ordinary shares, of a par value US$0.01 each upon the Effective Time (the "Variation of Capital"); and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by the deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger upon the Effective Time (the "Amendment of the M&A");

        FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to (i) the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A; and

        FOR the proposal that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

        In considering the recommendation of the Board, you should be aware that some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally.

        The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with or furnished to the SEC, which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy at the extraordinary general meeting. As of the date of this proxy statement, Premier Education owns 66.8% of the issued and outstanding Shares entitled to vote. Pursuant to the terms of a share sale and support agreement dated April 25, 2017, by and between Parent and Premier Education, these Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is August 18, 2017 at 11:59 p.m. (New York time). On a poll, each shareholder has one vote for each Share held as of the close of business in New York on July 10, 2017, being the record date for determining the shareholders entitled to vote at the extraordinary general meeting (the "Record Date").

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve (i) the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to (i) the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A, and FOR the proposal that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

        Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance in voting your Shares, you can contact Georgeson LLC, the proxy solicitor, at +1.886.257.5415 (+1.781.575.2137 outside the United States) or at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

        Thank you for your cooperation and continued support.

Sincerely,
/s/ Alan Kelsey Alan Kelsey Chairman of the Board and Special Committee

        The accompanying proxy statement is dated July 11, 2017, and is first being mailed to the Company's shareholders on or about July 17, 2017.

Nord Anglia Education, Inc.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 21, 2017

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the shareholders of Nord Anglia Education, Inc. (the "Company") will be held on August 21, 2017 at 2:00 p.m. (London, UK time) at Grosvenor House, A JW Marriott Hotel, 86-90 Park Lane, London W1K 7TN, United Kingdom.

        Only registered holders of ordinary shares of the Company, par value US$0.01 per share (the "Shares"), as at the close of business in New York on July 10, 2017 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

        As special resolutions:

        THAT (i) the agreement and plan of merger dated as of April 25, 2017 (the "Merger Agreement") among the Company, Bach Finance Limited ("Parent"), and Bach Acquisitions Limited ("Merger Sub") (such Merger Agreement being in the form attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the "Plan of Merger") between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the Merger (such Plan of Merger being substantially in the form attached as Annex B to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving as a subsidiary of Parent (the "Merger"), and any and all transactions contemplated thereby, including the Merger (the "Transactions"), be authorized and approved; (ii) upon the Merger becoming effective, the variation of the authorized share capital of the Company from US$20,000,000 divided into 2,000,000,000 Shares, of a par value US$0.01 each, to US$20,000,000 divided into 1,000,000,000 Class A ordinary shares, of a par value US$0.01 each, and 1,000,000,000 Class B ordinary shares, of a par value US$0.01 each (the "Variation of Capital") be authorized and approved; and (iii) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by the deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger (the "Amendment of the M&A"), be authorized and approved; and

        THAT each of the directors of the Company be authorized to do all things necessary to give effect to (i) the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A.

        If necessary, as an ordinary resolution:

        THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

        A list of the shareholders of the Company will be available at its principal executive offices at Level 12, St. George's Building, 2 Ice House Street, Central, Hong Kong, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

v

        After careful consideration and upon the unanimous recommendation of the special committee (the "Special Committee") of the board of directors of the Company (the "Board"), consisting solely of members of the Board who are independent directors unaffiliated with Parent or Merger Sub, or the consortium led by Canada Pension Plan Investment Board and funds affiliated with Baring Private Equity Asia Group, Inc. ("BPEA") that formed and beneficially own Parent and Merger Sub (the "Buyer Group") or any member of the management of the Company, the Board authorized and approved the Merger Agreement and recommends that you vote:

        FOR the proposal to authorize and approve (i) the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A;

        FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to (i) the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement and the Plan of Merger, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A; and

        FOR the proposal that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

        In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company.

        As of the date of this proxy statement, Premier Education Holdings Ltd held 66.8% of the issued and outstanding Shares entitled to vote. Pursuant to the terms of a share sale and support agreement, dated April 25, 2017, by and between Parent and Premier Education Holdings Ltd (such share sale and support agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting as Annex D and which will be produced and made available for inspection at the extraordinary general meeting), these Shares will be voted in favor of each of the foregoing resolutions.

        Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received no later than 11:59 p.m. on August 18, 2017 (New York time), which is the deadline to lodge your proxy card. The proxy card is the "instrument of proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the Board has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share owned by such shareholder as of the close of business in New York on July 10, 2017.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

        If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Companies Law (2016 Revision) of the Cayman Islands for the exercise of dissenters' rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

        If you have any questions or need assistance in voting your Shares, you can contact Georgeson LLC, the proxy solicitor, at +1.886.257.5415 (+1.781.575.2137 outside of the United States) or at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

        The Merger Agreement, the Plan of Merger and the Merger are described in the accompanying proxy statement. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement and a copy of the Plan of Merger is included as Annex B to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

        Notes:

  1.
  In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members of the Company.

  2.
  The instrument appointing a proxy must be in writing and must be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorized representative.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ Alan Kelsey Alan Kelsey Director July 11, 2017

Registered Office:
Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

Head Office Address:
Level 12, St. George's Building
2 Ice House Street
Central, Hong Kong

PROXY STATEMENT

Dated July 11, 2017

SUMMARY VOTING INSTRUCTIONS

        Ensure that your shares of Nord Anglia Education, Inc. can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

        If your shares are registered in the name of a broker, bank or other nominee:    check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

        If your shares are registered in your name:    submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares can be voted at the extraordinary general meeting in accordance with your instruction.

        If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

        If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Georgeson LLC, the proxy solicitor, at +1.886.257.5415 (+1.781.575.2137 outside the United States) or at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

x

SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the Merger and may not contain all of the information that may be important to your consideration of the Merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 107. In this proxy statement, the terms "we," "us," "our," and the "Company" refer to Nord Anglia Education, Inc. and its subsidiaries.

The Parties Involved in the Merger

The Company

        Nord Anglia Education, Inc. is an exempted company with limited liability incorporated under the laws of the Cayman Islands and the issuer of ordinary shares, par value US$0.01 per share (the "Shares"). Our principal executive offices are located at Level 12, St. George's Building, 2 Ice House Street, Central, Hong Kong. Our telephone number at this address is +852 3951 1100.

        For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the fiscal year ended August 31, 2016, filed with the SEC on November 29, 2016, as amended by our report on Form 20-F/A filed with the SEC on June 9, 2017, which is incorporated herein by reference. See "Where You Can Find More Information" beginning on page 107 for a description of how to obtain a copy of our Annual Report.

The Acquisition Entities

        Bach Aggregator L.P., an exempted limited partnership formed under the laws of the Cayman Islands ("Aggregator"), is an entity formed solely for the purpose of holding equity interests in Holdco (as defined below) and arranging the investment and financing transactions related to the Transactions (as defined below), including the Merger (as defined below).

        Bach Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Holdco"), is a subsidiary of Aggregator formed solely for the purpose of holding equity interests in Manco (as defined below) and arranging the investment and financing transactions related to the Transactions, including the Merger.

        Bach Manco Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Manco"), is a subsidiary of Holdco formed solely for the purpose of holding equity interests in Prefco (as defined below) and arranging the investment and financing transactions related to the Transactions, including the Merger.

        Bach Preference Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Prefco"), is a subsidiary of Manco formed solely for the purposes of issuing preferred equity as part of the financing of the Merger, holding equity interests in Holdco 2 (as defined below) and arranging the investment and financing transactions related to the Transactions, including the Merger.

        Bach Holdings 2 Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Holdco 2"), is a subsidiary of Prefco formed solely for the purpose of holding equity interests in Parent (as defined below) and arranging the investment and financing transactions related to the Transactions, including the Merger.

        Bach Finance Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), is a subsidiary of Holdco 2 formed solely for the purpose of holding equity interests in Merger Sub (as defined below), arranging the investment and financing transactions related to the Transactions, including the Merger, and completing the Transactions, including the Merger.

        Bach Acquisitions Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub"), is a subsidiary of Parent formed solely for the purpose of effecting the Merger.

        The business address for Aggregator is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address for each of Holdco, Manco, Prefco, Holdco 2, Parent and Merger Sub is c/o Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

CPPIB

        Canada Pension Plan Investment Board ("CPPIB") is a professional investment management organization that invests the funds not needed by the Canada Pension Plan ("CPP") to pay current benefits on behalf of 20 million contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, Mumbai, New York City, São Paulo and Sydney, CPPIB is governed and managed independently of the Canada Pension Plan and at arm's length from governments. At March 31, 2017, the CPP Fund totaled C$316.7 billion. CPPIB's business address is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5 Canada.

The Baring Filing Persons

        The Baring Asia Private Equity Fund VI, L.P.1 ("Baring LP1"), The Baring Asia Private Equity Fund VI, L.P.2 ("Baring LP2") and The Baring Asia Private Equity Fund VI Co-investment L.P. ("Baring Co-Invest LP") are each exempted limited partnerships formed under the laws of the Cayman Islands. The registered office of each of Baring LP1, Baring LP2 and Baring Co-Invest LP is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        Throughout this proxy statement, (i) Aggregator, Holdco, Manco, Prefco, Holdco 2, Parent and Merger Sub are collectively referred to as the "Acquisition Entities," (ii) Baring LP1, Baring LP2 and Baring Co-Invest LP are collectively referred to as the "Baring Filing Persons," (iii) Baring LP1, Baring LP2, Baring Co-Invest LP and CPPIB are collectively referred to as the "Sponsors," (iv) Baring LP1, Baring LP2, Baring Co-Invest LP and CPPIB are collectively referred to as the "Guarantors," and (v) the Acquisition Entities and the Sponsors are collectively referred to as the "Buyer Group."

        Additional information regarding the parties to the Merger is set forth in Annex F, which is attached hereto and incorporated herein by reference.

The Merger (Page 72)

        You are being asked to vote to authorize and approve (i) the agreement and plan of merger dated as of April 25, 2017 (the "Merger Agreement") among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Annex B (the "Plan of Merger") and the transactions contemplated thereby, including the Merger (the "Transactions"), (ii) the variation of the authorized share capital of the

Company from US$20,000,000 divided into 2,000,000,000 Shares, of a par value US$0.01 each, to US$20,000,000 divided into 1,000,000,000 Class A ordinary shares, of a par value US$0.01 each, and 1,000,000,000 Class B ordinary shares, of a par value US$0.01 each upon the Effective Time (as defined below) (the "Variation of Capital"); and (iii) the amendment and restatement of the existing memorandum and articles of association of the Company (as the surviving company) by the deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Appendix II to the Plan of Merger upon the Effective Time (the "Amendment of the M&A"). Once the Merger Agreement and Plan of Merger, the Variation of Capital and the Amendment of the M&A are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the Transactions are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the "Merger") and cease to exist, with the Company continuing as the surviving company resulting from the merger (the "Surviving Company") in accordance with the Companies Law (2016 Revision) of the Cayman Islands (the "Cayman Islands Companies Law") and becoming a subsidiary of Parent. The Company, as the Surviving Company, will continue to do business under the name "Nord Anglia Education, Inc." following the Merger. If the Merger is completed, the Company will cease to be a publicly traded company. Upon the completion of the Merger, the Company will become a private company beneficially owned by the Buyer Group. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

Merger Consideration (Page 73)

        At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than the Shares described below) will be cancelled and cease to exist and will be converted into and exchanged for the right to receive US$32.50 (the "Merger Consideration"), in cash, without interest and net of any applicable withholding taxes. Notwithstanding the foregoing, if the Merger is completed:

  •
  69,613,389 Shares held by Premier Education Holdings Ltd ("Premier Education"), an affiliate of BPEA, will be sold to Parent immediately prior to the closing of the Merger for US$32.50 per Share, after which such Shares will be cancelled without payment of any consideration or distribution therefor;

  •
  any Shares held by Parent, the Company or any of their subsidiaries immediately prior to the Effective Time (such Shares, together with Premier Education's Shares, the "Excluded Shares") will be cancelled without payment of any consideration or distribution therefor; and

  •
  Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters' rights under the Cayman Islands Companies Law (the "Dissenting Shares") will be cancelled and will entitle the former holders thereof to receive the fair value of the Shares in accordance with such holders' dissenters' rights under the Cayman Islands Companies Law.

        At the Effective Time, each Class A ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable Class A ordinary share of the Surviving Company and each Class B ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable Class B ordinary share of the Surviving Company.

Treatment of Company Options and Restricted Share Units (Page 73)

        At the Effective Time, all vested awards granted under the Company's 2014 Equity Incentive Award Plan (the "Share Incentive Plan"), including options to purchase Shares, will be converted into a right to receive a cash payment equal to the product of the number of Shares subject to the award and the Merger Consideration (net of the exercise price for each option to purchase Shares).

        All unvested awards granted under the Share Incentive Plan, including options to purchase Shares and restricted share units, that are held by non-employee directors of the Company and 50% of unvested awards granted under the Share Incentive Plan that are held by others will be treated in the same manner as the vested awards, as described above. The remaining unvested awards granted under the Share Incentive Plan will be converted into awards in respect of Class A ordinary shares in Manco. The Share Incentive Plan will terminate at the Effective Time.

Share Sale and Support Agreement (Page 52)

        Premier Education and Parent entered into a share sale and support agreement dated April 25, 2017 (as may be amended from time to time, the "Share Sale and Support Agreement"), pursuant to which they have agreed, among other things and subject to the terms and conditions therein, that:

  •
  Premier Education will vote all of its Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

  •
  Parent will purchase Premier Education's Shares at a price per Share equal to the Merger Consideration immediately prior to the closing of the Merger.

        A copy of the Share Sale and Support Agreement is attached as Annex D to this proxy statement and is incorporated herein by reference.

Purposes and Effects of the Merger (Page 42)

        The purpose of the Merger is to enable Parent to acquire 100% of the Company in a transaction in which the holders of Shares (other than holders of Excluded Shares and Dissenting Shares) will be cashed out in exchange for the Merger Consideration.

        The Shares are currently listed on the New York Stock Exchange (the "NYSE") under the symbol "NORD." Following the consummation of the Merger, the Company will cease to be a publicly traded company and will become a private company beneficially owned by the Buyer Group.

Reasons for the Merger and Recommendation of the Board (Page 23)

        The board of directors of the Company (the "Board"), upon the unanimous recommendation of a special committee (the "Special Committee") composed solely of independent directors unaffiliated with the Buyer Group or any member of the management of the Company, determined that entering into the Merger Agreement and the Plan of Merger and consummating the Transactions, including the Merger, are substantively and procedurally fair to and in the best interests of the Company and its shareholders (other than shareholders affiliated with the Company) (the "Unaffiliated Holders"). For a detailed discussion of the material factors the Special Committee and the Board considered, see "Special Factors—Reasons for the Merger and Recommendation of the Board" beginning on page 23 and "Special Factors—Effect of the Merger on the Company—Primary Benefits and Detriments of the Merger" beginning on page 44.

Plans for the Company after the Merger (Page 45)

        After the Merger, Parent and its affiliates will together own 100% of the equity interests in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as it currently conducts them, except that it will (i) cease to be a publicly traded company and (ii) have substantially more debt than it currently has. See "Special Factors—Financing of the Merger—Debt Financing" beginning on page 50 for additional information.

        After the Merger and the deregistration of the Shares, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses. The Company estimates that it will save approximately US$5 million per year as a result of ceasing to be a public company. The members of the Buyer Group, as the beneficial owners of the Company, will become the beneficiaries of such cost savings.

Position of the Buyer Group as to Fairness (Page 29)

        Each member of the Buyer Group believes that the Merger is fair to the Unaffiliated Holders.

Financing of the Merger (Page 47)

        The Company and the Buyer Group estimate that approximately US$4.8 billion is required to complete the Merger and the other Transactions, including payment of fees and expenses in connection with the Merger and the refinancing of the Company's existing debt, assuming no exercise of dissenters' rights by shareholders of the Company.

        The Buyer Group expects to provide this amount through a combination of common equity, preferred equity and debt financing contemplated by commitment letters obtained from financing sources prior to the execution of the Merger Agreement.

Limited Guarantees (Page 52)

        Each of the Guarantors executed and delivered a limited guarantee in favor of the Company on April 25, 2017 (the "Limited Guarantees"), pursuant to which each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the termination fee and certain costs and expenses that Parent may be required to pay the Company under the Merger Agreement.

Share Ownership of the Company's Directors and Executive Officers and Voting Commitments (Page 103)

        As of the date of this proxy statement, the directors and executive officers of the Company in the aggregate own 3,109,512 Shares, including 250,450 Shares subject to options and restricted share units that will vest within 60 days after the date of this proxy statement. Each of our directors and executive officers who beneficially owns Shares has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approving and authorizing the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, for the reasons described under "Special Factors—Reasons for the Merger and Recommendation of the Board" beginning on page 23.

        As of the date of this proxy statement, Premier Education holds 69,613,389 Shares, or 66.8% of our issued and outstanding Shares. Under the Share Sale and Support Agreement, Premier Education has agreed to vote its Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Opinion of the Special Committee's Financial Advisor (Page 36)

        On April 25, 2017, Houlihan Lokey Capital, Inc. ("Houlihan Lokey"), verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Special Committee dated April 25, 2017), as to, as of

April 25, 2017, the fairness, from a financial point of view, to the holders of Shares, other than the excluded holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement. In the sections of this proxy statement regarding the opinion of Houlihan Lokey, references to "excluded holders" means holders of Shares exercising rights to dissent from the Merger in accordance with the Cayman Islands Companies Law, Baring Private Equity Asia, Parent, Merger Sub, CPPIB, Baring LP1, Baring LP2, Baring Co-Invest LP, The Baring Asia Private Equity Fund IV, L.P., Premier Education and each of their respective affiliates and affiliated investment funds.

        Houlihan Lokey's opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of the Shares, other than the excluded holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex E to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, the Company, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger.

Interests of the Company's Directors and Executive Officers in the Merger (Page 53)

        In considering the recommendations of the Board, the Company's shareholders should be aware that, aside from their interests in Shares of the Company, some of the Company's directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of the Company's shareholders generally. These interests may include, among others:

  •
  the treatment of vested and unvested awards granted to them under the Share Incentive Plan;

  •
  indemnification rights and directors' and officers' liability insurance to be provided by the Surviving Company to former directors and officers of the Company; and

  •
  the continued service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

        The Special Committee and the Board were aware that some of the Company's directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of the Company's shareholders generally and considered this, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53 for additional information.

Conditions to the Merger (Page 91)

        The consummation of the Merger is subject to the following conditions:

  •
  the approval, by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy at the extraordinary general meeting, of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting;

  •
  no law being passed that would make the Transactions illegal; and

  •
  obtaining regulatory approvals required by the Merger Agreement.

        The obligations of Parent and Merger Sub to complete the Merger are also subject to the following conditions:

  •
  the accuracy of the representations and warranties of the Company in the Merger Agreement as of the closing date of the Merger;

  •
  the Company's compliance with its agreements and covenants under the Merger Agreement;

  •
  the delivery by the Company to Parent of a certificate dated the closing date of the Merger as to the satisfaction of the immediately preceding conditions; and

  •
  there not having been a Company Material Adverse Effect (as defined under "The Merger Agreement and Plan of Merger—Representations and Warranties" beginning on page 75) since the date of the Merger Agreement that remains continuing.

        The obligations of the Company to complete the Merger are also subject to the following conditions:

  •
  the accuracy of representations and warranties of Parent and Merger Sub in the Merger Agreement as of the closing date of the Merger;

  •
  Parent and Merger Sub's compliance with its agreements and covenants under the Merger Agreement; and

  •
  the delivery by Parent to the Company of a certificate dated the closing date of the Merger as to the satisfaction of the immediately preceding conditions.

Solicitation of Competing Transactions (Page 81)

        The Company had until May 25, 2017 (the "Go-Shop Period End Date") in which to seek and negotiate competing offers. The Company was required to notify Parent of the terms of any competing offer within 48 hours following the Go-Shop Period End Date.

        After the Go-Shop Period End Date until the Merger is completed or the Merger Agreement is terminated, the Company will not:

  •
  solicit competing transactions;

  •
  engage in or continue discussions with third parties about competing transactions; or

  •
  agree to or approve a competing transaction.

        For a more detailed description of these provisions, please see "The Merger Agreement and Plan of Merger—Go-Shop; No Solicitation of Transactions" beginning on page 81).

Termination of the Merger Agreement (Page 93)

        The Merger Agreement may be terminated at any time prior to the Effective Time:

  •
  by mutual consent of the Company and Parent;

  •
  by either the Company or Parent if:

  •
  the Merger is not completed on or before November 30, 2017; or

  •
  a law is enacted that would make the Transactions illegal;

  •
  by the Company if:

  •
  Parent or Merger Sub breaches the Merger Agreement in specified ways;

    •
    Parent and Merger Sub fail to complete the Merger;

    •
    the Company accepts a superior proposal under specified circumstances; or

    •
    the shareholders do not approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting;

  •
  by Parent, if:

  •
  the Company breaches the Merger Agreement in specified ways; or

  •
  the Board changes its recommendation that shareholders approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.

Termination Fees (Page 94)

        If the Merger Agreement is terminated under certain circumstances on or prior to the Go-Shop Period End Date, the Company will pay Parent a termination fee of US$34,580,000. If the Merger Agreement is terminated under certain circumstances after the Go-Shop Period End Date, the Company will pay to Parent a termination fee of US$69,160,000. Parent will pay the Company a termination fee of US$138,320,000 if the merger agreement is terminated under certain circumstances.

Material U.S. Federal Income Tax Consequences (Page 58)

        For a U.S. Holder (as defined under "Special Factors—Material U.S. Federal Income Tax Consequences"), the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see "Special Factors—Material U.S. Federal Income Tax Consequences" beginning on page 58 for additional information. The U.S. federal income tax consequences of the Merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

Cayman Islands Tax Consequences (Page 61)

        The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by the Company.

        The Company has received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, for a period of 20 years from March 27, 2012 (the date of the undertaking), no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of the Company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the Company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the Company.

United Kingdom Tax Consequences (Page 61)

        Shareholders who are not resident for tax purposes in the United Kingdom (and never have been) will not generally be subject to United Kingdom taxation of chargeable gains on a disposal of their

Shares unless they are carrying on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate shareholder, a permanent establishment) in connection with which the Shares are used, held or acquired.

Regulatory Matters (Page 58)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with completing the Merger other than:

  •
  with respect to antitrust matters:

  •
  the expiration or termination of any waiting period under the United States Hart-Scott Rodino Antitrust Improvements Act (the "HSR Act");

  •
  merger control notifications or filings with the European Commission; and

  •
  merger control notifications or filings with the Competition Commission of Switzerland; and

  •
  with respect to other regulatory matters:

  •
  compliance with U.S. federal securities laws and filing the Plan of Merger and other documents with the Registrar of Companies of the Cayman Islands.

        The Federal Trade Commission granted early termination of the waiting period under the HSR Act on June 5, 2017. The European Commission cleared the Merger on June 30, 2017. The Competition Commission of Switzerland cleared the Merger on July 4, 2017.

Litigation Related to the Merger (Page 57)

        The Company is not aware of any lawsuit that challenges the Merger Agreement or any of the Transactions, including the Merger.

Accounting Treatment of the Merger (Page 57)

        Upon completion of the Merger, the Company will cease to be a publicly traded company, and the Merger is expected to be accounted for as a common control business combination with application of the predecessor values method of accounting, in accordance with IFRS 3 Business Combinations. This is based on the assumption that there will be no change in the ultimate control of the combining entities before or after the business combination.

Market Price of the Shares (Page 67)

        The Merger Consideration of US$32.50 per Share represents a premium of 17.7% to the closing price of the Shares on April 24, 2017, the last trading day immediately prior to the date that the Company announced that it had entered into the Merger Agreement, a premium of 24.2%, 31.7% and 33.8% to the volume-weighted average trading price of the Shares as quoted by the NYSE during the 30, 60 and 90 trading days immediately prior to April 25, 2017, respectively, and a premium of 57.2% to the lowest trading price of the Shares in the 52-week period immediately prior to the execution of the Merger Agreement on April 25, 2017.

Fees and Expenses (Page 57)

        Baring Private Equity Asia Limited has agreed to pay the Company's costs for, and to indemnify the Company for losses associated with, certain services provided in connection with the Company's exploration and evaluation of the Merger, including the preparation and provision of sell-side due diligence, virtual data room services and temporary legal resources and support.

        Except as described above and for the circumstances where either the Company or Parent is required to pay a termination fee under the Merger Agreement, all other fees and expenses in connection with the Merger Agreement and the Transactions will be paid by the party that incurs the expenses.

Remedies and Limitations on Liabilities (Page 53)

        The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

        The maximum monetary damages available to the parties to the Merger Agreement are the termination fees described above and under "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 94.

SPECIAL FACTORS

Background of the Merger

        All dates and times referenced in this Background of the Merger refer to Hong Kong Time.

        The Board and senior management of the Company have periodically reviewed the Company's long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, the Board and senior management of the Company have, from time to time, considered strategic alternatives that may be available to the Company, including potential commercial and strategic business partnerships, acquisitions and dispositions as well as informal inquiries that have been made from time to time by third parties to affiliates of BPEA as to whether funds affiliated with BPEA, the indirect controlling shareholders of the Company, which have two affiliated directors serving on the Board, would sell all or a portion of their stake in the Company or whether the Company would be interested in considering a proposal to acquire all of the Company's outstanding Shares.

        Throughout 2016, Chinese parties announced a number of significant acquisitions of businesses outside of China, and during this time, affiliates of BPEA received several informal inquiries regarding a potential acquisition of the stake in the Company held by Premier Education. Although these inquiries did not result in any firm offers or proposals regarding a potential transaction, on September 28, 2016, a Chinese party sent an affiliate of BPEA an indication of interest to acquire Premier Education's stake in the Company for a price per Share that would represent up to a 20% - 50% premium to the Company's then-current share price. However, this expression of interest was provided without diligence, supporting materials, indication of financing or funding sources, or any further information or outreach from such party, and thus BPEA did not regard it as credible. At a specially convened telephonic Board meeting on October 13, 2016, BPEA advised the Board of the inquiries its affiliates had received and raised the possibility of the Company engaging a financial advisor to evaluate potential strategic alternatives available for the Company, including but not limited to a potential sale of all of the Company's outstanding Shares to one or more potential buyers. In BPEA's view, given the size of the Company and the highly fragmented industry in which it operates, the likely pool of potential buyers would consist mainly of China-based companies or investors. At this Board meeting, the Board, after considering its fiduciary obligations to the Company and all of its shareholders as well as the possible divergence of interests of BPEA's affiliated funds as majority shareholders from the interests of the remaining shareholders of the Company, authorized the formation of a transaction committee (the "Transaction Committee") consisting of Mr. Alan Kelsey and Mr. Jack Hennessey, a representative of funds affiliated with BPEA, to seek proposals from potential financial advisors to be engaged by the Board for a potential sale of the Company.

        During the period beginning after the October 13, 2016 meeting of the Board and continuing until December 8, 2016, a member of the Transaction Committee and/or representatives of BPEA engaged in confidential discussions with representatives of four potential financial advisors regarding their potential engagement as financial advisor to the Board with respect to a strategic alternatives review process for the Company. To facilitate these discussions, on November 2, 2016, an affiliate of BPEA entered into a customary confidentiality agreement with the Company. Customary confidentiality agreements were also entered into with each potential financial advisor. These discussions involved reviews of the business, assets, financial condition and prospects of the Company, as well as the potential timing and scope of a strategic alternatives review process. At the request of the Transaction Committee, management furnished to representatives of BPEA, and subsequently to the potential financial advisors, a set of five-year financial projections for the Company summarized under "—Certain Financial Projections" below.

        On November 17, 2016, the Board held its regularly scheduled meeting in London, United Kingdom. During the meeting, Mr. Hennessey provided an update to the Board on behalf of the Transaction Committee with respect to the discussions with potential financial advisors regarding potential strategic alternatives review process. The members of the Board also discussed the potential effect on the Company of amendments to the law regulating private education in China.

        On November 24, 2016, during a meeting with Mr. Jean Salata, the Chief Executive and Founding Partner of Baring Private Equity Asia, that was scheduled at the request of Ms. Deborah Orida, Managing Director, Head of Private Equity Asia at CPPIB, the possibility of a sale of the Company was first discussed. Mr. Salata informed Ms. Orida that funds affiliated with BPEA were interested in potentially selling their indirect stake as part of a sale of the entire Company. Ms. Orida and Mr. Salata also considered the possibility of funds affiliated with BPEA participating with CPPIB in the possible acquisition of the Company and discussed at a high level the merits of such participation by funds affiliated with BPEA.

        On November 26, 2016, the Chinese government announced new measures that would subject outbound investments by China-based acquirers to "strict scrutiny/enhanced" reviews. The members of the Transaction Committee subsequently discussed with BPEA and the potential financial advisors that these new measures would likely impair the ability of Chinese buyers to submit a transaction proposal at a significant premium, if a Chinese buyer would be willing to submit a proposal at all, and accordingly would reduce the likelihood that a strategic alternatives review process would yield an attractive third party transaction proposal.

        During the first week in December 2016, representatives of BPEA discussed with Mr. Alan Kelsey, the chairman of the Board, on an informal basis, that funds affiliated with BPEA might be interested in considering whether to form a consortium and submit a proposal for the potential acquisition of the Company, but emphasized that no internal decision had been made and that BPEA was not prepared to make a formal request or approach to the Company with respect to any BPEA proposal at that time.

        On December 8, 2016, the Board met in executive session at a telephonic meeting, at which the representatives of BPEA were not in attendance. Mr. Kelsey updated the Board on the Transaction Committee process, as well as the discussions with the potential financial advisors and representatives of BPEA. The participants discussed the potential impact for Chinese buyers of both the new measures instituted by the Chinese government with respect to outbound investment and the public perception regarding the amendments to the law regulating private education in China, including that these would likely impair the ability of a Chinese buyer to submit a transaction proposal at a significant premium. Accordingly, the Board determined that it would no longer seek proposals from potential financial advisors for the sale of the Company, given the limited likelihood of an attractive proposal from a Chinese buyer and the potential negative impact that the failure of a broadly-marketed sale process could have on the Company. Mr. Kelsey also reviewed with the Board the informal discussions with representatives of BPEA regarding BPEA's potential interest in evaluating whether to submit a proposal for the acquisition of the Company. It was noted that BPEA had not made a formal request to the Company regarding any potential transaction proposal.

        On December 20, 2016, Mr. Salata and Ms. Orida met to further discuss a potential acquisition of the Company.

        On January 4, 2017, senior team members of BPEA and its affiliates met with senior team members of CPPIB to discuss what the process for a potential acquisition of the Company would entail and what CPPIB would likely request in terms of the scope of its due diligence regarding the Company.

        On January 5, 2017, a representative from BPEA informed Mr. Kelsey that BPEA was interested in evaluating a potential acquisition of the Company together with a lead investor with which BPEA's affiliated funds would form a buyer group, and wished to request access to certain confidential information of the Company to enable such buyer group to explore the feasibility of such a transaction. Mr. Kelsey said that the matter should be discussed with the Board.

        On January 13, 2017, the Board convened a special board meeting. Representatives of the Company management, BPEA and Latham & Watkins, the Company's legal counsel, also attended the meeting. At the meeting, BPEA communicated to the Board its desire to evaluate a potential acquisition of the Company by a buyer group led by a lead investor together with funds affiliated with BPEA and requested cooperation from the Board and Company management to explore this potential transaction. In particular, BPEA requested that the Company engage financial, commercial, legal, tax and other advisors to conduct sell-side due diligence, and otherwise assist and facilitate due diligence by BPEA and its affiliates, other potential members of this buyer group and their potential financing sources in connection with their evaluation of the potential transaction (the "Requested Cooperation"). Representatives of BPEA then addressed questions from members of the Board regarding the request. Following this discussion, Messrs. Jack Hennessy and Kosmas Kalliarekos, two directors affiliated with BPEA, and representatives of BPEA left the meeting (and thereafter recused themselves from the remainder of the transaction process), after which the remaining directors received legal advice from Latham & Watkins regarding the duties of directors under applicable law, based upon discussions with Maples and Calder, the Company's Cayman Islands legal counsel, potential conflicts of interest presented by BPEA's indication of potential interest and the Requested Cooperation, and best practices in this type of situation, including the desirability of establishing a committee of independent directors with separate and dedicated financial and legal advisors to evaluate BPEA's indication of potential interest, other alternatives and the Requested Cooperation. The remaining directors asked questions of Latham & Watkins and a discussion ensued, after which the Latham & Watkins representative left the meeting. After further discussion, the remaining directors resolved to recommend to the Board the establishment of the Special Committee consisting of Messrs. Alan Kelsey and Nick Baird, each of whom is a member of the Board, is not a member of Company management and is not affiliated with BPEA or its affiliates (other than the Company and its subsidiaries).

        On January 16, 2017, the Special Committee convened a telephonic meeting with Kirkland & Ellis, which it retained as its U.S. legal advisor, to discuss BPEA's request for the Requested Cooperation. The Special Committee considered various relevant factors, including among others, the fact that funds affiliated with BPEA indirectly hold approximately 67% of the Company's outstanding Shares. After discussion with Kirkland & Ellis, the Special Committee determined that it would be advisable for the Company to engage its existing advisors to provide the Requested Cooperation to BPEA, on the condition that BPEA or its affiliates reimburse the Company for related costs and expenses and such due diligence exercise did not unreasonably interfere with the Company's operations. The Special Committee also authorized Kirkland & Ellis to negotiate confidentiality agreements with BPEA or its affiliates and its potential co-investors and financing sources on behalf of the Company.

        From time to time thereafter, Kirkland & Ellis held discussions with representatives of Maples and Calder, the Company's Cayman Islands legal counsel, regarding the potential transaction, the directors' duties in connection with considering and evaluating the potential transaction and other alternatives and other matters of Cayman Islands law that were relevant to the Special Committee's duties and process.

        On January 19, 2017, the Board convened a telephonic meeting, during which the Board ratified the establishment of the Special Committee as previously recommended by directors not affiliated with BPEA at the Board meeting on January 19, 2017. The Board also formally delegated by the same resolutions to the Special Committee the power and authority to, among other things: (i) administer, oversee, authorize and approve, to the extent requested by BPEA, the Company's cooperation with, support for or participation in, BPEA's evaluation of a potential acquisition of the Company; (ii) solicit, review, consider, negotiate, reject, endorse and recommend any potential acquisition proposal by BPEA or any other potential strategic or financial alternative; and (iii) engage financial, legal and other advisors to assist and advise the Special Committee in performing its responsibilities and duties. The Board further resolved that it would not propose or recommend any potential acquisition proposal by BPEA or any other potential strategic or financial alternative for approval by the Company's shareholders or otherwise approve any potential acquisition proposal by BPEA or any other potential strategic or financial alternative without a prior favorable recommendation of such proposal or alternative by the Special Committee.

        Between January 18, 2017 and April 12, 2017, BPEA or its affiliates contacted a number of potential equity co-investors and external financing sources to explore the prospects of these potential equity co-investors and external financing sources providing debt and equity financing in connection with the potential acquisition of the Company.

        Between January 18, 2017 and the signing of the Merger Agreement, the Company, under the direction of the Special Committee, negotiated and entered into confidentiality agreements with BPEA, CPPIB, and certain other potential equity investors and external financing sources. During the same period, under the supervision of the Special Committee with the assistance of its advisors and with the facilitation of the Company, its advisors and management, BPEA, CPPIB and the alternative equity investors and external financing sources conducted due diligence on the Company, including regarding its business, assets, financial position and prospects.

        On January 23, 2017, Kirkland & Ellis, BPEA, Company management and Latham & Watkins held a telephonic meeting to discuss the due diligence process.

        On January 26, 2017, an affiliate of BPEA engaged Weil, Gotshal & Manges LLP ("Weil") as legal counsel to act on its behalf and that of any buyer group formed for a potential transaction and on February 21, 2017 engaged Walkers to act as the buyer group's Cayman Islands legal counsel for the potential transaction.

        On February 7, 2017, Kirkland & Ellis and Weil held a telephonic meeting to discuss the due diligence process and related issues.

        On February 8, 2017, the Special Committee held a telephonic meeting at which representatives of Kirkland & Ellis were present. At the meeting, the Special Committee discussed with Kirkland & Ellis the due diligence process and certain related issues.

        Later on February 8, 2017, the Special Committee held a telephonic meeting with BPEA. Company management and representatives of Kirkland & Ellis also attended the meeting. The parties discussed certain process and logistical issues related to the due diligence process and the status of the buyer group's potential formation of an acquisition proposal. The Special Committee emphasized the importance that the evaluation process of BPEA and its potential partners and financing sources not unduly interfere with the Company's operations.

        Between February 8, 2017 and the end of February 2017, the Company, under the direction of the Special Committee, negotiated and entered into confidentiality agreements and engagement letters with all of the advisors that would conduct sell-side due diligence (the "VDD Advisors"). During the same period, such advisors initiated their respective due diligence processes on the Company, under the supervision of the Special Committee.

        On February 21, 2017, CPPIB engaged Ropes & Gray ("Ropes") as its legal counsel in connection with the potential acquisition, and held a telephonic meeting with Ropes to discuss the due diligence process, deal execution matters and interim arrangements among the buyer group.

        On February 23, 2017, CPPIB and BPEA convened a teleconference meeting to discuss certain interim consortium matters as between themselves in respect of the potential acquisition.

        On March 3, 2017, an affiliate of BPEA and the Company entered into a reimbursement and indemnity agreement, pursuant to which, among other things, such affiliate of BPEA agreed to reimburse expenses incurred by the Company in connection with conducting the sell-side due diligence.

        Beginning around early March 2017, CPPIB also engaged its own separate commercial, financial, tax and reputational advisors to assist in its evaluation of the potential acquisition.

        On March 6, 2017, Kirkland & Ellis, BPEA, Weil and Company management held a telephonic meeting. At the meeting, BPEA provided an update regarding its process of identifying equity co-investors and external financing sources.

        Between March 7, 2017 and March 17, 2017, an affiliate of BPEA entered into non-disclosure agreements with (i) HSBC Bank (USA), N.A, (ii) HSBC Securities (USA) Inc., (iii) Credit Suisse (Hong Kong) Limited, (iv) Deutsche Bank AG, Hong Kong Branch and (v) Macquarie Capital (USA) Inc. to evaluate the potential for these parties or their affiliates to provide debt financing in connection with the acquisition of the Company. These parties and/or their affiliates did ultimately commit to provide debt financing by way of their respective execution of the First Lien Euro Commitment Letter (as defined under "Special Factors—Financing of the Merger" beginning on page 47) on April 25, 2017.

        On March 7, 2017, an affiliate of BPEA executed a non-disclosure agreement with GIC Special Investments Pte Ltd ("GIC") to evaluate the potential for GIC and/or its affiliates to provide debt and equity financing in connection with the acquisition of the Company. An affiliate of GIC, Kendril Investment PTE. Ltd, did ultimately commit to provide (i) a portion of the preferred equity financing by way of its execution of the Preferred Equity Commitment Letter (as defined under "Special Factors—Financing of the Merger" beginning on page 47) on April 25, 2017 and (ii) a portion of the debt financing by way of its execution of the Kendril Commitment Letter (as defined under "Special Factors—Financing of the Merger" beginning on page 47) on April 25, 2017.

        On March 10, March 11 and March 12, 2017, the Special Committee held multiple telephonic meetings, during which meetings the VDD Advisors presented their respective preliminary due diligence findings. Representatives from the Company and Kirkland & Ellis were present during all of these meetings. During these meetings, the Special Committee asked questions regarding the methodology for conducting due diligence and the preliminary due diligence findings. After these meetings, the Special Committee approved and authorized the provision of the preliminary due diligence findings to BPEA and other potential equity co-investors and external financing sources that had entered into confidentiality agreements with the Company.

        On March 13, 2017, BPEA, Weil, Company management and Kirkland & Ellis held a telephonic meeting. During this meeting, Kirkland & Ellis, on behalf of the Special Committee, requested updates from BPEA regarding its evaluation of a potential acquisition of the Company. BPEA indicated that it hoped to be in a position to provide an update as soon as possible.

        On March 15, 2017, an affiliate of BPEA executed a non-disclosure agreement with HPS Investment Partners, LLC to evaluate the potential for HPS Investment Partners, LLC and/or its affiliates to provide equity financing in connection with the acquisition of the Company. HPS Investment Partners, LLC did ultimately commit to provide a portion of the preferred equity financing by way of its execution of the Preferred Equity Commitment Letter (as defined under "Special Factors—Financing of the Merger" beginning on page 47) on April 25, 2017.

        On March 16, 2017, an affiliate of BPEA executed a non-disclosure agreement with Park Square Capital, LLP ("PSC") to evaluate the potential for PSC and/or its affiliates to provide financing in connection with the acquisition of the Company. An affiliate of PSC, PSCP III Holdings, LP, did ultimately commit to provide a portion of the preferred equity financing by way of its execution of the Preferred Equity Commitment Letter (as defined under "Special Factors—Financing of the Merger" beginning on page 47) on April 25, 2017.

        On March 20, 2017, the Special Committee held a telephonic meeting with representatives of BPEA, at which representatives from Kirkland & Ellis were also present. At the Special Committee's request, BPEA provided the Special Committee with an update on BPEA's process of identifying equity co-investors and external financing sources and evaluation of a potential acquisition of the Company.

        On the same day immediately after the telephonic meeting with BPEA, the Special Committee held another telephonic meeting with Kirkland & Ellis, during which the Special Committee reviewed with Kirkland & Ellis certain process issues in connection with the discussions with BPEA. The Special Committee also discussed with Kirkland & Ellis whether to conduct a "market check" at this stage, and Kirkland & Ellis provided an overview of the key legal considerations in making such a decision. After the discussion, the Special Committee determined to defer such decision to a later stage but to continue to evaluate that determination in light of subsequent events. Finally, the Special Committee discussed with Kirkland & Ellis the retention of a financial advisor to the Special Committee. Kirkland & Ellis discussed with the Special Committee certain criteria that the Special Committee should consider when evaluating potential financial advisors. Following the discussion, the Special Committee authorized Kirkland & Ellis to contact two firms to assess their interest in being considered for the role of financial advisor to the Special Committee and to request that each firm submit a proposal, including their qualifications, advisory experience and a fee proposal for consideration by the Special Committee.

        Between March 27, 2017 and April 6, 2017, BPEA held discussions with another private equity firm ("Party A") about joining the buyer group as a lead investor and upon executing a non-disclosure agreement with the Company, arranged for Party A's due diligence of the Company. On April 6, 2017, BPEA informed Party A that BPEA was no longer interested in undertaking a transaction with Party A as Party A had focused on a split-up of the Company to carve out the Company's China business, which in BPEA's view added complexities and which implied a valuation that was uncertain and not compelling.

        On March 27, 2017, BPEA, Weil, Company management and Kirkland & Ellis held a telephonic meeting, during which BPEA provided a further update on its process of identifying equity co-investors and external financing sources, and the potential timing of a preliminary proposal from BPEA.

        On March 30, 2017 and March 31, 2017, the Special Committee held separate telephonic meetings with representatives of Houlihan Lokey and another financial advisor candidate, respectively, to evaluate each firm's suitability to serve as the financial advisor to the Special Committee. At these meetings, Houlihan Lokey and the other financial advisor candidate presented their qualifications and experience and answered questions raised by the Special Committee.

        On March 31, 2017, after the meetings with representatives of Houlihan Lokey and the other financial advisor candidate, the Special Committee held a telephonic meeting with Kirkland & Ellis to discuss the selection of the financial advisor to the Special Committee. After considering Houlihan Lokey's credentials, reputation and experience, its lack of existing or other material relationships with the Company or the Buyer Group that the Special Committee believed would impair its ability to provide objective advice and its proposed fee arrangements, the Special Committee determined to retain Houlihan Lokey as its financial advisor.

        Also on April 3, 2017, BPEA, Weil and Kirkland & Ellis held a conference call. On the call, BPEA provided an update regarding the progress of due diligence being performed by its co-investor and advised that BPEA expected to provide an update on its evaluation of a potential transaction to the Special Committee in a few days.

        On April 4, 2017, the Special Committee received a letter from an affiliate of BPEA, addressed to the Board, containing a confidential, preliminary, non-binding proposal to acquire the Company in a going-private transaction for US$30.00 per Share. In the letter, BPEA, through its affiliate, expressed its desire to execute definitive agreements for the transaction as soon as possible.

        On April 5, 2017, the Special Committee held a telephonic meeting at which representatives of Kirkland & Ellis were present to discuss the proposal from BPEA. During the meeting, representatives of Kirkland & Ellis provided an overview of the Special Committee's key duties and considerations, from a legal perspective, in responding to a proposal of this type. The Special Committee then discussed its strategy in responding to the proposal. Following the discussions, the Special Committee directed Kirkland & Ellis to arrange a telephonic meeting with BPEA to clarify certain aspects of the proposal discussed at the meeting.

        Also, on April 5, 2017, the Company management, at the direction of the Special Committee, furnished to Houlihan Lokey a set of five-year financial projections for use in Houlihan Lokey's financial analysis. See "—Certain Financial Projections" below for a more detailed description regarding these financial projections.

        On April 6, 2017, the Special Committee held a telephonic meeting with affiliates of BPEA. Representatives of Houlihan Lokey, Kirkland & Ellis and Weil also attended the meeting. On behalf of the Special Committee, Kirkland & Ellis asked various questions discussed at the April 5, 2017 Special Committee meeting regarding, among other things, the expected ownership interest of BPEA and its affiliates in the Company following the proposed transaction, the contemplated allocation of funding among different financing sources, and whether BPEA and its affiliates would be open to consider an alternative acquisition proposal by a third party. BPEA's affiliates did not provide definitive answers to these questions at the meeting but indicated it was making good progress in arranging both equity and debt financing. BPEA's affiliates also conveyed its belief that BPEA and its affiliates were the only parties that would be able to lead a transaction that would not trigger a "change of control" under many of the regulatory regimes and material contracts to which the Company is subject, and therefore that the transaction proposed by BPEA would provide more closing certainty and could be completed more expeditiously as compared to potential alternative transactions.

        Later on April 6, 2017, the Special Committee held a telephonic meeting with the following members of the Board in attendance at the request of the Special Committee: Andrew Fitzmaurice, Graeme Halder, Carlos Watson and Louis T. Hsieh. Representatives of Houlihan Lokey, Kirkland & Ellis and Latham & Watkins also attended the meeting. During the meeting, the Special Committee provided a high-level update to the attending directors on its process, including the receipt of BPEA's proposal on April 4, 2017 and answered questions from the other directors regarding the terms of the proposal and the status of other related work streams.

        On April 7, 2017, the Special Committee held a telephonic meeting with affiliates of BPEA. Representatives of Houlihan Lokey, Kirkland & Ellis and Weil also attended the meeting. At the meeting, affiliates of BPEA provided clarifications on certain questions raised on behalf of the Special Committee at the April 6, 2017 meeting between the Special Committee and affiliates of BPEA. Among other things, BPEA's affiliates indicated the following: (i) investment funds affiliated with BPEA that indirectly hold Shares would be prepared to consider selling their Shares to a third party that submitted a transaction proposal to the Company but would evaluate any third party proposal independently on the merits, taking into consideration all facts and circumstances (including closing certainty and timing) and would not unconditionally defer to the Special Committee's evaluation and determination with respect to any such proposal; (ii) in the transaction proposed by BPEA, BPEA expected its affiliates that indirectly hold Shares would sell 100% of their stake to the Buyer Group, while certain other affiliates of BPEA would join the Buyer Group and fund part of the equity financing for the transaction; and (iii) BPEA expected the net proceeds to its selling affiliates to substantially exceed the equity financing funded by its affiliates participating in the Buyer Group. BPEA's affiliates also reiterated the Buyer Group's intention to structure the proposed transaction so that BPEA and its affiliates would continue to control the Company following the closing, and therefore that the proposed transaction would provide more closing certainty and could be executed more expeditiously as compared to potential alternative transactions because BPEA believed it would not trigger many of the potential approval and consent requirements that would otherwise be triggered by a "change of control" transaction.

        Later on April 7, 2017, Weil sent Ropes an initial draft of the Merger Agreement. Over the course of the next three days, Weil and Ropes discussed further revisions to the draft Merger Agreement and agreed on the Buyer Group's draft of the Merger Agreement that would be provided to the Special Committee.

        On April 10, 2017, CPPIB, affiliates of BPEA, Weil, Houlihan Lokey and Kirkland & Ellis held a telephonic meeting. At the meeting, BPEA advised that CPPIB and BPEA had reached agreement for CPPIB to be the lead investor, joined by funds affiliated with BPEA, to form the Buyer Group for the proposed transaction, and requested that CPPIB be included in future correspondence from the Special Committee to the Buyer Group. BPEA's affiliates also indicated that it and CPPIB were working hard to complete due diligence and finalize the financing commitments for the proposed transaction, and that they expected to provide proposed drafts of the transaction agreements, including the Merger Agreement, promptly. Finally, CPPIB and BPEA's affiliates requested a further telephonic meeting with the Special Committee for the CPPIB team to formally make an introduction, and the parties tentatively scheduled this meeting for April 13, 2017, which timing was subsequently confirmed.

        Also on April 10, 2017, shortly after the telephonic meeting with CPPIB and BPEA's affiliates, the Special Committee held another telephonic meeting at which representatives of Houlihan Lokey and Kirkland & Ellis were present. At the request of the Special Committee Houlihan Lokey updated the Special Committee on the status of its investigation and analysis with respect to the Company. The Special Committee then discussed with the assistance of its advisors how to respond to the April 4, 2017 proposal letter and various related considerations, including, among other things, the recent and expected financial performance of the Company, the Company's current stock price, the preliminary indications of potential interest previously received by affiliates of BPEA for their indirect stake and whether such preliminary indications were indicative of the potential value of the Company in connection with the Special Committee's process, the likely response of the Buyer Group, and negotiation leverage and strategy. After the discussions, the Special Committee determined that subject to review of the draft Merger Agreement that BPEA expected would be circulated soon, and assuming nothing in the draft Merger Agreement was surprising or materially impacted valuation, the Special Committee would direct Houlihan Lokey to reach out to the Buyer Group and communicate that the Special Committee found that the proposed offer price of US$30.00 per Share was not compelling and that the Special Committee would expect a meaningful increase in the offer price. The Special Committee also determined that Kirkland & Ellis should progress negotiation of the transaction agreements in parallel with other ongoing discussions and negotiations between the Special Committee and the Buyer Group.

        Later on April 10, 2017, Weil, on behalf of the Buyer Group, sent an initial draft of the Merger Agreement to Kirkland & Ellis, and Weil separately sent Ropes initial drafts of the Equity Commitment Letter (as defined under "Special Factors—Financing of the Merger" beginning on page 47) and Limited Guarantee that would be delivered by each of CPPIB and affiliates of BPEA in connection with the proposed transaction.

        On April 12, 2017, Houlihan Lokey held a conference call with CPPIB and BPEA and communicated the Special Committee's response on the offer price discussed at the April 10, 2017 Special Committee meeting.

        Later on April 12, 2017, Weil sent Ropes an initial draft of the Share Sale and Support Agreement. Between April 12, 2017 and April 20, 2017, Weil and Ropes negotiated and finalized the Buyer Group's draft of the Share Sale and Support Agreement that would be provided to the Special Committee.

        On April 13, 2017, the Special Committee held a telephonic meeting with CPPIB and BPEA. Representatives of Houlihan Lokey, Kirkland & Ellis and Weil also attended the meeting. At the meeting, CPPIB introduced the background of its organization, team and strategy and emphasized its interest and commitment to the proposed transaction.

        Later on April 13, 2017, the Special Committee held a telephonic meeting at which representatives of Houlihan Lokey and Kirkland & Ellis were present. Houlihan Lokey first briefed the Special Committee on its call with the Buyer Group on April 12, 2017. Houlihan Lokey informed the Special Committee that the Buyer Group, after hearing the Special Committee's response, presented various arguments to support the Buyer Group's view that the offer price was compelling, including with respect to valuation multiples and recent movements in stock price. Houlihan Lokey also informed the Special Committee that the Buyer Group reiterated its belief that a transaction led by BPEA and its affiliates in general would not result in a "change of control" and therefore had more certainty and could be completed more quickly than an alternative transaction, which factors the Buyer Group stated also impacted value and should be considered together with the offer price. Kirkland & Ellis then led a discussion on the key issues raised by the Buyer Group's initial draft of the Merger Agreement. After discussion with the assistance of its advisors, the Special Committee provided instructions to Kirkland & Ellis on the Special Committee's position on the key issues raised by the Buyer Group's initial draft of the Merger Agreement, including, among other things, to (i) request a closing condition that the Merger be approved by a majority of the Shares not held by the Buyer Group and its affiliates (the "majority of minority condition"), (ii) request a "go shop" period after the signing of the Merger Agreement during which the Special Committee would be able to actively solicit and negotiate alternative transaction proposals, (iii) remove the closing condition that holders of no more than 5% of all Shares dissent from the Merger, (iv) propose a reverse termination fee four times the amount of the Company termination fee payable if the Company terminates the Merger Agreement to enter into an acquisition agreement with respect to a superior proposal during the "go shop" period and twice the amount of the Company fee payable in other circumstances, and (v) revise the Merger Agreement such that the Board would be permitted to change its recommendation with respect to the proposed transaction and terminate the Merger Agreement if it determines failure to do so would be inconsistent with its fiduciary duties. The Special Committee also discussed with the assistance of its advisors various considerations related to whether to conduct a pre-signing market check, and decided to defer such decision to a later time pending further potential developments in the discussions with the Buyer Group. The Special Committee instructed Kirkland & Ellis to revise the Merger Agreement and revert to the Buyer Group in accordance with the discussion at the meeting.

        Also on April 13, 2017, Weil sent Kirkland & Ellis initial drafts of the Equity Commitment Letters (as defined under "Special Factors—Financing of the Merger" beginning on page 47) and Limited Guarantee.

        Between April 13, 2017 and the signing of the Merger Agreement, at the Buyer Group's request, Company management and advisors to the Company held various conference calls with potential external financing sources of the Buyer Group where such external financing sources conducted due diligence on the Company.

        On April 16, 2017, Kirkland & Ellis sent Weil a revised draft of the Merger Agreement reflecting the Special Committee's instructions at the April 13, 2017 meeting.

        On April 18, 2017, the Special Committee held a telephonic meeting at which representatives of Houlihan Lokey and Kirkland & Ellis were present. At the Special Committee's request, Houlihan Lokey provided the Special Committee with an update on the status of its investigation and analysis with respect to the Company. Houlihan Lokey also discussed with the Special Committee the types of financial analyses it planned to perform in connection with advising the Special Committee. The Special Committee then discussed with the assistance of its advisors its strategy in negotiating with the Buyer Group, noting that the Buyer Group had not provided a response following the call with Houlihan Lokey on April 12, 2017. The Special Committee discussed with the assistance of its advisors, among other relevant considerations, the internal dynamics of the Buyer Group, recent trading price and volume of the Company's stock, the preliminary indications of potential interest previously received by affiliates of BPEA for their indirect stake and whether such previous indications of potential interest were indicative of the potential value of the Company in connection with the Special Committee's process in light of, among other things, the background of the parties who made such indication and the circumstances under which they were made, and whether the Buyer Group was likely to substantially increase its offer price. The Special Committee noted the generally limited trading volume of the Company's stock recently, which might limit the reference value of the Company's recent stock price, and further noted the importance of the Special Committee's consideration of not only the potential growth of the Company's business, but also the likelihood and timing for the Company's stock price to reach and sustain a level comparable to the Buyer Group's offer price for the Unaffiliated Holders to have a meaningful opportunity to exit at such price. Following the discussions, the Special Committee instructed Houlihan Lokey to follow up with the Buyer Group and remind them that the Special Committee had provided its view regarding the offer price and was expecting the Buyer Group's response.

        On April 19, 2017, Houlihan Lokey held a conference call with CPPIB and BPEA and communicated the Special Committee's message discussed at the April 18, 2017 Special Committee meeting.

        On April 20, 2017, the Board held a regularly scheduled meeting. After the meeting, a representative of BPEA indicated to Mr. Kelsey that the Buyer Group expected to send the Special Committee a revised proposal shortly, and stressed that the Buyer Group's proposal would be conditional on, among other things, the Special Committee dropping the majority of minority condition and the parties being able to execute definitive agreements expeditiously.

        Late in the day on April 20, 2017, the Special Committee received a letter from the Buyer Group expressing a "final" offer to acquire the Company for US$32.00 per Share. Among other terms, the "final" offer was stated to expire at 5:00 p.m. (Hong Kong time) on April 26, 2017. The letter was accompanied by revised drafts of the Merger Agreement, the Limited Guarantees and the Equity Commitment Letters (as defined under "Special Factors—Financing of the Merger" beginning on page 47) and drafts of the Share Sale and Support Agreement relating to the transfer of Shares held by Premier Education, BPEA's affiliate, and commitment documents relating to the Buyer Group's external preferred equity and debt financing for the proposed transaction. Among other changes, in the revised Merger Agreement, the Buyer Group (i) deleted the majority of minority condition, (ii) accepted the "go shop" period construct but shortened the "go shop" period from the 45 days proposed in Kirkland & Ellis's previous draft to 30 days, (iii) reinserted the closing condition that holders of no more than a specified number of the Shares dissent from the Merger (except the threshold proposed was 10% instead of 5%), (iv) accepted that the reverse termination fee would be four times the amount of the Company termination fee payable if the Company terminates the Merger Agreement to enter into an acquisition agreement with respect to a superior proposal during the "go shop" period and twice the amount of the Company fee payable in other circumstances, and (v) revised the Merger Agreement such that the Board would be permitted to change its recommendation only in relation to a "superior proposal" or "intervening event" and the Company would be permitted to terminate the Merger Agreement only in relation to a "superior proposal" concurrently with the entry into an alternative acquisition agreement with respect thereto.

        On April 21, 2017, the Special Committee held a telephonic meeting at which representatives of Houlihan Lokey and Kirkland & Ellis were present. The Special Committee with the assistance of its advisors discussed the revised offer price from the Buyer Group, the recent and estimated future financial performance of the Company, the Company's current stock price, the preliminary indications of potential interest previously received by BPEA for its stake and whether such preliminary indications were indicative of the potential value of the Company in connection with the Special Committee's process, the likelihood of a further meaningful increase in the Buyer Group's offer price, the potential downside risk to the Unaffiliated Holders should the proposed transaction fail to be consummated, and negotiation leverage and strategy. After the discussions, the Special Committee decided to request a further price increase and directed its advisors to communicate this request to the Buyer Group while progressing negotiation of the transaction documents in parallel. Kirkland & Ellis then led a discussion of the key issues raised by Buyer Group's revised Merger Agreement. After discussions, the Special Committee provided instructions to Kirkland & Ellis on the Special Committee's position on the key issues, including, among other things, to (i) remove again the closing condition that holders of no more than 10% of the Shares dissent from the Merger, and (ii) revise the Merger Agreement such that the Company would be permitted to terminate the Merger Agreement in relation to an intervening event. In light of, among other things, the increase in offer price from US$30.00 per Share to US$32.00 per Share by the Buyer Group, the fact that the Buyer Group expressly conditioned its revised proposal on the Special Committee removing the majority of minority condition, the Buyer Group's acceptance of a 30-day post-signing "go shop" period, and various other considerations discussed by the Special Committee previously and at the meeting that could potentially make the Buyer Group's proposal more favorable to the Unaffiliated Holders, the Special Committee determined to accept the Buyer Group's removal of the majority of minority condition. The Special Committee also discussed with the assistance of its advisors various considerations related to whether to conduct a pre-signing market check. After discussions, the Special Committee determined not to conduct a pre-signing market check in light of, among other things, the fact that the Buyer Group (a) had consistently conditioned its offer on the parties being able to sign definitive agreements expeditiously, (b) had set an express expiration date for its offer on April 26, 2017, (c) with its substantial shareholding, was uniquely positioned to propose and execute a transaction that could offer immediate liquidity to the Unaffiliated Holders, and (d) accepted a 30-day "go shop" period in the Merger Agreement and a lower Company termination fee equal to half of the Company termination fee, or 1% of the Company's equity value, if the Company terminated the Merger Agreement within such "go shop" period to enter into an acquisition agreement for a superior proposal.

        Shortly following the above meeting on April 21, 2017, the Special Committee held a further telephonic meeting at which representatives of Company management, Houlihan Lokey and Kirkland & Ellis were present. During the meeting, at the Special Committee's request, Company management confirmed that the financial projections previously provided by Company management to Houlihan Lokey and summarized under "—Certain Financial Projections" below continued to represent, as of that date, Company management's best currently available estimates of the Company's future performance.

        Later on April 21, 2017, Weil sent Ropes an initial draft of the Interim Investors Agreement. Over the course of the next few days, Weil and Ropes continued to negotiate and finalize the Interim Investors Agreement, which, among other things, would govern the relationship among the parties thereto with respect to the Merger Agreement and related matters until the termination of the Merger Agreement or the consummation of the Merger.

        Between April 21, 2017 and April 25, 2017, Kirkland & Ellis and Weil exchanged further drafts of the transaction documents, including the Merger Agreement (including the disclosure schedule), the Equity Commitment Letters (as defined under "Special Factors—Financing of the Merger" beginning on page 47), the Limited Guarantees, the Share Sale and Support Agreement, and the commitment documents related to Buyer Group's external financing, and Kirkland & Ellis and Weil held various conference calls to negotiate and finalize the transaction documents. Company management, Latham & Watkins, CPPIB, BPEA and Ropes also joined some of these conference calls.

        On April 22, 2017, Company management, CPPIB, BPEA, Kirkland & Ellis, Weil, Ropes and Latham & Watkins held a telephonic meeting primarily focused on the negotiation of the representations and warranties of the Company and the interim operating covenants of the Company in the draft Merger Agreement.

        On April 23, 2017, Kirkland & Ellis sent a revised draft of the Merger Agreement to Weil. Among other changes, this draft, in accordance with the Special Committee's directions, (i) removed again the closing condition that holders of no more than 10% of the Shares dissent from the Merger, and (ii) permitted the Company to terminate the Merger Agreement in relation to an intervening event.

        Later on April 23, 2017, Kirkland & Ellis held a conference call with Weil. On the call, Kirkland & Ellis and Weil negotiated various issues in the Merger Agreement. Kirkland & Ellis also communicated the Special Committee's request for a further price increase.

        Also later on April 23, 2017, the Special Committee held a telephonic meeting at which representatives of Houlihan Lokey and Kirkland & Ellis were present. The group first reviewed the communications with the Buyer Group and/or its advisors since the April 21, 2017 Special Committee meeting, and Kirkland & Ellis noted that it had communicated to Weil the Special Committee's request for a further price increase. Houlihan Lokey then reviewed and discussed with the Special Committee its preliminary financial analysis regarding the Company and the proposed transaction. The Special Committee asked various questions regarding the methodology, process, underlying assumptions and results of the analysis, and a discussion ensued.

        Also later on April 23, 2017, the Special Committee held a telephonic meeting with CPPIB and BPEA. Representatives of Kirkland & Ellis, Weil and Ropes also attended the meeting. At the meeting, the parties discussed and reached agreement on several key issues in the Merger Agreement. The Special Committee agreed to drop the request for the Company to have the right to terminate the Merger Agreement in relation to an intervening event in exchange for, among other compromises by the Buyer Group: (i) a further increase of US$0.50 per Share in the offer price to US$32.50 per Share, and (ii) the Buyer Group's agreement to (x) completely delete the closing condition that holders of no more than a specified number of Shares dissent from the Merger and (y) remove the request for the Company to reimburse the Buyer Group's expenses in certain circumstances where the Company termination fee would be payable.

        On April 24, 2017, Weil sent a revised draft of the Merger Agreement to Kirkland & Ellis.

        On April 25, 2017, the Board held a telephonic meeting at which representatives of Houlihan Lokey and Kirkland & Ellis were present at the request of the Special Committee. Messrs. Jack Hennessy and Kosmas Kalliarekos, two directors affiliated with BPEA, recused themselves from the meeting and did not attend, participate in or vote upon any matters discussed during the meeting. At the request of the Special Committee, Kirkland & Ellis first reviewed the directors' fiduciary duties, and then provided an update on the status of the negotiations with the Buyer Group and summarized for the Board the key terms and final resolution of all open items in the Merger Agreement and the other transaction documents. Then, at the request of the Special Committee, Houlihan Lokey reviewed and discussed its financial analysis with respect to the Company and the proposed Merger. Thereafter, at the request of the Special Committee, Houlihan Lokey delivered its oral opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Special Committee dated April 25, 2017), as to, as of such date, the fairness, from a financial point of view, to holders of Shares, other than the excluded holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

        The Special Committee, Houlihan Lokey and Kirkland & Ellis then left the telephonic board meeting and convened an executive session of the Special Committee. After considering the proposed terms of the Merger Agreement and the other transaction documents, as well as the factors described below under the headings titled "Reasons for the Merger and Recommendation of the Board" beginning on page 23, the Special Committee then unanimously determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Holders and declared it advisable for the Company to enter into the Merger Agreement and the other transaction documents and recommended that the Board adopt a resolution authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommending that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        Thereafter, the Special Committee, Houlihan Lokey and Kirkland & Ellis rejoined the telephonic board meeting. The Special Committee presented its recommendation to the Board. After considering the proposed terms of the Merger Agreement and the other transaction documents, as well as the factors described below under the headings titled "Reasons for the Merger and Recommendation of the Board" beginning on page 23, the Board, with Messrs. Jack Hennessy and Kosmas Kalliarekos not present or participating, determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its Unaffiliated Holders, and declared it advisable, to enter into the Merger Agreement and the transaction documents contemplated by the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement and the transaction documents contemplated by the Merger Agreement and directed that the authorization and approval of the Merger Agreement, the Plan of Merger and Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the Company's shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolutions the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See "Reasons for the Merger and Recommendation of the Board" beginning on page 23 for a full description of the resolutions of the Board at this meeting. Messrs. Jack Hennessy and Kosmas Kalliarekos, due to their affiliation with BPEA, recused themselves from the vote of the Board at this meeting, including with respect to the vote to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, which are to be submitted to a vote at the extraordinary general meeting.

        Later on April 25, 2017, the Buyer Group executed the Interim Investors Agreement, which superseded all prior discussions and agreements between CPPIB and BPEA relating to the Buyer Group's acquisition of the Company.

        Substantially concurrently with the execution of the Interim Investors Agreement, on April 25, 2017, the Company, Parent and Merger Sub executed and delivered the Merger Agreement and the applicable parties executed the other transaction documents relating thereto as to which they respectively are a party, and the Company issued a press release announcing the execution of the Merger Agreement.

        The go-shop period under the Merger Agreement, during which the Company was permitted to seek and negotiate competing offers, commenced on the date of the Merger Agreement and expired on the Go-Shop Period End Date. During the go-shop period, at the direction of the Special Committee, Houlihan Lokey contacted one potential strategic bidder and 14 potential financial bidders approved by the Special Committee, which were considered to be the parties most likely to be interested in exploring, and be able to consummate, an alternative transaction, given general timing consideration, the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Group, and the nature of the Company's business. None of these contacted parties expressed an interest in exploring an alternative transaction with the Company. No one approached the Special Committee separately from the Company's solicitation of competing offers during the go-shop period.

Reasons for the Merger and Recommendation of the Board

        At a meeting on April 25, 2017, the Special Committee reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and its Unaffiliated

Holders, and declared it advisable for the Company, to enter into the Merger Agreement and the other transaction documents, (b) recommended that the Board authorize and approve the execution, delivery and performance of the Merger Agreement and the other transaction documents and the consummation of the Transactions, including the Merger, and (c) recommended that the Board direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        At a meeting on April 25, 2017, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (other than Jack Hennessy or Kosmas Kalliarekos) (a) determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Holders, and declared it advisable for the Company, to enter into the Merger Agreement and the other transaction documents, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the other transaction documents and the consummation of the Transactions, including the Merger, and (c) directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The directors who approved the foregoing matters include a majority of the directors not employed by the Company. The Board has produced the fairness determination on behalf of the Company as described in this proxy statement.

        In the course of reaching their determinations, the Special Committee and the Board considered the various substantive factors and potential benefits of the Merger, including the following, which are not listed in any relative order of importance:

  •
  the Special Committee's and the Board's knowledge of the Company's business, financial condition, results of operations, prospects and competitive position and their belief that the Merger is financially more favorable to the Unaffiliated Holders than any other alternative reasonably available to the Company and the Unaffiliated Holders;

  •
  estimated forecasts of the Company's future financial performance prepared by the Company's management, together with the Company's management's view of the Company's financial condition, results of operations, business, prospects and competitive position;

  •
  the fact that the Merger Consideration is entirely in cash, which will allow the Unaffiliated Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares;

  •
  the current and historical market prices of the Company's Shares, and the fact that the Merger Consideration of US$32.50 per Share represents a premium of 17.7% to the closing price of the Shares on April 24, 2017, the last trading day immediately prior to the date that the Company announced that it had entered into the Merger Agreement, a premium of 24.2%, 31.7% and 33.8% to the volume-weighted average trading price of the Shares as quoted by the NYSE during the 30, 60 and 90 trading days immediately prior to April 25, 2017, respectively, and a premium of 57.2% to the lowest trading price of the Shares in the 52-week period immediately prior to the execution of the Merger Agreement on April 25, 2017;

  •
  the likelihood that the trading price of the Shares would at any time in the foreseeable future reach and sustain a level equal to or greater than the Merger Consideration of US$32.50, as adjusted for present value;

  •
  the negotiations with respect to the Merger Consideration and the Special Committee's determination that, following extensive negotiations with the Buyer Group, US$32.50 was the highest price per Share that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

  •
  the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

  •
  the fact that Parent and Merger Sub had obtained commitments for the equity and debt financing for the Merger, the conditions to the financing and the reputation of the financing sources;

  •
  the absence of a financing condition in the Merger Agreement;

  •
  the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to closing; and

  •
  the fact that the structure of the transaction, which is not a change of control under certain regulatory regimes, eliminates the need for certain regulatory approvals that would otherwise be required in connection with an alternative transaction;

  •
  the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent will pay the Company a termination fee of US$138.32 million (see "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 94);

  •
  following its formation, the Special Committee's independent control of the sale process with the advice and assistance of Houlihan Lokey as its financial advisor and Kirkland & Ellis and Maples and Calder as its legal advisors, reporting solely to the Special Committee;

  •
  the financial analysis reviewed and discussed with the Special Committee by representatives of Houlihan Lokey, as well as the oral opinion of Houlihan Lokey rendered to the Special Committee on April 25, 2017 (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Special Committee dated April 25, 2017) as to, as of such date, the fairness, from a financial point of view, to the holders of Shares, other than the excluded holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement; and

  •
  the Special Committee's belief that it was unlikely that any transaction with a third party could be completed at this time in light of, among other things, the fact that Premier Education, an affiliate of the Buyer Group, holds 66.8% of the issued and outstanding Shares of the Company and has entered into the Share Sale and Support Agreement pursuant to which Premier Education agreed to vote all of its Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and sell all of its Shares to Parent immediately prior to the closing of the Merger.

        In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Holders and to permit the Special Committee and the Board to represent effectively the interests of the Unaffiliated Holders. The procedural safeguards include the following, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors,

    as defined under applicable NYSE rules, each of whom is a non-employee director, and that no limitations were placed on the Special Committee's authority;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their legal and financial advisors on behalf of the Unaffiliated Holders;

  •
  all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of the members of the Special Committee is an employee of the Company or any of its subsidiaries or affiliates and, other than as set forth in the section of this proxy statement entitled "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53, none of such members has any financial interest in the Merger that is different from that of the Unaffiliated Holders;

  •
  the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Houlihan Lokey as its financial advisor and Kirkland & Ellis and Maples and Calder as its legal advisors;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the proposal from the Buyer Group with respect to the proposed transaction, the Board resolved that it would not propose or recommend any potential acquisition proposal by BPEA or any other potential strategic or financial alternative for approval by the Company's shareholders or otherwise approve any potential acquisition proposal by BPEA or any other potential strategic or financial alternative without a prior favorable recommendation of such proposal or alternative by the Special Committee, and no evaluation, negotiation or response regarding the proposed transaction in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

  •
  the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee with the assistance of its advisors and the Buyer Group with the assistance of its advisors;

  •
  the Special Committee was empowered to exercise the full power and authority of the Board in connection with the proposed transaction and related process;

  •
  the Special Committee met on multiple occasions to consider and review the terms of the Merger Agreement and the proposed transaction;

  •
  the recognition by the Special Committee and the Board that the Special Committee had no obligation to recommend the Merger or any other transaction;

  •
  the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Special Committee has the ability to consider any acquisition proposal reasonably likely to lead to a Superior Proposal (as defined under "The Merger Agreement and Plan of Merger—Go-Shop; No Solicitation of Transactions" beginning on page 81) until the Company's shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

  •
  the inclusion of a go-shop provision in the Merger Agreement, pursuant to which, during the period from the date of the Merger Agreement until the Go-Shop Period End Date, the Company, its subsidiaries and its and their respective representatives may (acting under the direction of the Special Committee) initiate, solicit, encourage and/or facilitate inquiries, proposals or offers with respect to, or which could reasonably be expected to lead to, a

    Competing Transaction (as defined under "The Merger Agreement and Plan of Merger—Go-Shop; No Solicitation of Transactions" beginning on page 81), and may enter into, maintain and/or continue discussions or negotiations with respect to such inquiries, proposals or offers or otherwise cooperate with, assist or participate in, or facilitate such inquiries, proposals, offers, discussions or negotiations;

  •
  the Company's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the section entitled "The Merger Agreement and Plan of Merger—Go-Shop; No Solicitation of Transactions" beginning on page 81);

  •
  the ability of the Board and the Special Committee, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation (as defined in the section entitled "The Merger Agreement and Plan of Merger—No Change of Recommendation" beginning on page 84) that the Company's shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

  •
  the availability of dissenters' rights to the Unaffiliated Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

  •
  approval of the Merger Agreement is not subject to any additional approval by the majority of Unaffiliated Holders and, given that the Buyer Group may enforce its rights under the Share Sale and Support Agreement, which provides for the affirmative vote by Premier Education of 66.8% of the voting power of the outstanding Shares in connection with the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Buyer Group has the ability to obtain, via its contractual rights, the authorization and approval of the Merger Agreement at the extraordinary general meeting;

  •
  the Unaffiliated Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company's future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

  •
  the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

  •
  the Company may be required, under certain circumstances, to pay Parent a termination fee of US$34.58 million or US$69.16 million in connection with the termination of the Merger Agreement;

  •
  the Company's remedy in the event of breach of the Merger Agreement by Parent or Merger Sub is limited, under the terms of the Merger Agreement, to receipt of a reverse termination fee of US$138.32 million, and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

  •
  the terms of the Buyer Group's participation in the Merger and the fact that the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Holders (see "—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53 for additional information);

  •
  the possibility that the Merger might not be completed and the negative impact of public announcement thereof on the Company's operating results and the Company's ability to attract and retain key management, and experienced personnel; and

  •
  the taxability of an all-cash transaction to the Unaffiliated Holders who are U.S. Holders (as defined under "—Material U.S. Federal Income Tax Consequences") for U.S. federal income tax purposes, and the likely taxability of such a transaction to the Unaffiliated Holders in other jurisdictions.

        The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weighting to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weighting to different factors and may have viewed some factors more positively or negatively than others. The Special Committee recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

        In reaching its conclusion regarding the fairness of the Merger to the Unaffiliated Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered, among other factors, the financial analyses reviewed and discussed with the Special Committee by Houlihan Lokey summarized below under the section entitled "—Opinion of the Special Committee's Financial Advisor" beginning on page 36. The Board expressly adopted these financial analyses, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

        Neither the Special Committee nor the Board calculated a specific going concern value for the Company in reaching its determination as to the fairness of the Transactions, including the Merger. The Special Committee and the Board consider the Company to be a viable going concern business and the historical market prices of our Shares as described under the section entitled "Market Price of the Company's Shares, Dividends and Other Matters—Market Price of the Shares" beginning on page 67, to generally be an indication of its going concern value. Neither the Special Committee nor the Board considered the liquidation value of Company's assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going-concern value. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company's going concern value. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under "Transactions in Shares" beginning on page 102. Neither the Special Committee nor the Board, however, considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the Company's shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the same industry. The Company's net book value per Share as of February 28, 2017 was negative US$0.01 (based on the weighted average number of issued and outstanding Shares for the three months ended February 28, 2017). The Company is not aware of any firm offers made by any unaffiliated person, other than the filing persons, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company's securities that would enable the holder to exercise control of the Company.

        In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company's shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors considered by the Special Committee as described above under this section, under "—Background of the Merger," including, among other factors, the financial analyses reviewed and discussed with the Special Committee by Houlihan Lokey summarized below under the section entitled "—Opinion of the Special Committee's Financial Advisor," and adopted the Special Committee's recommendation and these analyses. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company's directors, executive officers and shareholders, including Premier Education, have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company's Unaffiliated Holders generally, as described under the section entitled "—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53.

        No unaffiliated representative was engaged by the filing persons to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Rule 13e-3 transaction.

        For the foregoing reasons, the Company believes that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Unaffiliated Holders.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Unaffiliated Holders. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their interests in the Surviving Company after the completion of the Merger.

        The Buyer Group believes that the interests of the Unaffiliated Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Holders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, and did not receive any advice from the Special Committee's legal or financial advisors as to, the fairness of the Merger to the Unaffiliated Holders. Furthermore, the members of the Buyer Group did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the Merger Consideration to the Unaffiliated Holders. The Buyer Group believes that the Merger is substantively and procedurally fair to the Unaffiliated Holders, having formed this belief by considering the factors discussed below and adopting the views and analysis of the Special Committee as to the fairness of the Merger to the Unaffiliated Holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company's senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under the section entitled "—Reasons for the Merger and Recommendation of the Board" beginning on page 23, the Buyer Group believes that the Merger is substantively fair to the Unaffiliated Holders, including based on the following factors, which are not listed in any relative order of importance:

  •
  the Merger Consideration of US$32.50 per Share represents a premium of 17.7% to the closing price of the Shares on April 24, 2017, the last trading day immediately prior to the date that the Company announced that it had entered into the Merger Agreement, a premium of 24.2%, 31.7% and 33.8% to the volume-weighted average trading price of the Shares as quoted by the NYSE during the 30, 60 and 90 trading days immediately prior to April 25, 2017, respectively, and a premium of 57.2% to the lowest trading price of the Shares in the 52-week period immediately prior to the execution of the Merger Agreement on April 25, 2017;

  •
  the Shares traded as low as US$20.67 per Share during the 52-week period immediately prior to the execution of the Merger Agreement on April 25, 2017, and the Merger Consideration of $32.50 per Share represents a premium of approximately 57.2% to such trading price;

  •
  the members of the Special Committee are not officers or employees of the Company, are not affiliated with the Buyer Group and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Holders, other than as set forth in the section of this proxy statement entitled "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53;

  •
  the Special Committee and, based in part upon the unanimous recommendation of the Special Committee, the Board unanimously (other than Jack Hennessy or Kosmas Kalliarekos) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, advisable and in the best interests of the Company;

  •
  the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

  •
  notwithstanding that the Buyer Group may not rely upon the opinion provided by Houlihan Lokey to the Special Committee, the fact that Houlihan Lokey rendered an oral opinion to the Special Committee on April 25, 2017 (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Special Committee dated April 25, 2017) as to, as of such date, the fairness, from a financial point of view, to the holders of Shares, other than the excluded holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement;

  •
  the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger Consideration will be paid to the Unaffiliated Holders; and

  •
  the consideration to be paid to the Unaffiliated Holders in the Merger is all cash, allowing the Unaffiliated Holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales.

        The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the Shares as an indication of the Company's going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

        The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that the Merger Consideration is substantially higher than the net book value of the Shares disclosed under "Financial Information" beginning on page 99.

        The Buyer Group did not establish, and did not consider, a going concern value for the Company as a public company to determine the fairness of the Merger Consideration to the Unaffiliated Holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company's Shares, the Merger Consideration of US$32.50 per Share represents a premium to the going concern value of the Company.

        The Buyer Group did not specifically consider the purchase prices paid in the purchases described under "Transactions in Shares—Buyer Group Transactions" beginning on page 102 but notes that the consideration to be received by the Unaffiliated Holders represents a significant premium over such prices.

        The members of the Buyer Group are not aware of, and thus did not consider, any firm offers made by any unaffiliated person during the past two years for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company's assets or (iii) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

        The Buyer Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the Merger to the Unaffiliated Holders.

        The Buyer Group believes that the Merger is procedurally fair to the Unaffiliated Holders, including based on the following factors, which are not listed in any relative order of importance:

  •
  the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, as defined under applicable NYSE rules, each of whom is a non-employee director, and that no limitations were placed on the Special Committee's authority;

  •
  in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and its advisors on behalf of the Unaffiliated Holders;

  •
  all of the members of the Special Committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of such Special Committee members is an employee of the Company or any of its subsidiaries or affiliates and, other than as set forth in the section of this proxy statement entitled "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53, none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Holders;

  •
  the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Houlihan Lokey as its financial advisor and Kirkland & Ellis and Maples and Calder as its legal advisors;

  •
  the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

  •
  the Merger Consideration of US$32.50 per Share and the other terms and conditions of the Merger Agreement were the product of arms' length negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

  •
  the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

  •
  the Company's ability during the go shop period to initiate, solicit and encourage alternative acquisition proposals from third parties and to enter into, engage in, and maintain discussions or negotiations with third parties with respect to such proposals;

  •
  the Company's ability to continue discussions with such a third party thereafter if such party submits an alternative acquisition proposal prior to 11:59 p.m., Hong Kong time, on May 25, 2017 that the Special Committee determines in good faith constitutes, or may reasonably be expected to result in, a Superior Proposal (as defined in the section entitled "The Merger Agreement and Plan of Merger—Go Shop; No Solicitation of Transactions" beginning on page 81);

  •
  the Special Committee met regularly to consider and review the terms of the Merger Agreement and the Transactions;

  •
  the recognition by the Special Committee and the Board that it had no obligation to recommend the Merger or any other transaction;

  •
  the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a Superior Proposal (as defined in the section entitled "The Merger Agreement and Plan of Merger—Go Shop; No Solicitation of Transactions" beginning on page 81) until the Company's shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

  •
  the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

  •
  the Company's ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal;

  •
  the fact that, in certain circumstances under the terms of the Merger Agreement, the Special Committee and the Board are able to change, withhold, qualify or modify their recommendation of the Merger; and

  •
  the availability of dissenters' rights to the Unaffiliated Holders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights,

    which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Unaffiliated Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Unaffiliated Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

        The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Unaffiliated Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Certain Financial Projections

        The Company does not, as a matter of course, make public long-term financial projections as to future performance, earnings or other results beyond the current fiscal year given the inherent unpredictability of the underlying assumptions and estimates for extended periods. In addition, the Company does not make public estimates of the impact of acquisitions in its current fiscal year projections until such acquisitions are completed. In certain circumstances, the Company has made public estimates regarding the opening of new schools beyond the current fiscal year. From time to time in connection with its internal evaluation of potential strategic options, the Company's management prepares certain non-public, internal financial projections regarding the Company's anticipated future operations. In November 2016, based on assumptions that the Company's management believed to be reasonable at the time, the Company prepared non-public, internal financial projections for the fiscal years ending August 31, 2017 through August 31, 2021 (the "November 2016 Projections"). The November 2016 Projections were reviewed with the chairman of the Board and certain other directors and also provided to representatives of BPEA in connection with its review of strategic alternatives for the Company. The November 2016 Projections represent forecasted financial information and are included below. The inclusion of this information should not be regarded as an indication that the Company or the Board, or the Special Committee or its financial advisor, or any of their respective representatives or any other recipient of this information considered, or now considers, the November 2016 Projections to be predictive of future results.

        The following table summarizes the November 2016 Projections.

	Fiscal Year Ending August 31
	FYAug'17E	FYAug'18E	FYAug'19E	FYAug'20E	FYAug'21E
	(U.S. dollars in millions)
Revenue	996	1,209	1,473	1,821	2,248
Adjusted EBITDA(1)(2)	222	284	352	445	583
Adjusted Net Income(3)	73	109	135	183	261

(1)
We define Adjusted EBITDA as EBITDA adjusted for loss/(gain) on disposal of property, plant and equipment, share based payments, pre-opening expenses realized gains or losses on hedging agreements and other items. We define EBITDA as (loss)/profit for the period plus income tax expense, net financing (expense)/income, exceptional items, impairment of goodwill, amortization and depreciation.

(2)
Includes (i) for fiscal year 2017, estimated contributions from acquisitions we expected to complete before August 31, 2017, taking into account their estimated closing dates, and (ii) for fiscal years 2018 through 2021, estimated contributions from future acquisitions, greenfield schools and school expansions.

(3)
We define Adjusted Net Income as Adjusted EBITDA adjusted for depreciation, net financing (expense)/income, income tax expense, tax adjustments and non-controlling interests.

        In April 2017, the Company's management updated non-public, internal financial projections regarding the Company's anticipated future operations, based on assumptions that the Company's management believed to be reasonable at the time, for the fiscal years ending August 31, 2017 through August 31, 2021 (the "April 2017 Projections"). The April 2017 Projections reflect developments in the Company's business since the date of the November 2016 Projections, including, among other things, the following: fewer estimated average full time equivalent students for fiscal year 2017 than previously estimated and the estimated financial performance of the schools owned by the Company in November 2016; the negative impact of foreign exchange movements; the contribution in fiscal year 2017 and estimated financial performance of acquisitions closed since November 2016 or expected to close in fiscal year 2017, including as a result of changes to the expected timing for completion of acquisitions and the changes to the number and identity of acquisitions expected to complete in fiscal 2017; the impact of announced greenfield projects; the expected roll-out of new bilingual schools in China; the Company's expectations for interest rates over the forecast period; and the impact of planned operational improvements at a school, central and regional level. The April 2017 Projections were provided to the Special Committee and the Special Committee's financial advisor, who was directed to rely upon such information for purposes of providing advice to the Special Committee. The April 2017 Projections represent forecasted financial information and are included below. The inclusion of this information should not be regarded as an indication that the Company or the Board, or the Special Committee or its financial advisor, or any of their respective representatives or any other recipient of this information considered, or now considers, the April 2017 Projections to be predictive of future results.

        The following table summarizes the April 2017 Projections:

	Fiscal Year Ending August 31
	FYAug'17E		FYAug'18E	FYAug'19E	FYAug'20E	FYAug'21E
	(U.S. dollars in millions)
Revenue	931		1,144	1,421	1,744	2,178
Adjusted EBITDA(1)	213	(2)	283	348	430	574
Adjusted Net Income(3)	74		103	123	162	242

(1)
We define Adjusted EBITDA as EBITDA adjusted for loss/(gain) on disposal of property, plant and equipment, share based payments, pre-opening expenses realized gains or losses on hedging agreements and other items. We define EBITDA as (loss)/profit for the period plus income tax expense, net financing (expense)/income, exceptional items, impairment of goodwill, amortization and depreciation.

(2)
Includes an estimated US$4 million contribution from four acquisitions that have either closed or are expected to close in fiscal year 2017. The Adjusted EBITDA impact if such acquisitions had closed at the beginning of fiscal year 2017 is estimated to be approximately US$24 million. These acquisitions consist of acquisitions in Prague (closed in March 2017, with an estimated contribution of approximately US$3 million had it closed at the beginning of fiscal year 2017), in the Middle East (share purchase agreement signed, with an estimated contribution of approximately US$15 million had it closed at the beginning of fiscal year 2017) and two in Central America (exclusive letters of intent signed and currently in documentation phase, with an estimated combined contribution of approximately US$6 million had they completed at the beginning of fiscal year 2017). Fiscal year 2018 to fiscal year 2021 also include annual cost savings of approximately US$40 million expected to be achieved over the next two years from planned operational improvements at a school, regional and central level.

(3)
We define Adjusted Net Income as Adjusted EBITDA adjusted for depreciation, net financing (expense)/income, income tax expense, tax adjustments and non-controlling interests.

        The November 2016 Projections and the April 2017 Projections (together, the "Management Projections") assumed that we would remain a public company.

        The Management Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. The Management

Projections were not prepared with a view to compliance with IFRS, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, PricewaterhouseCoopers, our independent registered public accounting firm, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for them and expresses no opinion on them. The Management Projections included herein have been prepared by, and are the responsibility of, our management.

        Although a summary of the Management Projections is presented with numerical specificity, they reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to management at the time the Management Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Projections not to be achieved include general economic conditions, results or financial condition, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, accuracy of certain industry forecasts prepared by third parties, ability to successfully integrate acquisitions, strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results, costs or adverse effects on our business, reputation or results from governmental regulations and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. Since the Management Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Company, the Board, the Special Committee or its financial advisor, BPEA, CPPIB, Parent, any representatives and affiliates of BPEA, CPPIB and Parent or any other recipient of this information considered, or now considers, the Management Projections to be material information of the Company or that actual future results will necessarily reflect the Management Projections, and the Management Projections should not be relied upon as such. The summary of the Management Projections is not included herein to induce any shareholder to vote in favor of the Merger or any of the other proposals to be voted on at the special meeting or to influence any shareholder to make any investment decision with respect to the Merger, including whether or not to exercise dissenters' rights with respect to the Merger.

        The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding the Company contained in our public filings with the SEC. See "Where You Can Find More Information" on page 107 of this proxy statement.

        The Management Projections are forward-looking statements. For information on factors that may cause the Company's future results to materially vary, see "Cautionary Note Regarding Forward-Looking Statements" on page 105 of this proxy statement.

        We do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date when the Company prepared the Management Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even if the assumptions underlying the Management Projections are shown to be in error. By including in this proxy statement a summary of certain financial projections, neither the Company nor the Board, the Special Committee or any of their respective representatives or advisors, nor BPEA, CPPIB, Parent or any of their respective representatives and affiliates, makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in such financial projections and should not be read to do so, except to the extent required by applicable federal securities laws.

        In light of the foregoing factors and the uncertainties inherent in the Management Projections, shareholders are cautioned not to unduly rely on the Management Projections included herein.

        Certain of the measures included in the Management Projections may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Opinion of the Special Committee's Financial Advisor

        On April 25, 2017, Houlihan Lokey verbally rendered its opinion to the Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Special Committee dated April 25, 2017), as to, as of April 25, 2017, the fairness, from a financial point of view, to the holders of Company shares, other than the excluded holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

        Houlihan Lokey's opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of the Shares, other than the excluded holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex E to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, the Company, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the Merger.

        In arriving at its opinion, Houlihan Lokey, among other things:

  1.
  reviewed an execution version, received by Houlihan Lokey on April 25, 2017, of the Merger Agreement;

  2.
  reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including the April 2017 Projections (and adjustments thereto) prepared by the management of the Company relating to the Company, as described under—Certain Financial Projections.;

  4.
  spoke with certain members of the management of the Company and certain of its and the Special Committee's representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

  5.
  compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

  6.
  reviewed the current and historical market prices and trading volume for the Shares and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

  7.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the April 2017 Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At the Special Committee's direction, Houlihan Lokey assumed that the April 2017 Projections provided a reasonable basis on which to evaluate the Company and the Merger and Houlihan Lokey, at the Special Committee's direction, used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the April 2017 Projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey's analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the execution version of the Merger Agreement identified above.

        Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

        Prior to rendering its opinion, Houlihan Lokey was not requested to, and did not, initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger. Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of the opinion. Houlihan Lokey did not express any opinion as to the price or range of prices at which Company shares could be purchased or sold, or otherwise be transferable, at any time.

        Houlihan Lokey's opinion was furnished for the use of the Special Committee (in its capacity as such) in connection with the Special Committee's evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. Under the terms of its engagement by the Company, neither Houlihan Lokey's opinion nor any other advice or services rendered by it in connection with the Merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to or agency relationship with the Special Committee, the Board, the Company any security holder or creditor of the Company or any other person, regardless of any prior or ongoing advice or relationships. The opinion was not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. Houlihan Lokey has consented to the inclusion of a copy of its opinion as Annex E to this proxy statement.

        Houlihan Lokey's opinion only addressed the fairness, from a financial point of view, to the holders of the Shares, other than the excluded holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, any aspect or implication of the Share Sale and Support Agreement or the sale of the PE Shares. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in its opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, Premier Education, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, Parent, Premier Education or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Houlihan Lokey expressed no view or opinion as to any currency or exchange rate fluctuations and assumed, with the Special Committee's consent, that any such fluctuations would not in any respect be material to its analyses or opinion. In addition, Houlihan Lokey expressed no view as to, and its opinion did not address, foreign currency exchange risks (if any) associated with the Merger or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, with the consent of the Special Committee, Houlihan Lokey relied on the assessments by the Special Committee, the Board, the Company and their respective advisors as to all legal, regulatory, environmental, accounting, insurance and tax matters with respect to the Company, the Merger or otherwise.

        In preparing its opinion to the Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey's overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey's analyses for comparative purposes is identical to the Company and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the April 2017 Projections and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was only one of many factors considered by the Special Committee in evaluating the proposed Merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the Merger Consideration or of the views of the Special Committee with respect to the Merger or the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Special Committee and Parent, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board.

  Financial Analyses

        The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Special Committee on April 25,

2017. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

  •
  Enterprise Value—generally, the value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

  •
  Adjusted EBITDA—generally, the amount of the relevant company's earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

        Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of April 21, 2017. The estimates of future financial performance of the Company relied upon for the financial analyses described below were based on the April 2017 Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

        Selected Companies Analysis.    Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The selected companies were selected because they were deemed similar to the Company in one or more respects including one or more of the following: the nature of their business, size, geographic areas of operation, product offerings, and financial performance. Given the Company's August 31 fiscal year end, the financial data reviewed included:

  •
  Enterprise value as a multiple of estimated adjusted EBITDA for the last twelve months, or "LTM Adjusted EBITDA";

  •
  Enterprise value as a multiple of estimated adjusted EBITDA for the twelve months ended August 31, 2017, or "FYE 8/31/2017E Adjusted EBITDA"; and

  •
  Enterprise value as a multiple of estimated adjusted EBITDA for the twelve months ended August 31, 2018, or "FYE 8/31/2018E Adjusted EBITDA."

        The selected companies and corresponding multiples were:

Enterprise Value / Adjusted EBITDA
	LTM	FYE 8/31/2017E	FYE 8/31/2018E
Bright Horizons Family Solutions Inc.	19.9x	18.0x	16.1x
China Maple Leaf Educational Systems Limited	19.8x	14.7x	11.9x
China YuHua Education Corporation Limited	16.3x	18.5x	13.7x
IDP Education Limited	17.8x	16.4x	13.4x
Internationella Engelska Skolan i Sverige Holdings II AB	10.5x	10.0x	9.0x
Navitas Limited	11.4x	11.1x	11.0x
New Oriental Education & Technology Group Inc.	29.5x	25.2x	18.9x
Overseas Education Limited	9.5x	9.2x	9.1x
TAL Education Group	78.1x	46.9x	30.4x
Virscend Education Company Limited	38.7x	32.8x	24.9x
Wisdom Education International Holdings Company Limited	15.1x	11.6x	9.7x

        Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 18.0x to 22.0x to the Company's LTM Adjusted EBITDA, 18.0x to 22.0x to the Company's estimated FYE 8/31/2017E Adjusted EBITDA and 14.0x to 18.0x to the Company's estimated FYE 8/31/2018E Adjusted EBITDA. The selected companies analysis indicated implied value reference ranges of US$23.85 to US$31.00 per Company share based on LTM Adjusted EBITDA, US$23.79 to US$30.93 per Company share based on FYE 8/31/2017E Adjusted EBITDA and US$26.03 to US$35.84 per Company share based on FYE 8/31/2018E Adjusted EBITDA, as compared to the Merger Consideration of US$32.50 per Company share in the Merger pursuant to the Merger Agreement.

        Discounted Cash Flow Analysis.    Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the April 2017 Projections. Houlihan Lokey applied perpetuity growth rates ranging from 3.5% to 4.0% to the Company's fiscal year 2021 estimated EBITDA. The net present values of the Company's projected future cash flows and terminal values were then calculated using discount rates ranging from 9.5% to 10.5%. The discounted cash flow analysis indicated an implied value reference range of US$27.63 to US$39.03 per Company share, as compared to the Merger Consideration of US$32.50 per Company share in the Merger pursuant to the Merger Agreement.

  Other Matters

        Houlihan Lokey was engaged to act as the financial advisor to the Special Committee in connection with a possible merger, consolidation, business combination, sale or other similar strategic transaction involving the Company. The Special Committee engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to Houlihan Lokey's engagement, the Company is obligated to pay Houlihan Lokey a fee of US$1,000,000, US$250,000 of which became payable upon Houlihan Lokey's retention, US$500,000 of which became payable upon the delivery of its opinion to the Special Committee and US$250,000 of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of Houlihan Lokey's engagement. In addition, as contemplated by the Merger Agreement Houlihan Lokey has been authorized to solicit from third parties approved by the Special Committee indications of interest in acquiring all or any part of the Company for a prescribed period following the execution of the Merger Agreement.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

        Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to CPPIB, for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, BPEA, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with BPEA (collectively, with BPEA, the "BPEA Group"), CPPIB, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by BPEA, other participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with members of the BPEA Group, CPPIB, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the BPEA Group, CPPIB, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

The Buyer Group's Purpose of and Reasons for the Merger

        Under the SEC rules governing going-private transactions, each member of the Buyer Group is deemed to be engaged in a going-private transaction and, therefore, required to express its reasons for the Merger to the Company's unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Parent and its affiliates to acquire 100% control of the Company, in a transaction in which the holders of Shares (other than the Excluded Shares and the Dissenting Shares) will be cashed out in exchange for US$32.50 per Share, such that Parent and its affiliates will bear the rewards and risks of the sole ownership of the Company after the Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. The Buyer Group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company's being a privately held company. In the course of considering the going-private transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire full ownership and control of the Company.

Effect of the Merger on the Company

Private Ownership

        The Shares are currently listed on the NYSE under the symbol "NORD". Following the consummation of the Merger, the Company will cease to be a publicly-traded company and will become a private company beneficially owned by the Buyer Group. Following the consummation of the Merger, the Shares will no longer be listed on any securities exchange or quotation system, including the NYSE, and price quotations for the Shares in the public market will no longer be available. In addition, registration of Shares under the Exchange Act may be terminated upon the Company's application to the SEC if Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the consummation of the Merger or such longer period as may be determined by the SEC, registration of Shares under the Exchange Act will terminate and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. After the consummation of the Merger, the Company's shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

        When the Merger is completed, the Shares (other than the Excluded Shares and the Dissenting Shares) will be cashed out in exchange for the Merger Consideration. Premier Education will sell its Shares to Parent immediately prior to the closing of the Merger for US$32.50 per Share, after which such Shares will be cancelled for no consideration in the Merger. The other Excluded Shares will also be cancelled for no consideration in the Merger. The Dissenting Shares will be cancelled for their fair value determined in accordance with the Cayman Islands Companies Law.

        At the Effective Time, all vested awards granted under the Share Incentive Plan, including options to purchase Shares, will be converted into a right to receive a cash payment equal to the product of the number of Shares subject to the award and the Merger Consideration (net of the exercise price for each option to purchase Shares).

        All unvested awards granted under the Share Incentive Plan, including options to purchase Shares and restricted share units, that are held by non-employee directors of the Company and 50% of unvested awards granted under the Share Incentive Plan that are held by others will be treated in the same manner as the vested awards, as described above. The remaining unvested awards granted under the Share Incentive Plan will be converted into awards in respect of Class A ordinary shares in Manco. The Share Incentive Plan will terminate at the Effective Time.

        Current shareholders will no longer have any equity interests in, or be shareholders of, the Company upon the consummation of the Merger and will not participate in the earnings and growth of the Company or have the right to vote on corporate matters. Similarly, our current shareholders will not be exposed to the risk of loss in relation to their investment in the Company.

        For a discussion of the Merger Consideration to be received by our directors and executive officers and the effect of the Merger on awards under our Share Incentive Plan, see "—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53.

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

        If the Merger is completed, the memorandum and articles of association of the Company will be replaced by the memorandum and articles of association of Merger Sub as in effect immediately prior to the completion of the Merger (subject to certain differences, including that, at the Effective Time, (a) Article I of the memorandum of association of the Surviving Company will be amended to read as follows: "The name of the Company is "Nord Anglia Education, Inc.""; (b) the articles of association of the Surviving Company shall refer to the name of the Surviving Company as "Nord Anglia Education, Inc." and (c) references therein to the authorized share capital of Merger Sub shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary).

        In addition, the directors of Merger Sub immediately prior to the completion of the Merger will become the initial directors of the Surviving Company and the officers of the Company immediately prior to the completion of the Merger will be the initial officers of the Surviving Company (in each case, unless otherwise determined by Parent).

Primary Benefits and Detriments of the Merger

        The primary benefits of the Merger to the Unaffiliated Holders include the following:

  •
  The Unaffiliated Holders will receive US$32.50 per Share in cash, representing a premium of 17.7% to the closing price of the Shares on April 24, 2017, the last trading day immediately prior to the date that the Company announced that it had entered into the Merger Agreement, a premium of 24.2%, 31.7% and 33.8% to the volume-weighted average trading price of the Shares as quoted by the NYSE during the 30, 60 and 90 trading days immediately prior to April 25, 2017, respectively, and a premium of 57.2% to the lowest trading price of the Shares in the 52-week period immediately prior to the execution of the Merger Agreement on April 25, 2017.

  •
  The Unaffiliated Holders will not bear the risk of a decrease in the value of the Company and the risks related to the substantial leverage of the Surviving Company following the Merger.

        The primary detriments of the Merger to the Unaffiliated Holders include the following:

  •
  The Unaffiliated Holders will cease to have an interest in the Company and will not benefit from possible increases in the value of the Company following the Merger.

  •
  In general, the receipt of cash pursuant to the Merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See "—Material U.S. Federal Income Tax Consequences", "Cayman Islands Tax Consequences" and "United Kingdom Tax Consequences" beginning on page 58.

        The primary benefits of the Merger to the Company's directors and executive officers include the following:

  •
  The continuing service of certain executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions.

  •
  Continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company.

  •
  The treatment under the Merger Agreement of vested and unvested awards granted to them under the Share Incentive Plan.

        The primary detriments of the Merger to the Company's directors and executive officers include the following:

  •
  Certain director and officers of the Company who are presently shareholders of the Company will no longer benefit from possible increases in the future growth or value of the Company or payment of dividends on the Shares, if any.

        The primary benefits of the Merger to the Buyer Group include the following:

  •
  If the Company successfully executes its business strategies, the value of the Buyer Group's equity investment could increase because of possible increases in future revenues, increases in the underlying value of the Company or the payment of dividends, if any, to Parent.

  •
  The Company will have more flexibility to change its capital spending strategies.

  •
  The Company will no longer bear the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. The Company estimates that it will save approximately US$5 million per year as a result of ceasing to be a public company. The members of the Buyer Group, as the beneficial owners of the Company, will become the beneficiaries of such cost savings.

  •
  The Buyer Group may consider re-listing the Company's equity on another stock exchange, which may have higher valuations.

        The primary detriments of the Merger to the Buyer Group include the following:

  •
  The Buyer Group will bear the risk of a decrease in the value of the Company and the risks related to the substantial leverage of the Surviving Company following the Merger.

  •
  The Buyer Group's equity investment in the Company will involve substantial risk resulting from limited liquidity because there will be no trading market for the Surviving Company's equity securities.

  •
  The business risks facing the Company will be borne by the Buyer Group.

Effect of the Merger on the Company's Net Book Value and Net Earnings

        The table below shows the indirect interest in the Company's net book value and profit for the Buyer Group and for affiliates of the members of the Buyer Group who are affiliates of the Company, immediately before and after the Merger, based on the net book value and profit of the Company as of August 31, 2016. The Company's profit for the fiscal year ended August 31, 2016 was US$49.2 million, and its net book value as of August 31, 2016 was approximately US$291.9 million.

	Ownership prior to the Merger(1)				Ownership after the Merger(2)
	Net Book Value		Profit		Net Book Value		Profit
	US$ millions	%	US$ millions	%	US$ millions	%	US$ millions	%
Premier Education	195.3	66.8	32.9	66.8	0	0	0	0
Baring Filing Persons	0	0	0	0	111.3	38.1	18.8	38.1
CPPIB	0	0	0	0	180.6	61.9	30.4	61.9

(1)
Ownership percentage based on 69,913,389 Shares held by Premier Education as of the date of this proxy statement and 104,151,676 Shares outstanding as of the date of this proxy statement.

(2)
Ownership percentages are subject to adjustment based on the results of the Buyer Group's co-investment and syndication process.

Plans for the Company after the Merger

        Following the completion of the Merger, Parent and its affiliates will own 100% of the equity interests in the Surviving Company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be a subsidiary of Parent and (ii) have substantially more debt than it currently has. The increase in debt for the Company following the completion of the Merger reflects the borrowing of:

  •
  the Euro equivalent of up to US$250.0 million under a revolving credit facility;

  •
  the Euro equivalent of US$1,225.0 million under a first lien euro credit facility;

  •
  US$315.0 million under a first lien USD credit facility; and

  •
  US$416.0 million under a second lien USD credit facility.

In contrast, the Company will extinguish debt of approximately US$1,053 million (as of February 28, 2017) in conjunction with the Merger. See "—Financing of the Merger" beginning on page 47.

        These borrowings form part of the financing by the Buyer Group of the funds necessary to complete the Merger and the other Transactions, including the purchase of Premier Education's Shares, at the closing of the Merger. Although the borrowers under the facilities are subsidiaries of Parent, after the completion of the Merger, the Surviving Company will guarantee the facilities and will be responsible for the payment of principal, interest and other amounts due under the facilities.

        Following the completion of the Merger and the anticipated deregistration of the Shares, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses. The Company estimates that it will save approximately US$5 million per year as a result of ceasing to be a public company. The members of the Buyer Group, as the beneficial owners of the Company, will become the beneficiaries of such cost savings.

        Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

Alternatives to the Merger

        The Special Committee was formed on January 13, 2017 after BPEA communicated its desire to evaluate a potential transaction and requested cooperation from the Board and the Company's management in exploring a potential transaction. In light of the express intention of the members of the Buyer Group to work together exclusively in pursuit of any acquisition of the Company and the beneficial ownership by Premier Education, an affiliate of BPEA, of 66.8% of the issued and outstanding Shares, the Special Committee determined that a viable alternative transaction to the proposed sale of the Company to the Buyer Group was unlikely at this time.

        The Special Committee also took into account that the Merger Agreement provided for a 30-day go-shop period during which the Special Committee could solicit and evaluate alternative transactions. See "The Merger Agreement and Plan of Merger—Go Shop; No Solicitation of Transactions" beginning on page 81. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to pursue and evaluate alternative transactions with the assistance of its legal and financial advisors. If the Company were to receive a Superior Proposal (as defined in the section entitled "The Merger Agreement and Plan of Merger—Go Shop; No Solicitation of Transactions" beginning on page 81) prior to the extraordinary general meeting, the Special Committee and the Board would be able to terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal, subject to certain conditions.

        In addition, the Special Committee and the Board considered, as an alternative to the Merger, remaining a public company. However, based on the considerations set forth under "—Reasons for the Merger and Recommendation of the Board" beginning on page 23, the Special Committee and the Board concluded that it is more beneficial to the Unaffiliated Holders to enter into the Merger Agreement and pursue the consummation of the Transactions, including the Merger, and become a private company rather than remain a public company.

        During the go-shop period as provided under the Merger Agreement, at the direction of the Special Committee, Houlihan Lokey contacted one potential strategic bidder and 14 potential financial bidders. None of these contacted parties expressed an interest in exploring an alternative transaction with the Company. No one approached the Special Committee separately from the Company's solicitation of competing offers during the go-shop period.

Effect on the Company if the Merger is not Completed

        If the Merger Agreement and the Plan of Merger are not authorized and approved by the Company's shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the Merger. Instead, the Company will remain a publicly traded company and continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares.

        Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of US$34,580,000 (if payable in connection with a termination by the Company under certain circumstances on or prior to the Go-Shop Period End Date) or US$69,160,000 (if payable in certain other circumstances), or Parent may be required to pay the Company a termination fee of US$138,320,000, in each case, as described under the caption "The Merger Agreement and Plan of Merger—Termination Fees" beginning on page 94.

        If the Merger is not completed, from time to time, the Board will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make changes it deems appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not authorized and approved by the Company's shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be available, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing of the Merger

        The Company and the Buyer Group estimate that the amount of funds necessary to complete the Transactions, including the Merger, and Parent's purchase of Premier Education's Shares, and the payment of fees and expenses in connection with the Transactions, including the Merger, and Parent's purchase of Premier Education's Shares, is approximately US$4.8 billion (assuming no exercise of dissenters' rights by shareholders of the Company). This amount includes the cash to be paid (i) to the Company's shareholders, (ii) to holders of awards granted under the Share Incentive Plan as described under "—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53, and (iii) to Premier Education for the purchase of it Shares immediately prior to the completion of the Merger.

        The foregoing amount also includes amounts to repay US$1,053 million outstanding (as of February 28, 2017) under Nord Anglia Education Finance LLC's Amended and Restated Credit and Guaranty Agreement, dated as of June 25, 2015, and to redeem the CHF 200 million 5.75% Senior Secured Notes due 2022 of Nord Anglia Education Finance LLC (the "Refinancing").

        The Buyer Group expects to fund the Transactions, including the Merger, through proceeds from the following sources.

  (A)
  Common Equity Financing:

  •
  cash contributions of US$2,089.4 million contemplated by equity commitment letters, dated as of April 25, 2017, by and between Parent and each of Baring LP1, Baring LP2, Baring Co-Invest LP and CPPIB (the "Equity Commitment Letters");

  (B)
  Preferred Equity Financing:

  •
  cash contributions of US$544.6 million contemplated by the preferred equity commitment letter, dated as of April 25, 2017, by and between Prefco and each of HPS Investment Partners, LLC (for and on behalf of funds and/or accounts managed and/or advised and/or controlled by it or a subsidiary or affiliate thereof), Kendril Investment PTE. Ltd. and PSCP III Holdings, LP. (the "Preferred Equity Commitment Letter");

  (C)
  Debt Financing:

  •
  a multi-currency senior secured revolving credit facility in an aggregate principal amount equal to the Euro equivalent of up to US$250.0 million (the "Revolving Facility") contemplated by a commitment letter, dated as of April 25, 2017 (the "First Lien Euro Commitment Letter"), by and among Deutsche Bank AG, London Branch, The Hongkong and Shanghai Banking Corporation Limited, Credit Suisse AG, London Branch, Macquarie Capital (USA) Inc. and Macquarie Corporate Holdings Pty Limited (collectively, the "First Lien Euro Arrangers"), Fugue Finance LLC, a Delaware limited liability and subsidiary of Parent ("Finance LLC") and Fugue Finance B.V., a private company with limited liability organized under the laws of the Netherlands and subsidiary of Parent ("Finance BV");

  •
  a first lien Euro denominated term loan facility in an aggregate principal amount equal to the Euro equivalent of US$1,225.0 million (the "First Lien Euro Term Facility" and, together with the Revolving Facility, the "First Lien Euro Facilities") contemplated by the First Lien Euro Commitment Letter;

  •
  a senior secured first lien U.S. dollar denominated term loan facility in an aggregate principal amount equal to US$315.0 million (the "First Lien USD Term Facility", and, together with the First Lien Euro Term Facility, the "First Lien Term Facilities" and, together with the Revolving Facility, the "First Lien Facilities") contemplated by a commitment letter, dated as of April 25, 2017 (the "Kendril Commitment Letter" and, together with the First Lien Euro Commitment Letter, the "Debt Commitment Letters"), by and among Kendril Investment Pte. Ltd., Finance LLC, Finance BV and Viking Holdco lnc., a corporation organized under the Laws of the State of Delaware and subsidiary of the Company (together with Finance LLC and Finance BV, the "Borrowers");

  •
  a committed senior secured second lien U.S. dollar denominated term loan in an aggregate principal amount equal to US$416.0 million (the "Second Lien Facility", and together with the First Lien Facilities, the "Facilities") under the Kendril Commitment Letter.

        There are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the Transactions, including the Merger. The sources of funds are described in greater detail below. No plans or arrangements have been made to repay amounts borrowed in connection with the Merger.

  Common Equity Financing

        Pursuant to the Equity Commitment Letters, each of the Sponsors has committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, equity interests of Parent, at or prior to the Effective Time, in an aggregate cash amount of US$2,089,382,173, the amount of each Sponsor's equity commitment being:

  •
  US$325,355,325 by Baring LP1;

  •
  US$468,447,111 by Baring LP2;

  •
  US$3,197,564 by Baring Co-Invest LP; and

  •
  US$1,292,382,173 by CPPIB.

        Such funds are to be used solely for the purpose of funding such portion of the funds required to complete the Merger in accordance with the Merger Agreement and the purchase of Premier Education's Shares in accordance with the Share Sale and Support Agreement. Each Sponsor's commitment under its Equity Commitment Letter is conditioned upon:

  •
  the satisfaction or waiver of the conditions to Parent and Merger Sub's obligations to complete the Merger under the Merger Agreement;

  •
  the substantially contemporaneous closing of the Merger;

  •
  the debt financing described below and/or any alternative debt financing (if applicable) having been funded at or before the closing of the Merger in accordance with the terms thereof if the equity financing under the Equity Commitment Letters is funded at the closing of the Merger;

  •
  the prior or substantially contemporaneous closing of the contributions contemplated by the other Equity Commitment Letters; and

  •
  the prior or substantially contemporaneous closing of Parent's purchase of Premier Education's Shares.

        The obligation of each Sponsor to fund its equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, at which time such obligation will be discharged but subject to the performance of such obligation, and (iii) the Company or any of its affiliates asserting a claim that would make the relevant Limited Guarantee (as defined below) become terminable in accordance with the terms thereof.

        The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Parent and Merger Sub to enforce the equity commitments. Each Sponsor may assign or delegate all or a portion of its obligations to fund its equity commitment to any of its affiliated entities (including any of its affiliates or any other investment fund or investment vehicle advised or managed by such Sponsor or any of its affiliates or any investment fund or investment vehicle that is a limited partner of such Sponsor or any of its affiliate) so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.

  Preferred Equity Financing

        Pursuant to the Preferred Equity Commitment Letter, HPS Investment Partners, LLC (for and on behalf of funds and/or accounts managed and/or advised and/or controlled by it or a subsidiary or affiliate thereof), Kendril Investment PTE. Ltd. and PSCP III Holdings, LP. (together, the "Preferred Purchasers") committed, subject to the conditions set forth therein, to purchase preference shares of Prefco for an aggregate cash amount of US$544,600,000, the amount of each Preferred Purchaser's equity commitment being:

  •
  US$364,687,500 by HPS Investment Partners, LLC (for and on behalf of funds and/or accounts managed and/or advised and/or controlled by it or a subsidiary or affiliate thereof);

  •
  US$131,287,500 by Kendril Investment PTE. Ltd.; and

  •
  US$48,625,000 by PSCP III Holdings, LP.

        Prefco will contribute the proceeds received from the Preferred Purchasers, directly or indirectly, to Parent as common equity, and Parent will contribute the proceeds to Merger Sub as common equity.

        The obligations of the Preferred Purchasers to purchase the preference shares are subject to, among other things, the following conditions:

  •
  the substantially contemporaneous closing of the Merger;

  •
  the substantially contemporaneous funding of the common equity contribution, in an aggregate amount equal to at least 30.0% of the total pro forma consolidated debt and equity capitalization of the Company and its subsidiaries on the issue date;

  •
  the substantially contemporaneous funding of the Facilities on substantially the same terms as set forth in the debt commitment letters;

  •
  that no "Company Material Adverse Effect" (as defined in the Merger Agreement) shall have occurred since the date of the Merger Agreement and be continuing; and

  •
  other customary conditions set forth in the Preferred Equity Commitment Letter.

        The Preferred Purchasers' commitments will terminate upon the first to occur of (i) the consummation of the Merger, (ii) the termination of the Debt Commitment Letters in accordance with their terms, (iii) the valid termination of the Merger Agreement in accordance with its terms and (iv) November 30, 2017.

  Debt Financing

  The First Lien Facilities:

        Interest Rate.    All amounts outstanding under the First Lien Euro Facilities are expected to bear interest as follows:

  •
  for term loans, the reserve adjusted Euribor Rate plus 3.25% per annum (subject to a Euribor floor of 0.00%); and

  •
  for revolving loans, the reserve adjusted Eurodollar Rate plus 3.25% per annum (subject to a reserve adjusted Eurodollar Rate floor of 0.00%) subject to two step-downs based on the first lien net leverage ratio.

        All amounts outstanding under First Lien USD Term Facility are expected to bear interest, at the applicable Borrower's option, as follows:

  •
  at the base rate plus 2.75% per annum; or

  •
  at the reserve adjusted Eurodollar Rate plus 3.75% per annum (subject to a reserve adjusted Eurodollar Rate floor of 1.00%),

where the base rate will be no less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate "floor") plus (ii) 1.00%.

        Maturity.    The First Lien Term Facilities will mature after seven years; the Revolving Facility will mature after five years.

        Amortization.    The outstanding principal amounts of the First Lien USD Term Facility will be payable in equal quarterly amounts of 1% per annum, with the remaining balance of each of the First Lien Term Facilities due on the maturity date. No amortization will be required with respect to the First Lien Euro Facilities.

        Guarantors.    Parent and certain of its restricted subsidiaries, including each subsidiary that represents 5% or more of consolidated EBITDA, and subsidiaries that together represent not less than 80% of consolidated EBITDA, will guarantee the obligations under the First Lien Facilities (subject to certain exceptions and to the extent permitted by law).

        Security.    Subject to agreed security principles, share pledges of the equity interests of specified subsidiaries, a pledge over specified intercompany loans of the borrowers and guarantors and fixed and floating charges over the business assets of certain guarantors will secure the First Lien Facilities on a first-priority basis.

        Conditions Precedent.    The availability of the First Lien Facilities is subject to, among other things, the following conditions:

  •
  the substantially contemporaneous closing of the Merger;

  •
  the substantially contemporaneous funding of the common equity contribution, in an aggregate amount equal to at least 30.0% of the total pro forma consolidated debt and equity capitalization of the Company and its subsidiaries on the issue date;

  •
  the substantially concurrent funding of all Facilities;

  •
  that no "Company Material Adverse Effect" (as defined in the Merger Agreement) shall have occurred since the date of the Acquisition Agreement and be continuing; and

  •
  other customary conditions set forth in the commitment letters.

        Other Major Terms.    The First Lien Facilities documentation will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens and dividends and other distributions. The First Lien Facilities will also include customary events of default, including non-payment and insolvency.

        In addition, the Borrowers have agreed to pay upfront costs, fees and expenses of the First Lien Euro Arrangers, administrative agents and lenders.

  The Second Lien Facility:

        Interest Rate.    All amounts outstanding under Second Lien Facility will bear interest, at the applicable Borrower's option, as follows:

  •
  at the base rate plus 6.25% per annum; or

  •
  at the reserve adjusted Eurodollar Rate plus 7.25% per annum (subject to a reserve adjusted Eurodollar Rate "floor" of 1.00%).

        Maturity.    The Second Lien Facility will mature after eight years.

        Amortization.    None.

        Guarantors.    Parent and certain of its restricted subsidiaries, including each subsidiary that represents 5% or more of consolidated EBITDA, and subsidiaries that together represent not less than 80% of consolidated EBITDA, will guarantee the obligations under the Second Lien Facility (subject to certain exceptions and to the extent permitted by law).

        Security.    Subject to intercreditor arrangements, the Second Lien Facility will be secured on second priority basis by the same collateral that secures the First Lien Facilities (subject to certain exceptions and where permitted by law).

        Conditions Precedent.    Substantially the same as under the First Lien Facilities except that there is no marketing period or requirement to deliver certain marketing materials to be used in the marketing of the First Lien Facilities.

        Other Major Terms.    The Second Lien Facility documentation will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens and dividends and other distributions. The Second Lien Facility will also include customary events of default, including non-payment and insolvency.

        In addition, the Borrowers have agreed to pay upfront costs, fees and expenses of the administrative agents and lenders.

Limited Guarantees

        Concurrently with the execution and delivery of the Merger Agreement, the Guarantors executed and delivered the Limited Guarantees. Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Parent under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Parent under certain circumstances as set forth in the Merger Agreement.

Share Sale and Support Agreement

        Concurrently with the execution and delivery of the Merger Agreement, Premier Education and Parent entered into the Share Sale and Support Agreement, pursuant to which they have agreed, among other things and subject to the terms and conditions therein, that: (a) Premier Education will vote all of the Shares owned directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (b) Parent will purchase Premier Education's Shares at a price per Share equal to the Merger Consideration immediately prior to the closing of the Merger. The Company is an express third-party beneficiary of the Share Sale and Support Agreement.

        As of the date of this proxy statement, Premier Education beneficially owns 69,613,389 Shares, which represent 66.8% of the total number of issued and outstanding Shares. A copy of the Share Sale and Support Agreement is attached as Annex D to this proxy statement and is incorporated herein by reference.

Interim Investors Agreement

        Concurrently with the execution and delivery of the Merger Agreement, Baring LP1, Baring LP2, Baring Co-Invest LP, CPPIB, Holdco, Parent and Merger Sub entered into the Interim Investors Agreement, which governs the relationship among the parties thereto with respect to the Merger

Agreement and matters relating thereto until the termination of the Merger Agreement or consummation of the Merger. The Interim Investors Agreement provides for, among other things and subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions relating to financing pending consummation of the Merger, and (iii) the mechanism for allocating certain fees and expenses among the Buyer Group.

Remedies and Limitations on Liabilities

        The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.

        The Company's right to obtain an injunction, or other appropriate form of specific performance or equitable relief, to enforce Parent's obligation to cause the Equity Financing to be funded and/or to effect the closing of the Merger and the Transactions is subject to each of the following: (i) all conditions to the obligations of Parent and Merger Sub to consummate the Merger (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Merger by the date the closing of the Merger is required to have occurred, (iii) the External Financing (as defined under "The Merger Agreement and Plan of Merger—Financing" beginning on page 88) has been funded or will be funded at the closing of the Merger if the Equity Financing (as defined under "The Merger Agreement and Plan of Merger—Financing" beginning on page 88) is funded at the closing of the Merger in accordance with the terms thereof, and (iv) the Company has confirmed in writing that (A) all conditions solely to the obligations of the Company to consummate the Merger have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied and (B) if specific performance is granted and the Equity Financing and External Financing are funded, then the closing of the Merger will occur. In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded or to effect the closing of the Merger if the External Financing (or, if applicable, the Alternative Financing, as defined in the section entitled "The Merger Agreement and Plan of Merger—Financing" beginning on page 88) has not been funded (or will not be funded at the closing of the Merger even if the Equity Financing is funded at the closing of the Merger).

        The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement or any of the Transactions are limited to a termination fee of US$138,320,000 and US$34,580,000 (if payable in connection with a termination by the Company under certain circumstances on or prior to the Go-Shop Period End Date or US$69,160,000 if payable in any other circumstance), respectively, and reimbursement of certain expenses in the event the applicable termination fee is not paid when due and in accordance with the requirements of the Merger Agreement. While the parties may pursue both a grant of specific performance and monetary damages until such time as the other party pays a termination fee (as applicable under the Merger Agreement), none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendation of the Board, the Company's shareholders should be aware that, aside from their interests in Shares of the Company, some of the Company's directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

Treatment of Director and Executive Officer Shares and Awards in the Merger

        As is the case for any shareholder, the Company's directors and executive officers will receive the Merger Consideration in respect of each Share in which they have an interest. In addition, at the Effective Time, all vested awards granted under the Share Incentive Plan, including options to purchase the Shares, will be converted into a right to receive a cash payment equal to the product of the number of Shares subject to the award and the Merger Consideration (net of exercise price for each share option, but not below zero).

        All unvested awards granted under the Share Incentive Plan and held by non-employee board members and 50% of unvested awards granted under the Share Incentive Plan and held by others will be treated in the same manner as the vested awards as described above. The remaining unvested awards granted under the Share Incentive Plan will be amended as follows:

  •
  restricted share units will confer the right to receive Class A ordinary shares in Manco having a value equal to the product of the number of Shares subject to the award and the Merger Consideration;

  •
  options to purchase the Company's shares will convert into the right to purchase a number of Class A ordinary shares in Manco equal to the product of the number of Shares subject to the award and the "exchange ratio." The exercise price of the options will equal the original exercise price divided by the "exchange ratio". The "exchange ratio" is calculated as the Merger Consideration divided by the fair market value of the Class A ordinary shares in Manco at the effective date, as determined by the parties to the Merger Agreement in good faith.

The Share Incentive Plan will terminate at the Effective Time.

        The following table shows, assuming an Effective Time after August 31, 2017 and assuming no options are exercised prior to the Effective Time, for each director and executive officer of the Company, (a) the number of Shares owned that will be cashed out at the Effective Time and the cash payment that will be made in respect of such Shares, (b) the number of Shares subject to options granted under the Share Incentive Plan that will be cashed out at the Effective Time and the cash payment that will be made in respect of such options and (c) the number of restricted share units granted under the Share Incentive Plan that will be cashed out at the Effective Time and the cash payment that will be made in respect of such restricted share units (in all cases before applicable withholding taxes).

	Shares		Options		Restricted Share Units(1)
	Shares Owned	Cash Payment in US$	Underlying Shares	Cash Payment in US$	Underlying Shares	Cash Payment in US$
Names of Directors and Executive Officers
Andrew Fitzmaurice(2)	1,926,630	62,615,475.00	463,475	5,658,768.00	217,463	7,067,547.50
Graeme Halder(3)	164,150	5,334,875.00	164,675	2,028,909.25	74,215	2,411,987.50
Alan Kelsey(4)	248,437	8,074,202.50	103,000	1,087,334.00	107,014	3,477,955.00
Jack Hennessey	—	—	—	—	—	—
Kosmas Kalliarekos	—	—	—	—	—	—
Carlos Watson	41,522	1,349,465.00	—	—	—	—
Nicholas Baird	7,796	253,370.00	—	—	—	—
Louis T. Hsieh	7,895	256,587.50	—	—	—	—
Philippe Lagger(5)	117,175	3,808,187.50	236,825	2,746,268.50	98,018	3,185,568.75
Nicola Duggan Redfern(6)	482	15,665.00	43,275	552,563.25	11,416	371,020.00
All directors and executive Officers as a group	2,514,087	81,707,827.50	1,011,250	12,073,843.00	508,126	16,514,078.75

(1)
All indicated restricted share units are unvested and will accelerate at the Effective Time. Includes performance share units and restricted shares, which are subject to different vesting conditions but receive the same treatment in the Merger.

(2)
Options with respect to 292,150 of the indicated underlying Shares are vested and options with respect to the remainder of the indicated underlying Shares will accelerate at the Effective Time. An additional 171,325 unvested options and 217,463 restricted share units not indicated in the table above will be converted into awards in respect of Class A ordinary shares in Manco at the Effective Time.

(3)
Options with respect to 105,850 of the indicated underlying Shares are vested and options with respect to the remainder of the indicated underlying Shares will accelerate at the Effective Time. An additional 58,825 unvested options and 74,215 restricted share units not indicated in the table above will be converted into awards in respect of Class A ordinary shares in Manco at the Effective Time.

(4)
Options with respect to 38,325 of the indicated underlying Shares are vested and options with respect to the remainder of the indicated underlying Shares will accelerate at the Effective Time.

(5)
Options with respect to 129,850 of the indicated underlying Shares are vested and options with respect the remainder of the indicated underlying Shares will accelerate at the Effective Time. An additional 106,975 unvested options and 98,018 restricted share units not indicated in the table above will be converted into awards in respect of Class A ordinary shares in Manco at the Effective Time.

(6)
Options with respect to 29,250 of the indicated underlying Shares are vested and options with respect the remainder of the indicated underlying Shares will accelerate at the Effective Time. An additional 14,025 unvested options and 11,416 restricted share units not indicated in the table above will be converted into awards in respect of Class A ordinary shares in Manco at the Effective Time.

Indemnification and Insurance

        Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

  •
  the indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its and its subsidiaries' directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years in a manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

  •
  the memorandum and articles of association of the Surviving Company and each of its subsidiaries will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company and each of its subsidiaries as in effect on the date of the Merger Agreement;

  •
  the Surviving Company will either (a) maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions on terms, conditions, retentions and limits of liability no less favorable to the indemnified parties than those in effect as of the Effective Time, provided that the cost of such policy does not exceed 300% of the current annual premium paid by the Company for such insurance or (b) purchase a six-year "tail" prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company; and

  •
  the Surviving Company will indemnify and hold harmless the directors and executive officers against any and all costs or expenses and liabilities paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that an indemnified party is or was a director, officer or employee of the Company or any of its subsidiaries, (ii) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of the Merger Agreement or the Transactions) prior to or at the Effective Time, to the extent provided under the Company's or its subsidiaries' organizational and governing documents or agreements in effect on the date of the Merger Agreement, (iii) acts or omissions or alleged acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries (regardless of whether such act or omission or alleged act or omission occurred prior to, at or after the Effective Time) and (iv) any of the Transactions; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

The Special Committee

        On January 13, 2017, the Board established a Special Committee, after BPEA communicated its desire to evaluate a potential transaction and requested cooperation from the Board and the Company's management in exploring a potential transaction, to consider such request and to take any actions it deemed appropriate to assess the fairness and viability of any proposed transaction and other alternatives. The Special Committee is composed of independent directors—Mr. Alan Kelsey and Mr. Nicholas Baird. The members of the Special Committee are free from any affiliation with the Buyer Group, are not members of the management of the Company, and, aside from any interests in the Shares of the Company, none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Holders other than (i) the directors' receipt of board compensation in the ordinary course, (ii) the ownership of options and restricted share units and (iii) the directors' indemnification and liability insurance rights under the Merger Agreement. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

        The members of the Special Committee did not receive any compensation in exchange for their service on the Special Committee.

Position with the Surviving Company

        After completion of the Merger, it is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.

Related Party Transactions

        In June 2015, Premier Education made discretionary cash payments to Andrew Fitzmaurice, Chief Executive Officer and Director of the Company, Graeme Halder, Chief Financial Officer and Director of the Company, Philippe Lagger, Corporate Development Director of the Company, and Alan Kelsey, Chairman of the Board, in the amounts of approximately US$10,600,000, US$1,100,000, US$450,000 and US$44,000 respectively. The payments were made to incentivize certain management personnel not to sell their shares. The Company was not party to these payments and incurred no liability in respect of these payments.

Fees and Expenses

        Estimated fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are set forth in the table below. The fees are subject to change pending completion of the Merger.

Description	Amount (US$)
(in millions)
Financing advisory fees and expenses	43.7
Legal and other professional fees	20.3
Miscellaneous (including accounting fees, filing fees and printer, proxy solicitation and mailing costs)	1.4

Total	65.4

        These expenses will not reduce the Merger Consideration. If the Merger is consummated, each party incurring any costs and expenses in connection with the Transactions will pay such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Voting by Buyer Group at the Extraordinary General Meeting

        Pursuant to the Share Sale and Support Agreement, Premier Education has agreed to vote all of the Shares it beneficially owns in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting of the shareholders of the Company. As of the Record Date, Premier Education holds 66.8% of the voting power of the issued and outstanding Shares entitled to vote.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the Transactions.

Accounting Treatment of the Merger

        Upon completion of the Merger, the Company will cease to be a publicly traded company, and the Merger is expected to be accounted for as a common control business combination with application of the predecessor values method of accounting, in accordance with IFRS 3 Business Combinations. This is based on the assumption that there will be no change in the ultimate control of the combining entities before or after the business combination.

Regulatory Matters

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than:

  •
  with respect to antitrust matters:

  •
  the expiration or termination of applicable waiting period under the HSR Act;

  •
  merger control notifications or filings required in relation to the Merger with the European Commission;

  •
  merger control notifications or filings required in relation to the Merger with the Competition Commission of Switzerland; and

  •
  with respect to other regulatory matters:

  •
  the approvals, filings or notices required under the U.S. federal securities laws and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) and the relevant documents in respect of the variation of share capital of the Company and amendment and restatement of the M&A of the Company as contemplated under the Merger Agreement and Plan of Merger with the Registrar of Companies of the Cayman Islands; and

  •
  in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and the notice of the Merger published in the Cayman Islands Government Gazette.

        The Federal Trade Commission granted early termination of the waiting period under the HSR Act on June 5, 2017. The European Commission cleared the Merger on June 30, 2017. The Competition Commission of Switzerland cleared the Merger on July 4, 2017.

Dissenters' Rights

        Registered holders of Shares who exercise dissenters' rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, a copy of which is attached as Annex C to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters' rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters' Rights (as described under the section entitled "Dissenters' Rights" on page 98).

Material U.S. Federal Income Tax Consequences

        The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

        This discussion does not address any U.S. federal estate, gift, or other non-income tax, the Medicare tax on investment income, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a "functional currency" other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock, (ix) S corporations, or (x) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

        As used herein, a "U.S. Holder" is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partnership or a partner of a partnership holding Shares is urged to consult its own tax advisor.

        ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

  Consequences of Participation in the Merger or an Exercise of Dissenter Rights

        The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Dissenters' Rights (as described under the section entitled "Dissenters' Rights"), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under "Passive Foreign Investment Company" below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder's holding period for the Shares exchanged is greater than one year at the Effective Time.

        Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

  Passive Foreign Investment Company

        In general, we will be classified as a passive foreign investment corporation or "PFIC" in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the "asset test") or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

        We believe that we were not a PFIC for our taxable year ended August 31, 2016 or any previous taxable years. Based on the current market price of our ordinary shares and the composition of our income and assets for the first quarter of our current taxable year ending August 31, 2017, we do not expect that we will be a PFIC for our current taxable year, although there can be no assurance in this regard. Our PFIC status for the current taxable year 2017 will not be determinable until the close of the taxable year ending August 31, 2017.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election, any gain recognized by a U.S. Holder on the disposition of a Share generally (a) would be allocated ratably to each day over such U.S. Holder's holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate for underpayments of taxes would be imposed on the resulting tax allocated to such period. Alternatively, if the Company is a PFIC (or has been treated as a PFIC with respect to a U.S. Holder), a U.S. Holder may have been able to make a "mark-to-market" election with respect to the U.S. Holder's Shares. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described above in this paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (but only to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). If a U.S. Holder made a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.

        We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

        If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which such U.S. Holder held Shares.

  Information Reporting and Backup Withholding

        A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Cayman Islands Tax Consequences

        The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders. The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by the Company.

        The Company has received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, for a period of 20 years from the March 27, 2012 (the date of the undertaking), no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of the Company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the Company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the Company.

United Kingdom Tax Consequences

The comments set out below are based on current United Kingdom tax law as applied in England and Wales and HM Revenue & Customs published practice (which may not be binding on HM Revenue & Customs) as at the date of this proxy statement, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and apply only to shareholders of the Company not resident and, in the case of individual, neither resident nor domiciled for tax purposes in the United Kingdom, who hold shares as an investment and who are the absolute beneficial owners thereof. The discussion does not address all possible tax consequences relating to an investment in the

Shares. Certain categories of shareholders, including those carrying on certain financial activities, those subject to specific tax regimes or benefitting from certain reliefs or exemptions, those connected with the Company or its subsidiaries and those for whom the Shares are employment related securities may be subject to special rules and this summary does not apply to such shareholders.

Shareholders or prospective shareholders of the Company who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in the United Kingdom or elsewhere, should consult their own professional advisers immediately.

        The United Kingdom does not impose an obligation on a paying entity to withhold or deduct an amount for or on account of United Kingdom tax on a payment of a dividend. Shareholders resident or otherwise subject to tax outside the UK (whether an individual or body corporate) may be subject to foreign taxation on dividend income under local law. Shareholders who are not resident for tax purposes in the United Kingdom (and never have been) will not generally be subject to United Kingdom taxation of chargeable gains on a disposal of their Shares unless they are carrying on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a corporate shareholder, a permanent establishment) in connection with which the Shares are used, held or acquired.

        No United Kingdom stamp duty or stamp duty reserve tax should be payable in connection with a transfer of or an agreement to transfer the Shares, provided that the Shares are not and do not become paired with shares issued by a body corporate incorporated in the United Kingdom, no register for the Shares is kept in the United Kingdom, and no instrument of transfer relating to the Shares is executed within or brought into the United Kingdom.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL
MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:
After the Merger is completed, how will I receive the Merger Consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the Effective Time, a paying agent appointed by Parent will mail you a form of letter of transmittal specifying how the delivery of the Merger Consideration to you will be effected, together with instructions for surrendering your Shares in exchange for the Merger Consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your Shares, you will receive an amount equal to the number of your Shares multiplied by US$32.50 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares.

If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger Consideration for those Shares.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on August 21, 2017, at 2:00 p.m. (London, UK time) at Grosvenor House, A JW Marriott Hotel, 86-90 Park Lane, London W1K 7TN, United Kingdom.

Q:
What will the Unaffiliated Holders receive in the Merger and when will they receive it?

A:
If you are an Unaffiliated Holder and you own Shares, if and when the Merger is completed, you will be entitled to receive US$32.50 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights under Section 238 of the Cayman Islands Companies Law with respect to the Merger, in which event you will be entitled to the fair value of each Share pursuant to the Cayman Islands Companies Law).

Promptly after the Effective Time, you will receive a letter of transmittal specifying how the delivery of the Merger Consideration will be effected from a paying agent appointed by Parent if you are a registered holder of Shares.

Please see "Special Factors—Material U.S. Federal Income Tax Consequences", "Special Factors—Cayman Islands Tax Consequences" and "Special Factors—United Kingdom Tax Consequences" beginning on page 58 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee, the Board unanimously (other than Jack Hennessy or Kosmas Kalliarekos) recommends that you vote:

•
FOR the proposal to authorize and approve (i) the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A;

•
FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to (i) the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A; and

•
FOR the proposal that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

You should read "Special Factors—Reasons for the Merger and Recommendation of the Board" beginning on page 23 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Board, you should be aware that some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally. See "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 53.

Q:
When do you expect the Merger to be completed?

A:
We are working toward completing the Merger as quickly as possible and expect the Merger to close during the second half of 2017, after all conditions to the Merger have been satisfied or waived. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement and the Plan of Merger?

A:
Each of our directors and executive officers who beneficially owns Shares has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, for the reasons described under "Special Factors—Reasons for the Merger and Recommendation of the Board" beginning on page 23. As of the date of this proxy statement, our directors and executive officers in the aggregate beneficially own 3,109,512 Shares, including 250,450 Shares subject to options and restricted share units that will vest within 60 days after the date of this proxy statement, which represent approximately 3.0% of the total issued and outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 103 for additional information.

Q:
What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please complete, sign and return the proxy card as soon as possible.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name as of the close of business in New York on July 10, 2017, being the record date for determining the shareholders entitled to vote at the extraordinary general meeting (the "Record Date"), you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is August 18, 2017 at 11:59 p.m. (New York time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve (i) the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to (i) the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A, and FOR the proposal that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your Shares are held by your broker, bank or other nominee, check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the Company at least four hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to the Company at its principal executive offices located at Level 12, St. George's Building, 2 Ice House Street, Central, Hong Kong, Attention: Head of Legal.

•
Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 11:59 p.m. (New York time) on August 18, 2017, which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy cards or voting instruction cards. For example, if you hold your Shares in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares. If you are a holder of record and your Shares are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card and voting instruction card that you receive.

Q:
What happens if I sell my Shares before the extraordinary general meeting?

A:
The Record Date for determining shareholders entitled to vote at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Record Date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy appointing the person to whom you transfer your Shares, but will transfer the right to receive the Merger Consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:
Am I entitled to dissenters' rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights, which is attached as Annex C to this proxy statement. The fair value of the Shares as determined under that statute could be more than, the same as, or less than the Merger Consideration that would be received pursuant to the Merger Agreement if dissenters' rights were not exercised with respect to the Shares.

We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 98 as well as "Annex C—Section 238 of the Companies Law (2016 Revision) of the Cayman Islands" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise dissenters' rights.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged Georgeson LLC as its proxy solicitor.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Georgeson LLC, the proxy solicitor, at +1.886.257.5415 (+1.781.575.2137 outside the United States) or at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten business days prior to the date of the extraordinary general meeting.

MARKET PRICE OF THE COMPANY'S SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

        The following table provides the high and low sales prices for Shares on the NYSE under the symbol "NORD" for the periods indicated during the past two years:

	Sales Price (in US$)
Quarterly	High	Low
Fiscal quarter ended August 31, 2015	27.18	19.79
Fiscal quarter ended November 30, 2015	22.19	18.06
Fiscal quarter ended February 29, 2016	21.81	14.58
Fiscal quarter ended May 31, 2016	23.88	19.35
Fiscal quarter ended August 31, 2016	23.45	20.50
Fiscal quarter ended November 30, 2016	24.34	20.08
Fiscal quarter ended February 28, 2017	24.47	21.28
Fiscal quarter ended May 31, 2017	32.99	23.41
Current fiscal quarter (through July 10, 2017)	33.11	32.19

        The Merger Consideration of US$32.50 per Share represents a premium of 17.7% to the closing price of the Shares on April 24, 2017, the last trading day immediately prior to the date that the Company announced that it had entered into the Merger Agreement, a premium of 24.2%, 31.7% and 33.8% to the volume-weighted average trading price of the Shares as quoted by the NYSE during the 30, 60 and 90 trading days immediately prior to April 25, 2017, respectively, and a premium of 57.2% to the lowest trading price of the Shares in the 52-week period immediately prior to the execution of the Merger Agreement on April 25, 2017. On July 10, 2017, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of shares were US$32.96 and US$32.69, respectively. You are urged to obtain a current market price quotation for shares in connection with voting your shares.

Dividend Policy

        The Company has not paid dividends during the past two years. The Company does not plan to pay any cash dividends on the Shares in the foreseeable future. The Company currently intends to retain most, if not all, of available funds and any future earnings to operate and expand its business.

        The Board has complete discretion with respect to the payment of dividends, subject to the approval of our shareholders. If the Board decides to pay dividends, the form, frequency and amount will depend upon the Company's future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. Cash dividends on our Shares, if any, will be paid in U.S. dollars. Under the terms of the Merger Agreement, the Company is not permitted to declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any subsidiary of the Company (a) to the Company or any of its other subsidiaries or (b) made pursuant to contracts previously made available to Parent and otherwise in the ordinary course of business consistent with past practice).

 THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on August 21, 2017 at 2:00 p.m. (London, UK time) at Grosvenor House, A JW Marriott Hotel, 86-90 Park Lane, London W1K 7TN, United Kingdom.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

        As special resolutions:

        THAT (i) the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be authorized and approved, (ii) the Variation of Capital be authorized and approved, and (iii) the Amendment of the M&A be authorized and approved; and

        THAT each of the directors of the Company be authorized to do all things necessary to give effect to (i) the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A.

        If necessary, as an ordinary resolution:

        THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

        If the Merger is completed, at the Effective Time, each outstanding Share, other than the Excluded Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive the Merger Consideration of US$32.50 in cash without interest. The Excluded Shares will be cancelled and cease to exist for no consideration. The Dissenting Shares will be cancelled and each holder thereof will be entitled to receive only payment of the fair value of such Dissenting Shares as determined in accordance with the Cayman Islands Companies Law.

Our Board of Directors' Recommendation

        Our board of directors, acting upon the unanimous recommendation of the Special Committee:

  •
  determined that it is fair (both substantively and procedurally) to and in the best interests of the Company and the Unaffiliated Holders, and declared it advisable for the Company, to enter into the Merger Agreement and the other transaction documents;

  •
  authorized and approved the execution, delivery and performance of the Merger Agreement and the other transaction documents and the consummation of the Transactions, including the Merger; and

  •
  directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution (i) the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A.

Quorum

        The holders of Shares being not less than an aggregate of one-third of all Shares in issue present in person or by proxy and entitled to vote will constitute a quorum.

Record Date; Shares Entitled to Vote

        You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in New York on July 10, 2017, the Record Date for voting at the extraordinary general meeting. Each outstanding Share on the Record Date entitles the holder to one vote on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. As of the Record Date, there were 104,151,676 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Record Date, the deadline for you to lodge your proxy card and vote is August 18, 2017 at 11:59 p.m. (New York time). Please see "Shareholders Entitled to Vote; Voting Materials" below for additional information. If the Merger is not completed, the Company will continue to be a public company in the U.S. and listed on the NYSE. The Company's Shares are not listed and cannot be traded on any stock exchange other than the NYSE.

Vote Required

        Under the Merger Agreement, we cannot complete the Merger unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by an affirmative vote of shareholders representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Please see "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 103 for additional information. Pursuant to the terms of the Share Sale and Support Agreement, we anticipate that at least such number of Shares will be voted in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting of the shareholders of the Company.

Shareholders Entitled to Vote; Voting Materials

        Only holders of Shares entered in the register of members of the Company at the close of business in New York on July 10, 2017, the Record Date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received no later than 11:59 p.m. on August 18, 2017 (New York time).

        Shareholders who have acquired Shares after the close of business in New York on July 10, 2017 may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

        Shareholders registered in the register of members of the Company as of the Record Date who are unable to attend the extraordinary general meeting may appoint another shareholder, a third party or the chairman of the meeting as their proxy to attend the meeting and vote their Shares on their behalf by completing and returning the form of proxy in accordance with the instructions printed thereon.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the shareholder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants its Shares voted, the Shares represented by that proxy card will be voted FOR the proposal to authorize and approve (i) the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A, FOR the proposal to authorize each of the directors of the Company to do all things necessary to give effect to (i) the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, (ii) the Variation of Capital, and (iii) the Amendment of the M&A, and FOR the proposal that the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the extraordinary general meeting.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  first, a registered shareholder may revoke a proxy by written notice of revocation to the Company at its principal executive offices located at Level 12, St. George's Building, 2 Ice House Street, Central, Hong Kong at least four hours before the extraordinary general meeting commences;

  •
  second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company prior to deadline for submission of proxies; or

  •
  third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder's Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters' rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters' rights with respect to your Shares.

Whom to Call for Assistance

        If you have any questions or need assistance in voting your Shares, please contact Georgeson LLC, which is acting as the proxy solicitor in connection with the Merger, as follows:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call toll Free: (866) 257-5415
International Shareholders Please Call: +1 (781) 575-2137

Solicitation of Proxies

        We have engaged Georgeson LLC to assist in the solicitation of proxies from brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that Georgeson LLC's fees for its services will be approximately US$10,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

        The following summary describes material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

        The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Sub, Holdco or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 107.

Structure and Completion of the Merger

        The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will cease to be a publicly traded company and will become a subsidiary of Parent. The closing of the Merger (the "Closing") will occur as soon as practicable, but in any event no later than the tenth business day following the day on which the last of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or such other date as the Company and Parent may mutually determine, provided that in no event will Parent or Merger Sub be obligated to consummate the Closing until the third business day following the final day of the Marketing Period (as defined in the Merger Agreement). At the Effective Time, Merger Sub and the Company will execute the Plan of Merger and such parties will file the Plan of Merger and other related documents with the Registrar of Companies of the Cayman Islands. The Merger will become effective upon the date specified in the Plan of Merger in accordance with the Cayman Islands Companies Law.

        We expect that the Merger will be completed during the second half of 2017, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. We intend, however, to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        At the Effective Time, the memorandum and articles of association adopted by the Surviving Company will be substantially in the same form as the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time, subject to certain differences, including that at the Effective Time (a) the memorandum of association of the Surviving Company will refer to the name of the Surviving Company as "Nord Anglia Education, Inc.," (b) the articles of association of the Surviving Company will refer to the name of the Surviving Company as "Nord Anglia Education, Inc." and (c) references to the authorized share capital of Merger Sub shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary.

        The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time.

Merger Consideration

        Each Share (except as noted below) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$32.50, in cash, without interest and net of any applicable withholding taxes.

        Notwithstanding the foregoing, the following Shares will be cancelled and cease to exist at the Effective Time but will not be converted into the right to receive the consideration described in the immediately preceding sentences:

  (a)
  Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time will be cancelled without payment of any consideration or distribution therefor.

  (b)
  Each of the Dissenting Shares will be cancelled and holders of such Shares immediately before such cancellation will only be entitled to receive the payments resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. See "Dissenters' Rights" beginning on page 98 for additional information.

        At the Effective Time, (i) each Class A ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable Class A ordinary share of the Surviving Company; (ii) each Class B ordinary share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable Class B ordinary share of the Surviving Company.

        The Merger Consideration will not be paid to shareholders who are untraceable unless and until they notify the paying agent appointed by Parent of their current contact details. A holder of Shares will be deemed to be untraceable if (a) such person has no registered address in the register of members (or branch register) maintained by the Company, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (i) has been sent to such person and has been returned undelivered or has not been cashed or (ii) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or (c) notice of the extraordinary general meeting convened to vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, has been sent to such person and has been returned undelivered. Monies due to dissenting shareholders and shareholders of the Company who are untraceable will be returned to the Surviving Company on demand and held in a non-interest-bearing bank account for the benefit of dissenting shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the closing date of the Merger will be forfeited and will revert to the Surviving Company.

Treatment of Company Options and Company Restricted Share Units

        At the Effective Time:

            (i)  the vested options to purchase Shares ("Company Options") that were awarded under the Share Incentive Plan and are outstanding as of the Effective Time will be converted into a right to receive cash payments equal to the product obtained by multiplying (A) the aggregate number of Shares subject to the applicable vested award by (B) US$32.50 (net of exercise price for each Company Option, but not below zero), and

           (ii)  with respect to unvested awards as of the Effective Time (the "Unvested Awards"), including Company Options and restricted share units ("Company RSUs"):

            (A)  fifty percent (50%) of the Unvested Awards will be converted into a right to receive cash payments equal to the product obtained by multiplying (1) the aggregate number of Shares subject to the Award by (2) the US$32.50 (net of exercise price for each Company Option, but not below zero) (each a "Vesting Award"), and

            (B)  fifty percent (50%) of the Unvested Awards will be amended so as to cease to confer any rights to receive Shares but instead will confer rights to receive Class A ordinary shares in Manco which, with respect to and Company RSUs, will have a value equal to the product obtained by multiplying (1) the aggregate number of Shares subject to the award by (2) US$32.50 and which, with respect to Company Options, will be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of shares of Class A ordinary shares of Manco determined by multiplying the number of Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio (as defined below), at an exercise price per share of Class A ordinary shares of Manco equal to (a) the exercise price per Share of such Company Option divided by (b) the Exchange Ratio (each a "Rollover Award"). "Exchange Ratio" means a fraction, (i) the numerator of which is the Merger Consideration and (ii) the denominator of which is the fair market value per share of Class A ordinary shares of Manco as of the Effective Time, as determined by the parties hereto reasonably and in good faith immediately prior to the Effective Time.

provided, that with respect to awards held by non-employee members of the Board, the term "fifty percent (50%)" in (ii)(A) above shall be deemed to be replaced with the term "one-hundred percent (100%)," and (ii)(B) above shall be inapplicable; provided, further, that with respect to each holder of Unvested Awards, the allocation of any such Unvested Awards, as between Vesting Awards or Rollover Awards, shall be applied pro rata as to each tranche or grant of unvested awards based upon date of grant as of the Effective Time. The Merger Agreement also provides for the treatment of restricted shares; however, no restricted shares are outstanding and none will be issued prior to the Closing.

Payment Procedures

        Prior to the Effective Time, Parent will enter into an agreement with a bank or trust company to serve as paying agent with respect to the Merger. At or prior to the Effective Time, or in the case of payments related to the Dissenting Shares, after being ascertained, Parent will deposit with the paying agent for the benefit of the holders of Shares, sufficient cash for the paying agent to pay the aggregate Merger Consideration. As promptly as practicable after the Effective Time, the paying agent will mail to each registered holder of Shares (other than the Excluded Shares and the Dissenting Shares as the case may be) (a) a letter of transmittal specifying the manner in which the delivery of the merger consideration to registered holders of the Shares will be effected and (b) if applicable, instructions for effecting the surrender of any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or Shares of registered shareholders for which there are no share certificates ("Uncertificated Shares") and/or such other documents as may be required in exchange for the Merger Consideration. For Shares represented by share certificates, if any share certificate has been lost, stolen or destroyed, then the person claiming such share certificate to be lost, stolen or destroyed will have to make an affidavit of loss, theft or destruction, and, if required by the Surviving Company or the paying agent, post a bond in a reasonable amount as the Surviving Company or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such share certificate before such person will be entitled to receive the Merger Consideration. Upon the surrender of, if applicable, any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) or Uncertificated Shares, together with a duly completed and validly executed letter of transmittal, each registered holder of Shares (other than the Excluded Shares and the Dissenting Shares, as the case may be) represented by such share certificates and each registered holder of Uncertificated Shares (other than the Excluded Shares and the Dissenting Share, as the case may be) will be entitled to receive a payment in an amount equal to (a) the number of Shares held multiplied by (b) the Merger Consideration, without interest and net of any applicable withholding taxes. The share certificate so surrendered will be marked as cancelled.

        In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the Merger Consideration may be paid to a person other than the person in whose name the relevant Share is registered in the register of members of the Company if the relevant share certificates are presented to the paying agent, accompanied by all documents reasonably required by the Surviving Company to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

Representations and Warranties

        The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including a disclosure schedule delivered by the Company in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of the Merger Agreement.

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due incorporation, valid existence, good standing and qualification, license or authority to carry on the Company's business;

  •
  the memorandum and articles of association or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

  •
  the Company's capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company's shareholders, and the absence of encumbrances on the Company's ownership of the equity interests of its subsidiaries;

  •
  the Company's corporate power and authority to execute, deliver and perform its obligations and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

  •
  the required vote of the Company's shareholders to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

  •
  the recommendation of the Special Committee, the determination of the fairness of the Merger by the Board, the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board and the direction by the Board that the

    Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders for authorization and approval;

  •
  the absence of (a) any conflict with or violation of the organizational documents of the Company and its subsidiaries, (b) any conflict with or violation of applicable law that would, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay or be reasonably be expected to prevent or materially impair or delay, the consummation of Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or (c) any violation, conflict with, requirement of consent under, breach of, loss of benefit under or default under, or any right of termination, amendment, acceleration or cancellation given to others of, or creation of any lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any contract to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets are bound or any material Company permit, which would, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair or delay or be reasonably be expected to prevent or materially impair or delay, the consummation of Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in each case, as a result of the Company's execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger;

  •
  governmental consents and approvals in connection with the Company's execution, delivery and performance of the Merger Agreement and the Transactions, including the Merger;

  •
  compliance with applicable laws, licenses and permits;

  •
  the Company's SEC filings since January 1, 2014 and the financial statements included therein;

  •
  the status of the Company's outstanding indebtedness;

  •
  compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of the NYSE, the Securities Act and the Exchange Act;

  •
  the Company's disclosure controls and procedures and internal controls over financial reporting;

  •
  the absence of certain undisclosed liabilities;

  •
  the absence of false statement or omission of material facts in this proxy statement;

  •
  the absence of a Company Material Adverse Effect and the absence of certain other changes or events from August 31, 2016 to the date of the Merger Agreement;

  •
  the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

  •
  employee benefits plans and labor and employment matters;

  •
  real property and title to assets;

  •
  intellectual property;

  •
  tax matters;

  •
  the absence of secured creditors of the Company;

  •
  material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

  •
  environmental matters;

  •
  insurance;

  •
  education regulatory matters;

  •
  interested party transactions;

  •
  the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the Company, the Shares, the Merger and the Transactions;

  •
  the absence of any undisclosed brokerage, finder's or other fees or commission;

  •
  the receipt by the Special Committee of an opinion from the Special Committee's financial advisor; and

  •
  acknowledgement by Parent and Merger Sub as to the absence of any other representations and warranties by the Company.

        Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to "materiality" or "Company Material Adverse Effect." As used herein and for purposes of the Merger Agreement, a "Company Material Adverse Effect" means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects, is or would reasonably be expected to (i) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its subsidiaries taken as a whole or (ii) prevent the consummation of the Transactions; provided, however, that clause (i) shall not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date of the Merger Agreement following or resulting from:

  (a)
  any outbreak of war or act of sabotage or terrorism or natural or man-made disasters;

  (b)
  changes in laws, IFRS or other applicable accounting rules or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of the Merger Agreement;

  (c)
  changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate;

  (d)
  changes in the financial, credit or other securities or capital markets, or in general economic conditions of any country or jurisdiction in which a material subsidiary of the Company operates;

  (e)
  any failure, in and of itself, of the Company and its subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition);

  (f)
  the execution and delivery of the Merger Agreement or the announcement, pendency or consummation of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company;

  (g)
  any litigation brought by current or former shareholders of the Company alleging breach of fiduciary duty or inadequate disclosure in connection with the Merger Agreement or any of the transactions contemplated thereby or otherwise challenging any of the transactions contemplated thereby;

  (h)
  any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of members of the Parent Group (as defined in the Merger Agreement) or expressly required by the Merger Agreement; or

  (i)
  any breach of the Merger Agreement by Parent or Merger Sub; except, in the case of clause (a), (b), (c) or (d), to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  •
  their due organization, valid existence and good standing and power and authority to carry on their business;

  •
  their memorandum and articles of association being in full force and effect;

  •
  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against them;

  •
  the absence of (a) any conflict with or violation of the memorandum and articles of association of either Parent or Merger Sub, (b) any conflict with or violation of any applicable law which would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions, including the Merger, by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the Merger Agreement or (c) any breach of or default under, or any rights of termination, amendment, acceleration or cancellation given to others of, or the creation of any lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, which would, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions, including the Merger, by Parent or Merger Sub or otherwise be materially adverse to the ability of them to perform their material obligations under the Merger Agreement, in each case, as a result of the execution, delivery and performance of the Merger Agreement and consummation of the Transactions;

  •
  governmental consents and approvals in connection with the execution, delivery and performance of the Merger Agreement and consummation of the Transactions, including the Merger, by Parent and Merger Sub;

  •
  the absence of secured creditors of Merger Sub;

  •
  their capitalization, ownership structure and operations;

  •
  the sufficiency of funds available from the financing to complete the Merger and the other Transactions, including the Merger, subject to certain assumptions;

  •
  the absence of any brokerage, finders' or other fees or commission;

  •
  each Limited Guarantee being in full force and effect and the lack of any default thereunder;

  •
  the absence of legal proceedings and governmental orders against Parent and Merger Sub;

  •
  the absence of undisclosed Shares and other securities of, any other rights to acquire the Shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub, Holdco, the Sponsors, the Guarantors or any of their respective affiliates;

  •
  the absence of false statement or omission of material facts in this proxy statement;

  •
  delivery of true and complete copies of certain agreements with Parent and Merger Sub or any of their respective affiliates or representatives;

  •
  the absence of any undisclosed agreements between or among Parent, Merger Sub, any Sponsor or any of their respective affiliates, and formal or informal arrangements or understandings with any shareholder, director, officer or other affiliate of the Company of any of its subsidiaries (a) relating to the Merger Agreement, the Merger or any other Transactions, or the Surviving Company or any of its subsidiaries or its or their businesses or operations (including as to continuing employment or compensation) from and after the Effective Time, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration.

  •
  independent investigation conducted by Parent and Merger Sub;

  •
  the solvency of the Surviving Company at and immediately after the Effective Time, subject to certain assumptions; and

  •
  acknowledgement by the Company as to the absence of any other representations and warranties by Parent or Merger Sub.

Conduct of Business Prior to Closing

        Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, use reasonable best efforts to preserve substantially intact its assets and the business organization of the Company and its subsidiaries, to keep available the services of its current officers and key employees, and to maintain in all material respects its current relationships with existing persons with which it has material business relations as of the date of the Merger Agreement. Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule of the Company delivered in connection with the Merger Agreement or as required by applicable law, unless Parent consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its subsidiaries to, among other things:

  •
  amend (a) the Company's memorandum and articles of association or (b) equivalent organizational documents of any of the Company's subsidiaries;

  •
  issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (a) with limited exceptions, any shares of any class of the Company or any of its subsidiaries, or (b) with limited exceptions, any property or assets of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of US$30,000,000, except in the ordinary course of business;

  •
  declare, set aside, make or pay any dividend or other distribution with respect to any shares, except for dividends or other distributions from any subsidiary of the Company to the Company or any other subsidiary of the Company or made pursuant to contracts made available to Parent prior to the date of the Merger Agreement and otherwise in the ordinary course of business consistent with past practice;

  •
  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital, except for the purchase of Shares to satisfy obligations under the Share Incentive Plan;

  •
  effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization public offering, or similar transaction involving the Company or any of its material subsidiaries, or create any new subsidiary, other than (a) as contemplated by the Merger Agreement or (b) special purpose vehicles in connection with any Permitted Transactions, as defined under the Merger Agreement;

  •
  subject to certain exceptions, acquire, whether by purchase, merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$30,000,000 in any transaction or related series of transactions;

  •
  incur or guarantee any indebtedness except for the incurrence indebtedness or guarantee of indebtedness (a) under existing credit facilities of the Company or any of its subsidiaries as in effect on the date of Merger Agreement or (b) not in an aggregate amount in excess of US$10,000,000;

  •
  subject to certain exceptions, authorize, or make any commitment with respect to, any single capital expenditure that is in excess of US$10,000,000 or capital expenditures that are, in the aggregate, in excess of US$50,000,000 for the Company and its subsidiaries taken as a whole;

  •
  except as required pursuant to any employee benefit plan or the Merger Agreement, (a) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its subsidiaries who has an annual base salary of more than US$300,000, other than the termination of employees for cause, (b) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of the Company or any of its subsidiaries except as required by applicable law or in the ordinary course of business consistent with past practice, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer, employee or consultant of the Company or any of its subsidiaries except such increases or payments that are made in the ordinary course of business consistent with past practice, (d) make any new equity awards to any director, officer, employee or consultant of the Company or any of its subsidiaries, (e) establish, adopt, amend or terminate any material employee benefit plan or materially amend the terms of any outstanding options to purchase Shares, (f) take any action to accelerate the vesting of options to purchase Shares or (g) forgive any loans to any director, officer, employee or consultant of the Company or any of its subsidiaries;

  •
  make any material changes with respect to financial accounting policies or procedures, except as required by changes in applicable law, statutory or regulatory accounting rules or IFRS or regulatory requirements with respect to financial accounting policies or procedures or where such changes would better reflect the business and operations of the Company and its subsidiaries due to changes in circumstances;

  •
  other than in the ordinary course of business consistent with past practice, (i) amend, modify or consent to the termination of, or waive any material rights under, any material contract (ii) enter into any contract, or series of contracts with the same party, that call for annual aggregate payments of US$3,000,000 or more, other than (i) any lease pursuant to which the Company and its subsidiaries are not obligated to make rental payments in excess of US$5,000,000 in any given year or (ii) for purposes of or to implement any Permitted Transaction (as defined under the Merger Agreement);

  •
  enter into any contract with any of the directors or executive officers of the Company;

  •
  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it that is not promptly replaced by a comparable amount of insurance coverage;

  •
  commence any action for a claim of more than US$1,000,000 (excluding any action seeking injunctive relief or other similar equitable remedies) or settle any action other than (i) any settlement involving the payment of monetary damages not in excess of US$1,000,000 and (ii) settlements of any pending or threatened action reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of August 31, 2016 included in the Company's SEC reports for an amount not in excess of the amount so reflected or reserved;

  •
  permit any intellectual property owned by the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, to lapse or to be abandoned, dedicated to the public or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by the Company or any of its subsidiaries;

  •
  fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act;

  •
  enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company or any of its subsidiaries to any third party, other than (i) payments in connection with purchases of vehicles, facilities, equipment, supplies or computers in the ordinary course of business, (ii) pursuant to contracts in effect as of the date of the Merger Agreement that have been made available to Parent or (iii) in connection with any Permitted Transaction (as defined under the Merger Agreement);

  •
  engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

  •
  make or change any material tax election, enter into any material closing agreement with respect to material taxes, or surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or change any method of tax accounting; or

  •
  enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Go-Shop; No Solicitation of Transactions

        From the date of the Merger Agreement until the Go-Shop Period End Date, the Company, its subsidiaries and its and their respective representatives will have the right (acting under the direction of the Special Committee) to directly or indirectly (1) initiate, solicit, encourage and/or facilitate inquiries, proposals or offers with respect to or that could reasonably be expected to lead to a Competing Transaction (as defined below), including by way of public disclosure and by way of providing access to non-public information to any person pursuant to one or more Acceptable Confidentiality Agreements (as defined below) or by way of providing a waiver, amendment or release to any person (each, a "Solicited Person"); provided, that the Company shall promptly (and in any event within two business days) provide to Parent any information concerning the Company or its subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent; and (2) enter into, maintain and/or continue discussions or negotiations with respect to such inquiries, proposals or offers or otherwise cooperate with, assist or participate in, or facilitate such inquiries, proposals, offers, discussions or negotiations.

        Within 48 hours following the Go-Shop Period End Date, the Company shall notify Parent in writing of the material terms and conditions of any proposal or offers regarding a Competing Transaction (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof, together with copies of any other material documents or drafts of material agreements related to such Competing Transaction. Except as otherwise expressly provided in the Merger Agreement, the Company shall (x) immediately cease any activities permitted by the preceding sentence and any discussions or negotiations with any person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected to lead, to a Competing Transaction, and (y) promptly request each person (other than Parent and any Excluded Party) that has heretofore executed a standstill, confidentiality or similar agreement in connection with such person's consideration of a Competing Transaction to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of the applicable agreement.

        The Company has agreed that, immediately after the Go-Shop Period End Date until the earlier of the Effective Time or the termination of the Merger Agreement, neither it nor any of its subsidiaries will, and the Company will cause its and its subsidiaries' representatives, not to, directly or indirectly:

  •
  solicit, initiate or encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquires or the making of any proposal or offer that constitutes, or that in the Company's good-faith judgment could reasonably be expected to lead to, any Competing Transaction (as defined below);

  •
  enter into, maintain or continue discussions or negotiations with, or provide any non-public information concerning the Company or any of its subsidiaries to, any third party in furtherance of such inquiries or with the intent to induce or obtain such a proposal or offer for a Competing Transaction;

  •
  agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction, other than an Acceptable Confidentiality Agreement;

  •
  grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or anti-takeover law; or

  •
  authorize or permit any of the representatives of the Company or any of the subsidiaries of the Company to do any of the foregoing.

        As used herein and for purposes of the Merger Agreement, a "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition to a third party of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition to a third party of 20% or more of the equity securities of the Company, or securities convertible into or exchangeable for 20% or more of the equity securities of the Company; (iv) any tender offer or exchange offer (as such terms are defined under the Exchange Act) that, if consummated, would result in any third party beneficially owning 20% or more of the equity securities of the Company; or (v) any combination of the foregoing; and an "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreements between the Company and each Sponsor or sources of financing in connection with the Transaction, as amended and restated from time to time; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement.

        The Company has agreed, following the Go-Shop Period End Date, to notify Parent as promptly as practicable (and in any event within 48 hours after the Company has knowledge thereof) of receipt by the Company of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction, specifying the material terms and conditions thereof (including any material amendments or proposed material amendments), the identity of the party making such proposal or offer or inquiry or contact, and whether the Company has any intention to provide confidential information to such person. The Company must also keep Parent informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and the terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). The Company is required to provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction.

        The Company has agreed not to, and will cause its subsidiaries not to, enter into any confidentiality agreement with any third party subsequent to the date of the Merger Agreement that prohibits the Company from providing such information to Parent.

        After the Go-Shop Period End Date and prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of the Company's "no-shop" obligations under the Merger Agreement described above, the Company, its subsidiaries and their representatives may, acting under the recommendation of the Special Committee, (a) contact the person who has made such proposal or offer to clarify and understand the terms and conditions thereof to the extent the Special Committee has determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal, (b) grant a waiver, amendment or release under any standstill, confidentiality or similar agreement or anti-takeover law for the purpose of allowing any person or group of persons to make a proposals or offers with respect to a Competing Transaction, (c) provide information in response to the request of the person who has made such proposal or offer if such person has executed an Acceptable Confidentiality Agreement (provided that the Company will concurrently make available to Parent any information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Parent or its representatives) and (d) engage or participate in any discussions or negotiations with such person. In each such case referred to in clauses (c) and (d) above, prior to taking any such actions, the Special Committee must have (i) determined, in its good-faith judgment, after consultation with its financial advisor and outside legal counsel that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (ii) determined, in its good-faith judgment, after consultation with its outside legal counsel, that, in light of such proposal or offer, failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law and (iii) provided written notice to Parent at least one business day prior to taking any such action. For the avoidance of doubt, after the Go-Shop Period End Date, the Company may continue to take any of the actions described in this paragraph (subject to the limitations and obligations set forth herein) with respect to any written bona fide proposals or offers regarding a Competing Transaction submitted by any person on or before the Go-Shop Period End Date if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such proposal or offer constitutes, or may reasonably be expected to result in, a Superior Proposal (each such person, an "Excluded Party").

        As used herein and for purposes of the Merger Agreement, a "Superior Proposal" means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of the Merger Agreement, that would result in any person or "group" (as defined under Section 13(d) of the Exchange Act) (or its or their shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that the Board has determined in its good faith judgment, upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company's shareholders (other than Premier Education) from a financial point of view than the Transactions; provided, that no offer or proposal shall be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

No Change of Recommendation

        The Board and the Special Committee have each resolved to recommend that the Company's shareholders authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Under the terms of the Merger Agreement, neither the Board nor any committee of the Board may:

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  (a) change, withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Parent or Merger Sub, the Board's recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the "Company Recommendation"), (b) fail to include the Company Recommendation in this proxy statement, (c) adopt, approve or recommend (or publicly propose to do so) to the Company's shareholders a Competing Transaction, (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, provided that a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Board has received and is currently evaluating such tender offer or exchange offer and/or describing the operation of the Merger Agreement with respect thereto will not be prohibited or be deemed to be a Change in the Company Recommendation) within 10 business days after commencement thereof, (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction or (f) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within 10 business days after Parent so requests in writing (any of the foregoing, a "Change in the Company Recommendation"); or

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  subject to certain exceptions, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar document or contract with respect to any Competing Transaction.

        If, however, following the date of the Merger Agreement and prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Company receives a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the "no-shop" obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Board may, upon the recommendation of the Special Committee, effect a Change in the Company Recommendation with respect to such Superior Proposal and/or authorize the Company to terminate the Merger Agreement, but only:

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  if the Company has complied with the "go-shop" and "no-shop" obligations under the Merger Agreement described above with respect to such proposal or offer;

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  after providing at least five business days' written notice to Parent advising Parent that the Board has received a proposal or offer that constitues a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such proposal or offer and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement in accordance with the terms thereof and the manner in which it intends (or may intend) to do so;

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  after negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing, so that such proposal or offer would cease to constitute a Superior Proposal;

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  after permitting Parent and its representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement, the financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that any material modifications to such proposal or offer that the Board has determined to be a Superior Proposal will be deemed a new Superior Proposal for which a new notice to Parent must be given; provided further, that with respect to such new Superior Proposal, the notice period will be deemed to be a three-business-day period; and

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  following the end of such five-business-day period or three-business-day period (as applicable), the Board will have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel) that taking into account any changes to the Merger Agreement and the financing proposed by Parent and Merger Sub in response to the notice of Superior Proposal or otherwise, that such proposal or offer giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

        In addition, the Company has agreed not to enter into any agreement with respect to a Superior Proposal unless the Company has concurrently paid to Parent the termination fee as described in further detail in "—Termination Fees" beginning on page 94.

        The Board may also effect a Change in the Company Recommendation if, following the date of the Merger Agreement and prior to obtaining the required shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, an Intervening Event (as defined below) occurs and the Board acting upon the unanimous recommendation of the Special Committee determines in its good-faith judgment (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided that the Board may not make such Change in the Company Recommendation unless the Company has (a) provided to Parent at least five business days' prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board (acting only upon the recommendation of the Special Committee) to take such action and (b) during such five-business-day period, if requested by Parent, engaged in good-faith negotiations with Parent, Merger Sub and their respective representatives to amend the Merger Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

        As used herein and for purposes of the Merger Agreement, an "Intervening Event" means a material event, occurrence, change or development affecting or with respect to the Company, its subsidiaries or their respective business, assets or operations that (i) was unknown by the Board and the Special Committee as of or prior to the date of the Merger Agreement, and (ii) occurs, arises or becomes known to the Board or the Special Committee after the date of the Merger Agreement and on or prior to the receipt of the required shareholders authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; provided that in no event shall the receipt, existence or terms of a Competing Transaction or Superior Proposal constitute an Intervening Event.

Shareholders' Meeting

        The Company has agreed that unless the Merger Agreement is terminated, the Company will duly convene and cause to occur within 40 days after the date of the mailing of this proxy statement to the Company's shareholders an extraordinary general meeting for the purpose of obtaining shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        The Company may, after consultation in good faith with Parent, recommend the adjournment of the extraordinary general meeting to its shareholders (a) to the extent necessary to ensure that any supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the extraordinary general meeting, (b) if as of the time for which the extraordinary general meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the extraordinary general meeting or (c) to the extent required by applicable law. If the extraordinary general meeting is adjourned in accordance with the immediately preceding sentence, the Company will convene and hold the extraordinary general meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company will not recommend to its shareholders the adjournment of the extraordinary general meeting to a date that is less than five business days prior to the Termination Date under the Merger Agreement.

        Parent has agreed that, at the extraordinary general meeting, it will and will cause Holdco and Merger Sub to vote, or cause to be voted all Shares, if any, then beneficially owned by Holdco, Parent or Merger Sub or with respect to which Holdco, Parent or Merger Sub otherwise has, directly or indirectly, voting power in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

        The Company has agreed that unless the Board effects a Change in the Company Recommendation in the manner described above, the Board is required to recommend that the Company's shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and include such recommendation in this proxy statement and use its reasonable best efforts to solicit from its shareholders proxies in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and take all other actions necessary or advisable to secure the required shareholder authorization and approval. If, however, prior to the receipt of the shareholders' authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (a) the Board has, upon the unanimous recommendation of the Special Committee authorized the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal and (b) the Company concurrently with the termination of the Merger Agreement enters into an alternative acquisition agreement with respect to such Superior Proposal in accordance with the Merger Agreement, the Company will have the right not to submit the Merger Agreement, the Plan of Merger and the Transactions to the Company's shareholders for approval at the extraordinary general meeting.

Indemnification; Directors' and Officers' Insurance

        Pursuant to the Merger Agreement, Parent and Merger Sub have agreed that:

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  The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its and its subsidiaries' directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

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  The memorandum and articles of association of the Surviving Company and each of its subsidiaries (or such documents of any successor to the business of the Surviving Company or any of its subsidiaries) will contain provisions no less favorable to the directors, officers or employees of the Company with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company and each of its subsidiaries as in effect on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were or had been directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

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  The Surviving Company will, and Parent will cause the Surviving Company to, maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms, conditions, retentions and limits of liability no less favorable than the existing insurance from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to its directors' and officers' liability insurance policies; provided that the Surviving Company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. If the annual premium for such insurance exceeds 300% of the current annual premium paid by the Company for such insurance, the Surviving Company must obtain a policy with the greatest coverage for a cost not exceeding such amount. In the alternative, the Company may and, at Parent's request, the Company will, purchase a six-year "tail" prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company. If a "tail" prepaid policy has been obtained by the Company prior to the Closing, the

    Surviving Company will (and Parent will cause the Surviving Company to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

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  From and after the Effective Time, the Surviving Company will (and Parent will cause the Surviving Company to) indemnify and hold harmless the indemnified parties against certain kinds of liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time to the extent provided under the Company's or its subsidiaries' organizational and governing documents or agreements in effect on the date of the Merger Agreement (iii) acts or omissions or alleged acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries (regardless of whether such act or omission or alleged act or omission occurred prior to, at or after the Effective Time) and (iv) any of the Transactions; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

Financing

        As of the date of the Merger Agreement, Parent delivered to the Company copies of (i) executed Debt Commitment Letters and related fee letters from the financial institutions named therein confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein in connection with the Transactions (the "Debt Financing"), (ii) the executed Preferred Equity Commitment Letter from the purchasers named therein (together with the Debt Commitment Letters, the "External Financing Commitments"), confirming their respective commitments, subject to the terms and conditions thereof, to invest directly or indirectly in Merger Sub the respective cash amounts set forth therein in connection with the Transactions (the "Preferred Equity Financing" and together with the "Debt Financing", the "External Financing"), and (iii) executed Equity Commitment Letters (together with the External Financing Commitments and/or, if applicable the Alternative Financing Documents (as defined below), the "Financing Documents") pursuant to which each of the Sponsors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein (the "Equity Financing" and, together with the External Financing and/or, if applicable, the Alternative Financing, the "Financing").

        Each of Parent and Merger Sub has agreed that it will use its commercially reasonable efforts and cause its controlled affiliates to use commercially reasonable efforts, to take, or cause to be taken, all actions necessary or reasonably advisable to obtain the financing for the Merger contemplated by the Financing Documents on or prior to the closing date of the Merger, including with respect to the following: (i) obtain the External Financing on the terms and conditions described in the External Financing Commitments or on other terms no less favorable in any material respect, in aggregate, to Parent and Merger Sub than those described in the External Financing Commitments, (ii) comply with and maintain in effect the External Financing Commitments until the Transactions are consummated, (iii) negotiate and enter into Definitive Debt Documents (as defined below) no later than the Closing on the terms and conditions set forth in the Debt Commitment Letters (including any "market flex" provisions in any Fee Letter) and (iv) satisfy, or cause to be satisfied (or obtaining the waiver of), on a timely basis all conditions to the closing of the Merger and funding under the External Financing Commitments applicable to Parent and/or Merger Sub that are within their control; provided that Parent and Merger Sub may amend, supplement, waive or modify the External Financing Commitments or any Definitive Debt Document, and/or elect to replace all or any portion of the External Financing with alternative financing (the "Alternative Financing"), in each case so long as (i) the aggregate proceeds of the External Financing (as amended, supplemented, waived or modified) and/or any

Alternative Financing, together with the aggregate proceeds of the Equity Financing, will be sufficient for Parent and the Surviving Company to pay (A) the Merger Consideration and (B) any other amounts required to be paid by Parent or Merger Sub on the closing date of the Merger in connection with the consummation of the Transactions and (ii) such amendment or modification or the alternative debt financing would not impose new, additional or expanded conditions when compared to the applicable External Financing Commitments (as in effect on the date of the Merger Agreement) that would prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions and (C) such amendment or modification or the Alternative Financing would not adversely impact the ability of Parent to enforce its rights against the other parties to any Debt Commitment Letter, the Fee Letter or any Definitive Debt Document entered into in connection therewith. Upon the Company's reasonable request, Parent will keep Company reasonably informed of developments in respect of the financing process. Without limiting the generality of the foregoing, Parent will give the Company reasonably prompt notice (any in any event, within three business days) of (A) the receipt or delivery by Parent or Merger Sub of any written notice or other written communication, in each case from any Person party to the External Financing Commitments (or any affiliate of such Person) with respect to any actual termination or repudiation in writing by any financing source party to the External Financing Commitments with respect to the obligation to fund the External Financing or any written notice as to a material breach or dispute related to the Financing or (B) the expiration or termination prior to closing date of the Merger for any reason of the External Financing Commitments, the Equity Commitment Letter, or any Definitive Debt Document entered into in connection therewith (or if any Person party thereto attempts or purports in writing to terminate the External Financing Commitments, the Equity Commitment Letter, or any definitive agreements entered into in connection therewith, whether or not such attempted or purported termination is valid). In connection with any notice thereof, Parent shall promptly provide information reasonably requested by the Company relating to any circumstance referred to in (A) or (B) of the immediately preceding sentence. Parent shall deliver to the Company true and complete copies of all contracts or other arrangements pursuant to which any alternative sources have committed to provide Alternative Financing (the "Alternative Financing Documents") as promptly as practicable after execution thereof. In the event any portion of the External Financing becomes unavailable on the terms and conditions contemplated in the External Financing Commitments, (i) Parent is required to notify the Company promptly and (ii) Parent and Merger Sub shall use their commercially reasonable efforts to obtain Alternative Financing from alternative sources in an amount sufficient to consummate the Transactions, including the Merger, which Alternative Financing shall comply with (A) and (C) of this paragraph.

        The Company has agreed to provide to Parent and Merger Sub all reasonable cooperation requested by Parent in connection with the arrangement of the financing and the Transactions, including:

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  upon reasonable prior notice and at mutually agreed times, participating in (including reasonable preparation for) a reasonable number of meetings, conference calls, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings;

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  assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents and other marketing documents reasonably requested by Parent, Merger Sub or their respective Representatives in connection with the External Financing and/or Alternative Financing;

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  as promptly as practicable, using commercially reasonable efforts to furnish to Parent, Merger Sub and any of their External Financing and/or Alternative Financing sources with the Required Information and any other customary financial and other pertinent information regarding the Company and its subsidiaries that is customarily included in information memoranda or other customary marketing documents used to syndicate credit facilities of the type to be included in the Financing or the Alternative Financing as may be reasonably requested by Parent or Merger Sub;

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  (A) to the extent not prohibited by applicable Laws or contracts, using commercially reasonable efforts to facilitate the granting of guaranty and/or security or pledging of collateral and (B) using commercially reasonable efforts to execute and deliver any credit agreements, guarantees, pledge and security documents, commitment letters, certificates and other definitive financing documents (the "Definitive Debt Documents");

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  using commercially reasonable efforts to furnish Parent, Merger Sub and their respective Representatives, as well as any prospective lenders involved in the External Financing and/or Alternative Financing, promptly with all documentation and other information required with respect to the External Financing and/or Alternative Financing under applicable "know your customer" and anti-money laundering rules and regulations to the extent, and as, required by the External Financing Commitments, subject to the terms of confidentiality agreements between the Company and each Sponsor or sources of Financing;

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  cooperating in satisfying the conditions precedent set forth in the Debt Commitment Letters or any Definitive Debt Document to the extent within their control;

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  obtaining a certificate of the chief financial officer (or person that will perform similar functions of the Group Companies following the Closing) with respect to solvency matters in the form required by the Debt Commitment Letters;

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  arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the closing date of the Merger.

        Parent will within 30 days after written request by the Company or its representative, subject to certain exceptions, reimburse the Company for all reasonable and documented out-of-pocket expenses incurred by the Company or any of its subsidiaries or its or their respective representatives in connection with such cooperation or assistance requested by Parent as listed in the preceding paragraph, and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all damages suffered by any of them prior to the Closing in connection with any assistance taken by them as listed in the preceding paragraph, except (x) to the extent such damages result from the gross negligence, willful misconduct or bad faith of the Company or any of its subsidiaries or its or their respective representatives or (y) with respect to any historical information provided by the Company or any of its subsidiaries or its or their respective representatives.

Agreement to Use Reasonable Best Efforts

        The parties to the Merger Agreement have agreed to coordinate with one another and use reasonable best efforts to take all appropriate actions and do all things necessary, proper or advisable to consummate and make effective the Transactions (including cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust laws as soon as possible); provided that no party will be required to take any action if such action would result in or may be reasonably likely to result in a Company Material Adverse Effect.

Certain Additional Covenants

        Pursuant to the terms of the Merger Agreement, the Company, Parent and Merger Sub have agreed to certain additional covenants related to the following:

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  the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

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  access by Parent and its authorized representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information between the date of the Merger Agreement and the earlier of the Effective Time and termination of the Merger Agreement (subject to all applicable legal or contractual obligations and restrictions);

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  notification of certain events;

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  for Merger Sub to perform its obligations under the Merger Agreement and to consummate the Transactions;

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  participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions;

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  the prompt delivery to Parent of the resignation of the directors of the Company or any of its subsidiaries designated by Parent;

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  consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions;

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  delisting by the Surviving Company from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time;

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  elimination or minimization of the effects of certain takeover statutes;

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  restrictions on Parent, Merger Sub and the Buyer Group entering into or amending, modifying, waiving any provision of, withdrawing, terminating, or entering into contracts with the Buyer Group that would prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions, including the Merger or any contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective affiliates receives any consideration or other economic value from any person in connection with the transactions consummated by the Merger Agreement that is not provided in existing contracts as of the date of the Merger Agreement; and

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  provision of compensation, health and welfare benefits at substantially comparable levels to continuing employees.

Conditions to the Merger

        The consummation of the Merger is subject to the satisfaction of the following conditions:

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  the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved at the extraordinary general meeting by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class;

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  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, which is in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions; and

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  certain specified requisite regulatory approvals having been obtained and being in full force and effect.

        The obligations of Parent and Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Parent or Merger Sub, of the following conditions:

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  the representations and warranties of the Company in the Merger Agreement (without giving effect to any qualifications as to "materiality" or "Company Material Adverse Effect") being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where the failure to be so true and correct does not constitute a Company Material Adverse Effect; provided that (a) for certain representations and warranties of the Company, such representations and warranties must be true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time) and (b) for certain representations and warranties of the Company, such representations and warranties must be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time);

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  the Company having performed or complied with, in all material respects, all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

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  the Company having delivered to Parent a certificate dated the closing date of the Merger, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

  •
  there not having been any Company Material Adverse Effect since the date of the Merger Agreement that remains continuing.

        The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the Merger Agreement (without giving effect to any qualifications as to "materiality") being true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger, as if made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except where such failure, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay the consummation of the Transactions or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions, including the Merger;

  •
  each of Parent and Merger Sub having performed or complied with, in all material respects, all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger; and

  •
  Parent having delivered to the Company a certificate dated the closing date of the Merger, signed by a director or executive officer of Parent, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Effective Time:

  (a)
  by mutual written consent of the Company and Parent with the approval of their respective boards of directors (and in the case of the Company, acting only upon the unanimous recommendation of the Special Committee);

  (b)
  by either the Company (acting only upon the unanimous recommendation of the Special Committee) or Parent (provided that this termination right is not available to either the Company or Parent to the extent such party's failure to fulfill any of its obligations under the Merger Agreement (or other breach thereof) has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied or such right to terminate), if:

  •
  the Merger is not completed on or before November 30, 2017 (the "Termination Date") (a "Termination Date Termination Event");

  •
  any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law, award, writ, injunction, determination, rule, regulation, judgment, decree or executive order or taken any other final and non-appealable action, that has the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger; or

  (c)
  by the Company (acting only upon the unanimous recommendation of the Special Committee), if:

  •
  Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, (i) such that the conditions to the obligations of the Company to complete the Merger would not be satisfied and (ii) which breach is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided that the Company is not in breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of Parent and Merger Sub to complete the Merger (a "Parent and Merger Sub Breach Termination Event");

  •
  (i) all of the conditions to the obligations of Parent and Merger Sub to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions to the obligations of the Company to complete the Merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within five business days following the date on which the Closing should have occurred pursuant to the Merger Agreement (a "Parent and Merger Sub Failure to Close Termination Event");

  •
  prior to receipt of shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (i) the Board has, upon the unanimous recommendation of the Special Committee, authorized the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal and (ii) the Company concurrently with the termination of the Merger Agreement enters into an alternative acquisition agreement with respect to such Superior Proposal; provided that the Company will not be entitled to terminate the Merger Agreement unless the Company has (a) complied in all respects with the "no-shop" obligations under the Merger Agreement

      (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (b) pays in full the Company termination fee prior to or concurrently with taking any such action (a "Superior Proposal Termination Event"); or

    •
    failure to obtain the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting duly convened and concluded or any adjournment thereof (a "No-Vote Termination Event");

  (d)
  by Parent, if:

  •
  the Company has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, (i) such that the conditions to the obligations of Parent and Merger Sub to complete the Merger would not be satisfied and (ii) which breach is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Parent or Merger Sub (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), provided that Parent and Merger Sub are not in material breach of any representations, warranties, agreements, covenants or agreements that would give rise to the failure of a condition to the obligations of the Company to complete the Merger (a "Company Breach Termination Event"); or

  •
  the Board or any committee thereof has effected a Change in the Company Recommendation (a "Change in the Company Recommendation Termination Event").

Termination Fees

        The Company is required to pay Parent the Company Termination Fee (as defined below) in the event the Merger Agreement is terminated:

  •
  by either the Company or Parent if (a) a bona fide proposal or offer with respect to a Competing Transaction has been made, proposed or communicated and not withdrawn after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company or Parent terminates the Merger Agreement due to a Termination Date Termination Event and (c) within 12 months after such termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (provided that all references to "20%" in the definition of "Competing Transaction" under the Merger Agreement will be deemed to be references to "50%" in this section);

  •
  by Parent pursuant to a (a) Company Breach Termination Event or (b) Change in the Company Recommendation Termination Event; or

  •
  by the Company pursuant to a Superior Proposal Termination Event.

        "Company Termination Fee" means (i) if payable in connection with a termination of the Merger Agreement by the Company pursuant to a Superior Proposal Termination Event on or prior to the Go-Shop Period End Date, an amount equal to US$34,580,000 and (ii) if payable in any other circumstance, an amount equal to US$69,160,000.

        Parent is required to pay the Company a termination fee of US$138,320,000 in the event the Merger Agreement is terminated:

  •
  by the Company pursuant to a Parent and Merger Sub Breach Termination Event; or

  •
  by the Company pursuant to a Parent and Merger Sub Failure to Close Termination Event.

        In the event that the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, the Company or Parent, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee, together with accrued interest on such unpaid termination fee.

Fees and Expenses

        Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Modification or Amendment; Waiver of Conditions

        The Merger Agreement may be amended by an instrument in writing signed by the parties thereto at any time prior to the Effective Time with the approval of their respective boards of directors (or in the case of the Company, by or on behalf of the Special Committee); provided that after authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company's shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger.

        At any time prior to the Effective Time, each of the parties (by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Board (upon recommendation of the Special Committee)) to the Merger Agreement may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

Remedies and Limitations on Liabilities

        The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. The Company's right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the Closing, is, however, subject to (i) all of the conditions to Parent's and Merger Sub's obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger) having been satisfied or waived, (ii) Parent and Merger Sub failing to complete the Closing by the date on which the Closing should have occurred pursuant to the Merger Agreement, (iii) the External Financing (or any alternative financing as permitted under the Merger Agreement) having been funded or will be funded at the Closing if the Equity Financing is funded at the Closing in accordance with the terms thereof and (iv) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company's obligations to complete the Merger have been satisfied or that it is willing to waive any of such conditions and (b) if specific performance is granted and the Equity Financing and External Financing are funded, then the Closing will occur. In no event will the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded or to effect the Closing if the External Financing (or, if applicable, alternative financing) has not been funded (or will not be funded at the Closing even if the equity financing is funded at the Closing).

        While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

        The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$138,320,000 and the Company Termination Fee, respectively, and reimbursement of certain expenses in the event the Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement.

 PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

 DISSENTERS' RIGHTS

        The following is a summary of the rights of Shareholders to dissent from the Merger and receive payment of the fair value of their shares (referred to in this proxy statement as "Dissenters' Rights"). You must be a registered holder of Shares in order to exercise these rights.

        The Cayman Islands Companies Law provides for a right of dissenting Shareholders to be paid a payment of the fair value of their Shares upon their dissenting to the Merger if they comply with the following procedure:

          (a)   The Shareholder must give written objection to the Merger to the Company before the vote on the Merger. Such objection must include a statement that the Shareholder proposes to demand payment for his shares if the Merger is authorized by the vote.

          (b)   Within 20 days following the date on which the Merger is approved by the Shareholders, the Company must give written notice of the approval to each Shareholder who made a written objection.

          (c)   A Shareholder must within 20 days following the date on which such notice is given by the Company, give the Company a written notice of his intention to dissent, stating (i) its name and address; (ii) the number and classes of Shares in respect of which it dissents (this must be all the Shares that he holds in the Company); and (iii) a demand for payment of the fair value of his Shares. The Shareholder will cease to have any rights of a Shareholder upon the giving of such notice of dissent except the right to be paid the fair value of its Shares (and the right to participate in court proceedings to determine the fair value of its Shares and the right to institute proceedings on the grounds that the Merger is void or unlawful).

          (d)   Within seven days following the date of the expiration of the period set out in paragraph (c) above or within seven days following the date on which the Plan of Merger is filed with the Cayman Islands Registrar of Companies, whichever is later, the Company must make a written offer to each dissenting Shareholder to purchase their Shares at a price that the Company determines is the fair value, and if the Company and the Shareholder agree upon a price within 30 days following the date on which the offer was made, the Company must pay the Shareholder such amount.

          (e)   If the Company and the Shareholder fail to agree upon a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the Company shall (and any Shareholder may) file a petition with the Court to determine the fair value and such petition must be accompanied by a verified list of the names and addresses of the dissenting Shareholders with whom agreements as to the fair value of their Shares have not been reached by the Company. The Company must serve a copy of such petition on the other parties.

        At the hearing, the Court has the power to determine the fair value of the Shares together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value. Any dissenting Shareholder whose name appears on the list filed by the Company may participate fully in all proceedings until the determination of fair value is reached.

        The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a dissenting Shareholder, the Court may order all or a portion of the expenses incurred by any dissenting Shareholder in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the Shares that are the subject of the proceeding.

        The above summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of exercising your Dissenters' Rights, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenters' Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the requirements of the Cayman Islands Companies Law, you may lose your Dissenters' Rights.

FINANCIAL INFORMATION

        The following sets forth selected historical consolidated financial information of the Company. The financial data for the years ended August 31, 2015 and 2016 has been derived from the audited financial statements filed as part of the Company's annual report on Form 20-F for the fiscal year ended August 31, 2016, as amended by the Company's report on Form 20-F/A filed with the SEC on June 9, 2017. The financial data for the six months ended February 29, 2016 and February 28, 2017 has been derived from the unaudited financial statements included as part of the Company's current report on Form 6-K dated April 27, 2017. The information set forth below is not necessarily indicative of future results and should be read in conjunction with (a) "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's annual report on Form 20-F for the fiscal year ended August 31, 2016, as amended by the Company's report on Form 20-F/A filed with the SEC on June 9, 2017, and (b) the unaudited consolidated financial statements and other financial information for the six months ended February 29, 2016 and February 28, 2017 included in the Company's current report on Form 6-K dated April 27, 2017, both of which are incorporated into this proxy statement by reference. Please see "Where You Can Find More Information" for a description of how to obtain a copy of such reports.

Condensed Consolidated Income Statement Data:

	Year Ended		Six Months Ended
	August 31, 2015	August 31, 2016	February 29, 2016	February 28, 2017
	(in millions of U.S. dollars, except per share data)
Revenue	573.1	856.0	487.4	520.5
Cost of sales	(355.8)	(522.2)	(293.0)	(323.0)
Gross profit	217.3	333.8	194.4	197.5
Selling, general and administrative expenses	(129.8)	(192.7)	(92.3)	(102.2)
Depreciation	(0.7)	(0.8)	(0.4)	(0.3)
Amortization	(13.9)	(18.7)	(9.2)	(9.1)
Impairment	—	(1.0)	—	—
Other gains	12.4	13.4	5.3	18.3
Exceptional expenses	(18.8)	(8.8)	(4.9)	(1.3)
Total expenses	(150.8)	(208.6)	(101.5)	(94.6)
Operating profit	66.5	125.2	92.9	102.9
Finance income	2.4	2.3	1.7	1.9
Finance expense	(48.7)	(65.9)	(26.8)	(28.5)
Net finance expense	(46.3)	(63.6)	(25.1)	(26.6)
Profit before income tax	20.2	61.6	67.8	76.3
Income tax expense	(12.5)	(12.4)	(14.1)	(17.5)
Profit for the period	7.7	49.2	53.7	58.8
Profit attributable to:
—Owners of the parent	6.5	47.1	52.8	57.7
—Non-controlling interest	1.2	2.1	0.9	1.1
Profit for the period	7.7	49.2	53.7	58.8
Earnings per ordinary share(1) (in U.S. dollars)
Basic	0.07	0.45	0.51	0.55
Diluted	0.07	0.45	0.51	0.55

(1)
Earnings per ordinary share is calculated by dividing profit for the period by the weighted average ordinary shares outstanding for the period. For the year ended August 31, 2015, the basic and diluted weighted average ordinary shares outstanding were 99.4 million and 99.5 million, respectively. For the year ended August 31, 2016, the basic and diluted weighted average Shares outstanding were 104.1 million and 104.1 million, respectively. For the six months ended February 29, 2016 the basic and diluted weighted average Shares outstanding were 104.1 million Shares. For the six months ended February 28, 2017 the basic and diluted weighted average Shares outstanding were 104.1 million and 105.6 million Shares, respectively.

Condensed Consolidated Balance Sheet Data:

	As of August 31, 2016	As of February 28, 2017
	(in millions of U.S. dollars)
Non-current assets
Property, plant and equipment	328.5	325.8
Intangible assets	1,365.4	1,333.6
Investments in joint ventures and associates	0.5	0.4
Derivative financial instruments	—	4.0
Trade and other receivables	42.0	42.6
Deferred lease expense	30.6	29.8
Deferred tax assets	79.0	75.6
	1,846.0	1,811.8
Current assets
Current tax assets	3.4	4.6
Inventories	4.3	3.3
Derivative financial instruments	—	2.4
Trade and other receivables	132.5	107.1
Deferred lease expense	1.7	2.3
Cash and cash equivalents (excluding bank overdrafts)	371.9	225.7
	513.8	345.4
Assets held for sale	8.3	—
Total assets	2,368.1	2,157.2
Current liabilities
Trade and other payables	(140.3)	(138.0)
Interest-bearing loans and borrowings	(5.0)	(41.3)
Finance lease liabilities	(1.2)	(1.2)
Deferred revenue	(550.0)	(292.7)
Deferred gain	(0.2)	(0.2)
Provisions for other liabilities and charges	(0.0)	—
Current tax liabilities	(4.5)	(12.3)
	(701.2)	(485.7)
Non-current liabilities
Interest-bearing loans and borrowings	(1,058.2)	(1,050.0)
Derivative financial instruments	(25.2)	(26.8)
Finance lease liabilities	(63.3)	(61.3)
Other payables	(49.1)	(49.5)

	As of August 31, 2016	As of February 28, 2017
	(in millions of U.S. dollars)
Deferred revenue	(8.0)	(8.7)
Deferred gain	(12.1)	(11.7)
Retirement benefit obligations	(48.9)	(37.3)
Deferred tax liabilities	(110.2)	(107.6)
	(1,375.0)	(1,352.9)
Total liabilities	(2,076.2)	(1,838.6)
Net assets	291.9	318.6
Equity attributable to equity holders of the parent
Share capital	1.0	1.0
Share premium	736.0	736.2
Other reserves	6.9	6.9
Currency translation reserve	(91.7)	(133.2)
Shareholder deficit	(365.7)	(297.5)
	286.5	313.4
Non-controlling interest	5.4	5.2
Total Equity	291.9	318.6

Ratio of earnings to fixed charges:

	Year Ended		Six Months Ended
	August 31, 2015	August 31, 2016	February 29, 2016	February 28, 2017
Ratio of earnings to fixed charges(1)	1.3	1.6	2.5	2.6

(1)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of profit before income tax plus fixed charges. Fixed charges includes (a) an adjustment for unrealized foreign exchange gain arising from the revaluation of the CHF200.0 million senior secured notes to U.S. dollars and (b) one-third of rental expense relating to operating leases as an approximation of the interest factor.

Book Value per Share:

February 28, 2017
(in U.S. dollars)
Book value per share(1)
Basic	(0.01)
Diluted	(0.01)

(1)
Represents total assets less total liabilities, excluding goodwill and other intangible assets, and excluding non-controlling interest. Basic and diluted weighted average ordinary shares outstanding were 104.1 million and 105.7 million ordinary shares, respectively, for the three months ended February 28, 2017.

        No pro forma data giving effect to the Merger has been provided. The Company does not believe that such information is material to shareholders in evaluating the Merger because (i) the Merger Consideration is all-cash and (ii) if the Merger is completed, the Shares will cease to be publicly traded.

TRANSACTIONS IN SHARES

Purchases By the Company

        The Company did not repurchase any Shares in the past two years.

Prior Public Offerings

        On June 25, 2015, the Company issued 5,260,000 Shares at US$24.00 per Share, raising gross proceeds of US$126.2 million, in a registered, underwritten public offering.

Buyer Group Transactions

        During the quarter ended March 31, 2016, Premier Education purchased 1,692,579 Shares at an average purchase price of approximately US$17.78 per Share (excluding commissions) pursuant to a stock purchase plan that complies with Rule 10b5-1 of the Exchange Act. The purchase price per Share ranged from approximately US$15.84 to US$19.40 (excluding commissions).

        Concurrently with the execution and delivery of the Merger Agreement, Premier Education and Parent entered into the Share Sale and Support Agreement, pursuant to which they have agreed, among other things and subject to the terms and conditions therein, that Parent will purchase Premier Education's 69,613,389 Shares at a price per Share equal to the Merger Consideration immediately prior to the closing of the Merger.

Transactions in Prior 60 Days

        Nicola Duggan Redfern, our Group Human Resources Director, sold 20,000 Shares on April 24, 2017 at an average price of US$27.43 per Share and 16,000 Shares on April 25, 2017 at an average price of US$32.50 per Share. The sales occurred in brokers' transactions pursuant to a Rule 10b5-1 trading plan entered into in May 2016.

        Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Share Sale and Support Agreement, the Interim Investors Agreement, the Limited Guarantees, the Debt Commitment Letters, the Preferred Equity Commitment Letter and the Equity Commitment Letters, there have been no transactions in Shares during the prior 60 days by the Company, any of the Company's officers or directors, the Acquisition Entities, the Sponsors or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of our Shares as of the date of this proxy statement, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to own beneficially more than 5% of our Shares.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days of the date of this proxy statement including through the exercise of any option, warrant or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

Shares Beneficially Owned
	Number	%
Directors and Executive Officers:
Andrew Fitzmaurice	2,218,780	2.1
Graeme Halder	*	*
Alan Kelsey	*	*
Jack Hennessy	—	—
Kosmas Kalliarekos	—	—
Carlos Watson	*	*
Nicholas Baird	*	*
Louis T. Hsieh	*	*
Philippe Lagger	*	*
Nicola Duggan Redfern	*	*
All directors and executive officers as a group	3,109,512	3.0
Principal Shareholders:
Premier Education Holdings Ltd(1)	69,613,389	66.8

*
Less than 1% of our total outstanding Shares

(1)
The Baring Asia Private Equity Fund III ("Fund III") and The Baring Asia Private Equity Fund IV ("Fund IV") and certain affiliates hold approximately 96% of the shares in Premier Education Holdings. The general partner of Fund III is Baring Private Equity Asia GP III, L.P. ("Fund III GP"). The general partner of Fund III GP is Baring Private Equity Asia GP III Limited ("Fund III Limited"). The general partner of Fund IV and such affiliates is Baring Private Equity Asia GP IV, L.P. ("Fund IV GP"). The general partner of Fund IV GP is Baring Private Equity Asia GP IV Limited ("Fund IV Limited"). As the sole shareholder of Fund III Limited and Fund IV Limited, Jean Eric Salata may be deemed to have voting and dispositive power with respect to the Shares beneficially owned by Fund IV and its affiliates, but disclaims beneficial ownership of such Shares. The address of Fund III GP, Fund IV GP, Fund III Limited, Fund IV Limited and Jean Eric Salata is c/o Maples Corporate Services Limited, 390 GT Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands.

 FUTURE SHAREHOLDER PROPOSALS

        If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by our shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

  •
  the inability to complete the Merger due to the failure to obtain shareholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger;

  •
  the failure to obtain any necessary financing arrangements set forth in the Equity Commitment Letters, the Preferred Equity Commitment Letter or the Debt Commitment Letters delivered pursuant to the Merger Agreement;

  •
  the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

  •
  the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

  •
  diversion of our management's attention during the pendency of the Merger from our ongoing business operations;

  •
  the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger or any other matters; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended August 31, 2016, as amended by our report on Form 20-F/A filed with the SEC on June 9, 2017. Please see "Where You Can Find More Information" beginning on page 107 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at www.nordangliaeducation.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the Merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F for the fiscal year ended August 31, 2016 filed with the SEC on November 29, 2016, as amended by the Company's report on Form 20-F/A filed with the SEC on June 9, 2017, is incorporated herein by reference. The Company's report on Form 6-K furnished to the SEC on April 27, 2017 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

        We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to the Company at the address and phone numbers provided in this proxy statement. Because the Merger is a "going private" transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Shares or his, her or its representative who has been so designated in writing. Houlihan Lokey has consented to the filing of the Discussion Materials, dated April 25, 2017, prepared by Houlihan Lokey for discussion with the Special Committee as an exhibit to the Schedule 13E-3.

        If you have any questions or need assistance in voting your Shares, you can contact Georgeson LLC, the proxy solicitor, at +1.886.257.5415 (+1.781.575.2137 outside the United States) or at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED JULY 11, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Agreement and Plan of Merger

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

BACH FINANCE LIMITED,

BACH ACQUISITIONS LIMITED

and

NORD ANGLIA EDUCATION, INC.

Dated as of April 25, 2017

        AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2017 (this "Agreement"), among Bach Finance Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands ("Parent"), Bach Acquisition Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a Subsidiary of Parent ("Merger Sub"), and Nord Anglia Education, Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands (the "Company").

        WHEREAS, Parent and the Company intend to enter into a transaction pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee, has (a) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the "Transactions"), (b) authorized and approved the execution, delivery and performance by the Company of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval;

        WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and consummate the Transactions;

        WHEREAS, as a condition and inducement to Parent's, Merger Sub's and the Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Premier Education Holdings Ltd ("Premier Education") and Parent have executed and delivered a share sale and support agreement, dated as of the date hereof (the "Share Sale and Support Agreement"), providing that, among other things, (a) Premier Education will vote, or cause to be voted, all Shares beneficially owned by it in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (b) Premier Education will sell the PE Shares to Parent immediately prior to the Closing on the terms and subject to the conditions set forth in the Share Sale and Support Agreement; and

        WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, concurrently with the execution of this Agreement, each Sponsor (each, a "Guarantor" and, collectively, the "Guarantors") has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (as may be supplemented or amended from time to time in accordance with this Agreement, each, a "Guarantee" and, collectively, the "Guarantees").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01.    The Merger.

        Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Law (2016 Revision) of the Cayman Islands (the "CICL"), at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the "Surviving Company") under the Law of the Cayman Islands and become a wholly-owned subsidiary of Parent.

Section 1.02.    Closing; Closing Date.

        Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the "Closing") shall take place at 10:00 a.m. (Hong Kong time) on a Business Day at the offices of Weil, Gotshal & Manges LLP, 29/F, Alexandra House, 18 Chater Road, Central, Hong Kong as soon as practicable, but in any event no later than the tenth (10th) Business Day following the day on which the last to be satisfied or, if permissible, waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions at the Closing) shall be satisfied or, if permissible, waived in accordance with this Agreement; provided, that in no event shall Parent or Merger Sub be obligated to consummate the Closing until the third (3rd) Business Day following the final day of the Marketing Period. The date upon which the Closing actually occurs is referred to herein as the "Closing Date". By mutual agreement of Parent and the Company, the Closing may take place remotely by conference call and electronic exchange of documents and signatures.

Section 1.03.    Effective Time.

        Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the "Plan of Merger") substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by the CICL. The Merger shall become effective on the date specified in the Plan of Merger in accordance with the CICL (the "Effective Time").

Section 1.04.    Effects of the Merger.

        At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 1.05.    Memorandum and Articles of Association of Surviving Company.

        At the Effective Time, the memorandum and articles of association adopted by the Surviving Company shall be in the form provided at Appendix II to the Plan of Merger (until thereafter amended as provided by Law), which shall be substantially in the same form as the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time, subject to certain differences, including that at the Effective Time (a) Article I of the memorandum of association of the Surviving Company shall read as follows: "The name of the Company is "Nord Anglia Education, Inc.," (b) the articles of association of the Surviving Company shall refer to the name of the Surviving Company as "Nord Anglia Education, Inc." and (c) references therein to the authorized share capital of Merger Sub shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary.

Section 1.06.    Directors and Officers.

        The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Parent and notified in writing to the Company prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 2.01.    Conversion of Securities.

        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

        (a)   each ordinary share, par value US$0.01 per share, of the Company (each, a "Share" or, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Company RSs) shall be cancelled in exchange for the right to receive US$32.50 in cash per Share without interest (the "Per Share Merger Consideration") payable in the manner provided in Section 2.04;

        (b)   each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration or distribution therefor;

        (c)   each of the Dissenting Shares shall be cancelled in accordance with Section 2.03 and thereafter the holders of such Shares immediately before such cancellation shall have only the right to receive the applicable payments set forth in Section 2.03;

        (d)   all of the Shares issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be cancelled and shall cease to exist, and the register of members of the Company shall be amended accordingly; and

        (e)   each Class A ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable Class A ordinary share of the Surviving Company. Each Class B ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable Class B ordinary share of the Surviving Company. Such Class A ordinary shares and Class B ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

Section 2.02.    Share Incentive Plan; Outstanding Company Options, Company RSs and Company RSUs.

        (a)   No later than five (5) Business Days prior to the Effective Time, the Company shall procure that the Company Board and/or the Administrator of the Share Incentive Plan, exercises any discretion enjoyed by the Administrator under the Share Incentive Plan, and makes any necessary determinations under the Share Incentive Plan, to effect that, as of the Effective Time, (i) the vested Company Options, Company RSUs and Company RSs that are outstanding as of the Effective Time shall be converted into a right to receive cash payments equal to the product obtained by multiplying (A) the aggregate number of Shares subject to the applicable vested Award by (B) the Per Share Merger Consideration (net of exercise price for each Company Option, but not below zero) and (ii) with respect to unvested Awards as of the Effective Time (the "Unvested Awards") (A) fifty percent (50%) of the Unvested Awards shall be converted into a right to receive cash payments equal to the product obtained by multiplying (1) the aggregate number of Shares subject to the Award by (2) the Per Share Merger Consideration (net of exercise price for each Company Option, but not below zero) in accordance with, and subject to the conditions in, paragraph (b) below (each a "Vesting Award"), and, subject to Section 2.02(c) below, (B) fifty percent (50%) of the Unvested Awards shall be amended so as to cease to confer any rights to receive Shares but instead shall confer rights to receive Class A ordinary shares in Bach Manco Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands and an indirect majority shareholder of Parent ("Bach Manco"), which, with respect to Company RSs and Company RSUs, will have a value equal to the product obtained by multiplying (1) the aggregate number of Shares subject to the Award by (2) the Per Share Merger Consideration and which, with respect to Company Options, will be amended and converted in accordance with Section 2.02(c), and such Award shall be subject to the same forfeiture, lapsing and vesting conditions as were in effect on the date hereof, in each case in accordance with, and subject to the conditions in paragraph (b) (each a "Rollover Award"); provided, that with respect to Awards held by non-employee members of the Company Board, the term "fifty percent (50%)" in clause (ii)(A) of this Section 2.02(a) shall be deemed to be replaced with the term "one-hundred percent (100%)," and clause (ii)(B) of this Section 2.02(a) shall be inapplicable; provided, further, that with respect to each holder of Unvested Awards, the allocation of any such Unvested Awards, as between Vesting Awards or Rollover Awards, shall be applied pro rata as to each tranche or grant of unvested Awards based upon date of grant as of the Effective Time.

        (b)   As soon as reasonably practicable following the date of this Agreement, the Company shall give effect to the Company Board's and/or the Administrator's determination under paragraph (a) by giving a written notice (each notice a "Conditional Vesting Notice") to each person who holds an Award as at the date of this Agreement (each person an "Award Holder") which states: (i) in respect of any Awards that are Vesting Awards, the number of Vesting Awards that, conditional on Closing, shall vest prior to the Effective Time, (ii) subject to Section 2.02(c), in respect of any Awards that are Rollover Awards, that the Rollover Awards shall, subject to Closing, be amended so as to cease to confer any rights to receive Shares but shall confer rights to receive Class A ordinary shares of Bach Manco of value equal to the product obtained by multiplying (A) the aggregate number of Shares subject to the Award by (B) the Per Share Merger Consideration, and such Award shall be subject to the same exercise, vesting and forfeiture conditions as applied to those Awards as at the date of this Agreement. For the avoidance of doubt, the Conditional Vesting Notice issued by the Company in respect of any Awards that are to be converted to Rollover Awards shall also contain a statement stipulating that all other pre-existing terms and conditions governing the Awards set out in the Share Incentive Plan and the Award Agreement shall apply to the Rollover Awards to be acquired by the Award Holder following Closing. To the extent necessary, the Company will obtain the consent of the Award holders to effectuate the treatment set forth in this Section 2.02.

        (c)   With respect to any Company Options that are Rollover Awards, the amendment and conversion of Company Options to options in respect of Class A ordinary shares of Bach Manco will be conducted as follows: at the Effective Time, each Company Option outstanding immediately prior to the Effective Time that will be a Rollover Award will be converted into an option to acquire, on the same terms and conditions as were applicable under such Company Option, the number of shares of Class A ordinary shares of Bach Manco (rounded down to the nearest whole share), determined by multiplying the number of Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Class A ordinary shares of Bach Manco (rounded up to the nearest whole cent) equal to (i) the exercise price per Share of such Company Option divided by (ii) the Exchange Ratio. The adjustments provided in this Section 2.02(c) with respect to Company Options, whether or not such Company Options are "incentive stock options" (as defined in Section 422 of the Code), are intended to be effected in a manner that is consistent with Sections 409A and 424(a) of the Code. For purposes of this Section 2.02, "Exchange Ratio" means a fraction, (i) the numerator of which is the Per Share Merger Consideration and (ii) the denominator of which is the fair market value per share of Class A ordinary shares of Bach Manco as of the Effective Time, as determined by the parties hereto reasonably and in good faith immediately prior to the Effective Time.

        (d)   Payments made to employees of the Surviving Company in respect of the Awards pursuant to this Section 2.02 shall be made by or on behalf of the Surviving Company to the applicable holders thereof through its payroll system in accordance with its normal payroll procedures within ten (10) days following the Effective Time, and, to the extent applicable, the Surviving Company shall make or cause to be made appropriate arrangements to provide for payment to non-employee holders of Awards. Any amounts payable under this Section 2.02 shall be reduced by the value of any income or employment Tax withholding required under the Code or any provision of state, local or foreign Tax law.

Section 2.03.    Dissenting Shares.

        (a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the "Dissenting Shares"; holders of Dissenting Shares collectively being referred to as "Dissenting Shareholders") shall be cancelled, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

        (b)   For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon not be deemed to be Dissenting Shares and shall be and be deemed to have been cancelled and ceased to exist as of the Effective Time, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Parent shall deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL, in each case promptly after any such additional amount is ascertained.

        (c)   The Company shall give Parent (i) prompt notice of any notices of objection, notices of approval, notices of dissent, demands for appraisal, demands for fair value or written offers under Section 238 of the CICL received by the Company, attempted withdrawals of such notices or demands or offers and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders' rights to dissent from the Merger or fair value rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

        (d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall promptly serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, on such shareholders pursuant to section 238(4) of the CICL as soon as reasonably practical within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders' Meeting.

Section 2.04.    Exchange of Share Certificates, etc.

        (a)    Paying Agent.    Prior to the Effective Time, Parent shall appoint a bank or trust company selected by Parent with the Company's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the "Paying Agent") for all payments required to be made pursuant to Section 2.01(a) and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the "Merger Consideration"), and Parent shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time or, in the case of payments pursuant to Section 2.03(b), promptly after being ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund").

        (b)    Payment Procedures.

            (i)  As promptly as practicable after the Effective Time (and in any event within five (5) Business Days in the case of registered holders of the Shares), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the "Share Certificates") (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or Shares of registered shareholders for which there are no Share Certificates ("Uncertificated Shares") and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive in exchange therefor a check, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, that immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required by Surviving Company to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

           (ii)  As promptly as practicable after the Effective Time (and in any event within two (2) Business Days), Parent shall transmit, or cause to be transmitted, to an account of the Surviving Company designated by the Surviving Company, by wire transfer in immediately available funds, an amount in U.S. dollars sufficient for the Surviving Company to make all payments required to be made pursuant to Section 2.02.

        (c)    Lost Certificates.    If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

        (d)    Untraceable and Dissenting Shareholders.    Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details. A holder of Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company, or, if applicable, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (A) has been sent to such person and has been returned undelivered or has not been cashed, or (B) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Shareholders' Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

        (e)    Adjustments to Merger Consideration.    The Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares, Company Options, Company RSs and Company RSUs the same economic effect as contemplated by this Agreement prior to such action.

        (f)    Investment of Exchange Fund.    The Exchange Fund, pending its disbursement to the holders of Shares, shall be invested by the Paying Agent as directed by Parent; provided, that (i) Parent shall not direct the Paying Agent to make any such investments that are speculative in nature, and (ii) no such investment or losses shall affect the amounts payable to such holders, and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Company. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.

        (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains unclaimed by the holders of Shares for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares who have not theretofore complied with this

Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a).

        (h)    No Liability.    None of the Paying Agent, Premier Education, the Sponsors, Parent or the Surviving Company shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.

        (i)    Withholding Rights.    Notwithstanding anything herein to the contrary, each of Parent, Merger Sub, the Surviving Company and the Paying Agent (and any other person that has a payment obligation pursuant to this Agreement) shall only be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company RSs or Company RSUs such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law and that are either (i) compensatory-related withholding with respect to certain payments made to holders of Company Options, Company RSs or Company RSUs or (ii) U.S. federal backup withholding to a payee that does not provide the required documentation with respect to its U.S. tax status. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Company or the Paying Agent (or such other person), as the case may be, and paid to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Options, Company RSs or Company RSUs in respect of which such deduction and withholding was made by Parent, the Surviving Company or the Paying Agent (or such other person), as the case may be. In the event that Parent, Merger Sub, the Surviving Company, or the Payment Agent (or such other person) determines that any such permitted deduction or withholding is required to be made from any amounts payable pursuant to this Agreement, the parties hereto shall consult with each other in good faith regarding such determination and cooperate to reduce such potential withholding, including through accepting any relevant forms establishing an entitlement to reduced withholding.

Section 2.05.    No Transfers.

        From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Company for transfer or any other reason shall be canceled and/or exchanged as provided under this Article II.

Section 2.06.    Agreement of Fair Value.

        Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents not less than the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (a) the Company Disclosure Schedule delivered to Parent and Merger Sub prior to or contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number and such other sections or subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also applies to or qualifies such other sections or subsections) or (b) the Company SEC Reports filed prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Reports filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the "Risk Factors" and "Forward-Looking Statements" sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 3.01.    Organization, Good Standing and Qualification.

        (a)   The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of the Material Subsidiaries. Each of the Material Subsidiaries is a legal entity duly organized or formed and validly existing under the Laws of the jurisdiction of its organization or formation and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in all material respects under the Laws of the jurisdiction of its organization or formation. Each Material Subsidiary has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each Material Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each case, in all material respects, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary.

        (b)   Section 3.01(b) of the Company Disclosure Schedule contains a structure chart that depicts or otherwise lists each Group Company and each other entity in which a Group Company owns or otherwise holds any equity interest as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or other entity, (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Group Company or other entity owned or otherwise held by the applicable Group Company and (iii) the other shareholder(s) of such Group Company or other entity. As of the date hereof, except as set forth in Section 3.01(b) of the Company Disclosure Schedule there are no other corporations, companies, partnerships or other entities in which a Group Company controls, owns, of record or beneficially, or otherwise holds any direct or indirect Equity Securities or other equity interest.

Section 3.02.    Memorandum and Articles of Association.

        The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Material Subsidiary. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. No Material Subsidiary is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

Section 3.03.    Capitalization.

        (a)   The authorized share capital of the Company is US$20,000,000 divided into 2,000,000,000 Shares, par value US$0.01 per share. As of the date of this Agreement, (i) 104,174,605 Shares are issued and outstanding (which number includes zero (0) Company RSs), all of which have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) 9,800,000 Shares are reserved for issuance pursuant to Awards under the Share Incentive Plan, of which 5,673,431 Shares remain available for future issuance (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)). Each Company Option, Company RS and Company RSU was granted in accordance with all applicable Law and all terms and conditions of the Share Incentive Plan and in compliance with the rules and regulations of the NYSE. All Shares subject to issuance as aforesaid, upon the vesting and/or settlement and issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

        (b)   Except for the Company Options, Company RSs and Company RSUs referred to in Section 3.03(a) or as otherwise set forth in Section 3.03(b), Section 3.03(c), Section 3.03(d) and Section 3.03(e), in each case, of the Company Disclosure Schedule, as of the date of this Agreement, (i) there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, dividend equivalents, phantom stock units or similar derivative rights, performance units, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character, deferred or otherwise, issued by the Company or any Material Subsidiary relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) there are no outstanding contractual obligations of the Company or any Material Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company and (iii) the Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.

        (c)   Section 3.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the number of Shares subject to such Company Option; (ii) the exercise or purchase price of such Company Option; (iii) the date on which such Company Option was granted; and (iv) the date on which such Company Option expires. The grant of each such outstanding Company Option was properly approved in compliance with the terms of the Share Incentive Plan and all applicable Laws. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or as otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Option as a result of the Transactions.

        (d)   Section 3.03(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company RS outstanding as of the date of this Agreement: (i) the number of Shares subject to such Company RS; and (ii) the date on which such Company RS expires. The grant of each such outstanding Company RS was properly approved in compliance with the terms of the Share Incentive Plan and all applicable Laws. Except as set forth in Section 3.03(d) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company RS as a result of the Transactions.

        (e)   Section 3.03(e) of the Company Disclosure Schedule sets forth the following information with respect to each Company RSU outstanding as of the date of this Agreement: (i) the number of Shares subject to such Company RSU; and (ii) the date on which such Company RSU expires. The grant of each such outstanding Company RSU was properly approved in compliance with the terms of the Share Incentive Plan and all applicable Laws. Except as set forth in Section 3.03(e) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company RSU as a result of the Transactions.

        (f)    All Shares subject to issuance upon due exercise of a Company Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent accurate and complete copies of (i) the Share Incentive Plan pursuant to which the Company has granted the Company Options, Company RSs and Company RSUs that are currently outstanding, (ii) the form of award agreement evidencing such Company Options, Company RSs and Company RSUs and (iii) award agreements evidencing such Company Options, Company RSs and Company RSUs with terms that are materially different from those set forth in the form of award agreement.

        (g)   The outstanding share capital or registered capital, as the case may be, of the Company and each Material Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of the Company and each Material Subsidiary and such other entities listed in Section 3.01(b) of the Company Disclosure Schedule that is owned by any Material Subsidiary is owned by such Material Subsidiary free and clear of all Liens. Such Material Subsidiary has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents) to receive dividends and distributions on, all such equity securities.

        (h)   The outstanding share capital or registered capital, as the case may be, of each of the Company's Subsidiaries is not subject to any outstanding obligations of any Group Company requiring the registration under any securities Law for sale of such share capital or registered capital, as the case may be. Except as otherwise provided in this Agreement, there are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company's Subsidiaries.

        (i)    For the three-month period ended November 30, 2016, the Material Subsidiaries, collectively, represented no less than ninety-five percent (95%) of the consolidated revenues of the Group Companies for such period. The Material Subsidiaries collectively hold all assets (including all Company Schools), liabilities or other interests that are material to the Company Group, taken as a whole.

Section 3.04.    Authority Relative to This Agreement.

        (a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including to consummate the Transactions (subject, as applicable, to receipt of the Requisite Company Vote). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval by way of a shareholders' special resolution of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders' Meeting (the "Requisite Company Vote") in accordance with Section 233(6) of the CICL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (the "Bankruptcy and Equity Exception").

        (b)   As of the date hereof, the Special Committee comprises two members of the Company Board, each of whom qualifies as an "independent director" (as such term is defined in Section 303A of the New York Stock Exchange Listed Company Manual). The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and to consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares (the "Company Recommendation") and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted for approval by the shareholders of the Company at the Shareholders' Meeting; (iv) approved subject to receipt of a duly executed share transfer in customary form reflecting such transfer (A) the transfer of the PE Shares to Parent or its nominee (as Parent may direct), and (B) the updating of the register of members of the Company to reflect Parent or its nominee as the sole holder of the PE Shares, in accordance with the terms of the Share Sale and Support Agreement; (v) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including the Merger; and (vi) approved the election to the Board of the individuals who will serve as directors of the Surviving Corporation, effective as of immediately prior to the Effective Time.

Section 3.05.    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate (x) the memorandum and articles of association of the Company or (y) any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of any Group Company pursuant to, any Contract to which any Group Company is a party or by which any of their respective properties or assets are bound or any Material Company Permit, except, with respect to clauses (i)(y), (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect (without regard to the exclusion set forth in clause (F) of the definition of "Company Material Adverse Effect") or prevent or materially impair or delay, or be reasonably expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

        (b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a "Governmental Authority"), except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the "SEC"), if any, on such documents), (ii) for compliance with the rules and regulations of the New York Stock Exchange (the "NYSE"), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, Governmental Authorities, as set forth in Section 3.05(b) of the Company Disclosure Schedule and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect (without regard to the exclusion set forth in clause (F) of the definition of "Company Material Adverse Effect") or prevent or materially impair or delay, or be reasonably expected to prevent or materially impair or delay, the consummation of the Merger or other Transactions.

Section 3.06.    Permits; Compliance with Laws.

        (a)   Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the "Material Company Permits"), except where the failure to be in possession of such Material Company Permits would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect. No suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. All such Material Company Permits are valid and in full force and effect, except where the failure of such Material Company Permit to be valid or in full force and effect would not materially and adversely affect such Group Company's business as it is being conducted as of the date hereof. Each Group Company is in compliance with the terms of the Material Company Permits, except where the failure to be in compliance would not materially and adversely affect such Group Company's business as it is being conducted as of the date hereof. Without limiting the generality of the foregoing, all permits, licenses, approvals, filings and registrations and other requisite formalities with Governmental Authorities in the People's Republic of China (the "PRC") that are material to the Group Companies, taken as a whole, and are required to be obtained or made in respect of each Group Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including but not limited to the approval and registrations with the State Administration for Industry and Commerce, the Ministry of Commerce, the National Development and Reform Commission, the State Administration of Foreign Exchange ("SAFE") and the State Administration of Taxation ("SAT"), and their respective local counterparts, have been duly completed in all material respects in accordance with applicable Laws of the PRC. For any business carried out by any Group Company in the PRC, such Group Company has not violated in any material respect any Laws of the PRC that imposes any prohibition or restriction on foreign investment. Each Group Company that is organized in the PRC has complied with all applicable Laws of the PRC regarding the contribution and payment of its registered capital.

        (b)   No Group Company is or, since August 31, 2014 has been, in default, breach or violation of any Law applicable to it (including (i) any Law applicable to its business, (ii) any Tax Law and (iii) any Law related to the collection, use and protection of personal data) or by which any of its share, security, equity interest, property or asset is bound or affected, in each case, except for any such default, breach or violation that would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect. No Group Company has received any written notice or communication of any non-compliance with any applicable Law that has not been cured, except for any such non-compliance that would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect.

        (c)   No Group Company nor, to the knowledge of the Company, any directors, officers, employees, accountants, consultants and financial and legal advisors of the Company acting on behalf of a Group Company (collectively, "Company Representative") has violated any Anticorruption Laws, nor has any Group Company or, to the knowledge of the Company, any Company Representative acting on behalf of a Group Company offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Government Official or to any person under circumstances where a Group Company or any such Company Representative knew that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a person:

            (i)  for the purpose of: (A) influencing or affecting any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority; or (E) assisting a Group Company or Company Representative acting on behalf of a Group Company in obtaining or retaining business for or with, or directing business to, a Group Company or any Company Representative acting on behalf of a Group Company; or

           (ii)  in a manner that would reasonably be expected to constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, other unlawful or improper means of obtaining any improper advantage, or would otherwise violate any Anticorruption Law.

        (d)   No Group Company has conducted or initiated any internal investigation or made a voluntary, directed, involuntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance by any Group Company or, to the knowledge of the Company, any Company Representative, with any Anticorruption Law. No Group Company or, to the knowledge of the Company, any Company Representative has received any notice, request or citation for any actual or potential noncompliance with any Anticorruption Law.

        (e)   No Group Company nor any Subsidiary of a Group Company nor, to the knowledge of the Company, any Company Representative, is or has been (i) identified on any sanctions-related list of restricted or blocked persons, including the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"), the Consolidated List of Financial Sanctions Targets maintained by Her Majesty's Treasury of the United Kingdom, and the Consolidated List of Persons, Groups, and Entities Subject to EU Sanctions; (ii) organized, resident, or located in any country that is itself the subject of U.S. or applicable non-U.S. economic sanctions; or (iii) owned or controlled by any persons described in clause (i) or (ii).

        (f)    The Group Companies and, to the knowledge of the Company, the Company Representatives, are and have been in compliance with applicable Laws relating to economic or financial sanctions (including those administered by OFAC, Her Majesty's Treasury of the United Kingdom, the European Union, or any EU member state).

Section 3.07.    SEC Filings; Financial Statements.

        (a)   The Company has timely filed or otherwise furnished (as applicable) all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2014 (collectively, the "Company SEC Reports"). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the "Securities Act") (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports.

        (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with International Financial Reporting Standards ("IFRS") (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material and the exclusion of certain notes described therein), in each case in accordance with IFRS except as may be noted therein.

        (c)   Except as and to the extent set forth on the audited annual report of the Group Companies on Form 20-F filed with the SEC on November 29, 2016, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required by IFRS to be reflected on a consolidated balance sheet of the Group Company, except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since August 31, 2016, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) that would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect.

        (d)   The Company has made available to Parent complete and correct copies of all material amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

        (e)   The Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company has established and maintains a system of "internal control over financial reporting" (as defined in Rule 13a-15 or Rule 15d-15 under the Exchange Act) reasonably designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents, and to provide reasonable assurance regarding the reliability of financial reporting and the financial statements for external purposes in accordance with IFRS. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by the Company's most recently filed annual report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Except as disclosed in the Company's most recently filed annual report under the Exchange Act, neither the Company nor, to the knowledge of the Company, its independent registered public accounting firm has identified or been made aware of any "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the knowledge of the Company, there is, and since August 31, 2014, there has been, no fraud or allegation of fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company. Since the Evaluation Date, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting, except for such changes as were contemplated in the Company's most recently filed annual report under the Exchange Act. As used in this Section 3.07, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        (f)    Except as disclosed in the Company's most recently filed annual report under the Exchange Act, the Group Companies maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (g)   The Company is in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the NYSE, subject to availing itself of any "home country" exemption from such rules and regulations available to a "foreign private issuer" (as defined under the Exchange Act and under the relevant rules and regulations of the NYSE).

        (h)   There are no unconsolidated Subsidiaries of the Company or any material off-balance sheet arrangements of any type with respect to any Group Company that have not been described in the Company SEC Reports and no Group Company has any obligation to enter into any such arrangements.

Section 3.08.    Proxy Statement.

        The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders' Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09.    Absence of Certain Changes or Events.

        Since August 31, 2016, except as expressly contemplated by this Agreement, each Group Company has conducted business in all material respects in the ordinary course, and without limiting the generality of the foregoing, except as set forth in Section 3.09 of the Company Disclosure Schedule, there has not been (a) any Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of any Group Company's Equity Securities, except for any dividend or distribution by a Group Company to another Group Company; (c) any redemption, repurchase or other acquisition of any Equity Securities of any Group Company by a Group Company (other than repurchase of Shares to satisfy obligations under the Share Incentive Plan or other similar plans or arrangements including the withholding of Shares in connection with the exercise of Company Options in accordance with the terms and conditions of such Company Options); (d) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto; or (e) any material Tax election made by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its Subsidiaries, other than in the ordinary course of business.

Section 3.10.    Absence of Litigation.

        There is no litigation, hearing, suit, claim, action, proceeding or, to the knowledge of the Company, investigation (any litigation, hearing, suit, claim, action, proceeding or investigation, an "Action") pending or, to the knowledge of the Company, threatened against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority that (i) would, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, or (ii) has enjoined, restrained, prevented, materially delayed or materially impeded, or seeks to, or would reasonably be expected to, enjoin, restrain, prevent, materially delay or materially impede, the consummation of the Merger or the other Transactions or the performance by the Company of its obligations under this Agreement. No Group Company, nor any share, security, equity interest, or property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect.

Section 3.11.    Labor and Employment Matters.

        (a)   Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, (i) no Group Company is a party to or bound by any collective bargaining agreement, trade union, works council or other labor union contract applicable to employees of any Group Company, and to the knowledge of the Company, there are no ongoing union organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of any Group Company, (ii) there are no material unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority, and (iii) there is no organized strike, slowdown, work stoppage or lockout, or similar material labor dispute currently underway or, to the knowledge of the Company, threatened, by or with respect to any employee of any Group Company.

        (b)   Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, each Group Company (i) is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, and (ii) to the knowledge of the Company, does not have any material liability, taxes or penalties for failure to pay wages that have come due and payable under applicable Law or any Social Security Benefits. There is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company that would, individually or in the aggregate, reasonably be expected to result in a material liability to the Company. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Company, threatened with respect to any Group Company that would, individually or in the aggregate, reasonably be expected to result in a material liability to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which is now pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority in any jurisdiction in which any Group Company currently employs any person that would, individually or in the aggregate, reasonably be expected to result in a material liability to any Group Company.

        (c)   The Company has made available to Parent true and complete copies of each Company Employee Plan and each Company Employee Agreement that, in each case, is required to be included in the Company SEC Reports.

        (d)   Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Employee Plan is and has at all times been operated and administered in compliance with the provisions thereof and all applicable legal requirements in all respects, (ii) each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis and (iii) there are no claims (other than for benefits incurred in the ordinary course) or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

        (e)   Except as contemplated otherwise under this Agreement, no Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the Transactions (whether alone or in connection with any subsequent event(s), such as a termination of employment), will entitle any current or former director, officer, employee or consultant of any Group Company to (i) material compensation or benefits (including any severance payment or benefit) or any material increase in compensation or benefits upon any termination of employment on or after the date of this Agreement, or (ii) accelerate the time of payment or vesting or result in any payment or funding of material compensation or benefits under, materially increase the amount payable pursuant to, any of the Company Employee Plans or Company Employee Agreements.

Section 3.12.    Real Property; Title to Assets.

        (a)   Section 3.12(a) of the Company Disclosure Schedule sets forth the address of each Leased Real Property subject to a Material Lease as of the date hereof, and a true and complete list of all Material Leases (including the date and name of the parties to such Material Lease). The Company has delivered or otherwise made available to Parent a true and complete copy of each such Material Lease, and in the case of any oral Material Lease, a written summary of the material terms of such Material Lease. Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, with respect to each of the Material Leases: (i) such Material Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) the Group Companies' possession and quiet enjoyment of the Leased Real Property under such Material Lease has not been disturbed and, to the knowledge of the Company, there are no disputes with respect to such Material Lease; and (iii) neither any Group

Company nor, to the knowledge of the Company, any other party to the Material Lease is in breach or default under such Material Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Material Lease.

        (b)   The Leased Real Property identified in Section 3.12(a) of the Company Disclosure Schedule comprise all of the material real property used by the Group Companies in the business of the Group Companies as of the date hereof. No Group Company owns any real property.

        (c)   To the knowledge of the Company and except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the "Improvements") are in good condition and repair and sufficient for the operation of the business of the Group Companies and (ii) there are no structural deficiencies or latent defects materially affecting the intended use or function of the Improvements.

        (d)   Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets necessary to conduct their respective businesses as currently conducted (excluding Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except Permitted Encumbrances.

Section 3.13.    Intellectual Property.

        (a)   The Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted (the "Company Intellectual Property"), solely with respect to Company Intellectual Property owned by the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Encumbrances), except where the failure to own or have such rights would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect.

        (b)   Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, during the past twenty-four (24) months, written notice of any claim against the Company or any of its Subsidiaries (i) that it, or the business or activities conducted by it (including the commercialization and exploitation of its products and services by the Company and its Subsidiaries), is infringing, diluting, misappropriating (or results from the misappropriation of), or violating or has infringed, diluted, misappropriated (or resulted from the misappropriation of) or violated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property to the Company or any of its Subsidiaries, or (ii) challenging the ownership or use by the Company of any of its Subsidiaries of, or validity or enforceability of any Company Intellectual Property. Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor the business or activities conducted by the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services by the Company and its Subsidiaries) infringes, dilutes, misappropriates (or results from the misappropriation of) or violates or has infringed, diluted, misappropriated (or resulted from the misappropriation of) or violated any Intellectual Property rights of any person during the past twenty-four (24) months. To the knowledge of the Company, no person (including current and former officers, employees, consultants and contractors of any Group Company) is currently infringing, diluting, misappropriating or violating any material Intellectual Property owned by the Company or any Subsidiary of the Company.

        (c)   There are no pending or, to the knowledge of the Company, threatened Actions by any person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the material Company Intellectual Property.

        (d)   The Company and each Subsidiary of the Company own all right, title and interest in and to all material Intellectual Property created or developed by, exclusively for or under the direction or supervision of the Company or such Subsidiary of the Company.

        (e)   The Company and its Subsidiaries have taken reasonably necessary actions to (i) maintain and protect each material item of Intellectual Property that they own, and (ii) protect the confidentiality and value of their material trade secrets and other material know-how. Immediately subsequent to the Effective Time, the Company Intellectual Property shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions materially identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Effective Time.

        (f)    Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries have complied with all applicable Law regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, national, state, provincial, local or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other laws governing unauthorized access to or use of electronic data. The Company and each of its Subsidiaries have in place, and take steps reasonably designed to assure material compliance with such, privacy security policies and procedures. The Company and each of its Subsidiaries is and has been in compliance with its contractual obligations and privacy policies pertaining to personally identifiable information.

Section 3.14.    Taxes.

        (a)   Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, each Group Company has duly filed all Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings, and all such Tax returns are true, accurate and complete in all respects. As of the date hereof, no taxing authority is now asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any Taxes. Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, each Group Company has properly and duly withheld, collected and deposited all Taxes that are in the Company's reasonable judgment required to be withheld, collected and deposited under applicable Law. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

        (b)   Each PRC Group Company has, in accordance with applicable Law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any PRC Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects. As of the date hereof, no PRC Group Company has received any written notice with respect to the suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates, nor, to the knowledge of the Company, is any such action threatened.

Section 3.15.    No Secured Creditors.

        The Company does not have any secured creditors holding a fixed or floating security interest.

Section 3.16.    Material Contracts.

        (a)   Subsections (i) through (xix) of Section 3.16(a) of the Company Disclosure Schedule set forth an accurate and complete list of all of the following types of Contracts to which any Group Company is a party as of the date of this Agreement, excluding in each case, Contracts under which such Group Company has no outstanding rights or obligations (such Contracts as are required to be listed in Section 3.16(a) of the Company Disclosure Schedule being the "Material Contracts"), and, other than this Agreement, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any Material Contracts not listed in Section 3.16(a) of the Company Disclosure Schedule:

            (i)  any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

           (ii)  any Contract relating to the operation, management or control by any Third Party of any Material Subsidiary of the Company or any other partnership, joint venture, strategic collaboration or business cooperation, or similar arrangement entered into by a Material Subsidiary;

          (iii)  any Contract (other than a Contract between or among the Company or any of its Subsidiaries) involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person or any Contract relating to the making of any such loan, advance or investment of more than $3,000,000;

          (iv)  any Contract (other than a Contract between or among the Company or any of its Subsidiaries) involving Indebtedness of the Company or any of its Subsidiaries of more than $3,000,000;

           (v)  any Contract (including so called take-or-pay or keep-well agreements) under which any person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of the Company or any of its Subsidiaries of more than $3,000,000;

          (vi)  any Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries with a value of more than $3,000,000, other than a Permitted Encumbrances;

         (vii)  any Contract under which the Company or any of its Subsidiaries has any obligations that have not been satisfied or performed (other than indemnification and confidentiality obligations) relating to the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than US$3,000,000 (by merger, purchase or sale of assets or stock or otherwise);

        (viii)  any Contracts involving any resolution or settlement of any Action with an amount in controversy greater than $1,000,000;

          (ix)  any Material Lease;

           (x)  any Contract involving a standstill or similar arrangement that would materially and adversely affect the business of the Group Companies;

          (xi)  any Contract involving the performance of services for, or delivery of goods or materials to, the Company or any of its Subsidiaries during the twelve (12) month period immediately prior to the date hereof of an amount or value in excess of US$3,000,000, other than any Contract that is a Company Employee Plan or Company Employee Agreement;

         (xii)  any Contract for the employment by the Company or any of its Subsidiaries of any officer, individual employee or other person whose annual base salary exceeds US$300,000 (each, a "Qualified Person") (on a full-time or consulting basis) or any severance agreements with any such Qualified Person;

        (xiii)  any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business, other than any such Contract that does not and would not reasonably be expected to materially and adversely affect the business of the Group Companies, taken as a whole;

        (xiv)  any Contract (other than Contracts granting Company Options, Company RSs or Company RSUs) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions, including the Merger, where (A) such Contract requires any payment in excess of US$3,000,000 to be made by the Company or any of its Subsidiaries in any calendar year or (B) the value of the outstanding receivables due to the Company and its Subsidiaries under such Contract is in excess of US$3,000,000 in any calendar year;

         (xv)  any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guarantee by the Company or any of its Subsidiaries, in each case that would materially affect the business or operations of the Group Companies, taken as a whole;

        (xvi)  any Contract providing for (A) a license, covenant not to sue or other right granted by any Third Party under any Intellectual Property to the Company or any of its Subsidiaries, (B) a license, covenant not to sue or other right granted by the Company or any of its Subsidiaries to any Third Party under any Intellectual Property, (C) an indemnity of any person by the Company or any of its Subsidiaries against any charge of infringement, misappropriation, unauthorized use or violation of any Intellectual Property right, or (D) any royalty, fee or other amount payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property, in each case of (A) through (D), other than agreements for off-the-shelf Software and such Contracts that involve payments of less than US$3,000,000 annually and are not material to the business of the Company and its Subsidiaries, taken as a whole, and in each case of (C) and (D), other than Contracts entered into by the Company and its Subsidiaries in the ordinary course of business;

       (xvii)  any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than US$3,000,000 in any one year;

      (xviii)  any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act (including those that would be required to be disclosed if the Form 20-F were filed as of the date hereof); or

        (xix)  any other Contract which, if terminated, could reasonably be expected to result in a Company Material Adverse Effect.

        (b)   Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception; (iii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract; (iv) to the knowledge of the Company, no person intends to terminate any Material Contract; and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto, not filed as exhibits to the Company SEC Reports.

Section 3.17.    Environmental Matters.

        Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, (a) each Group Company is in compliance with all applicable Environmental Law and possesses all permits, licenses and other authorizations currently required for its establishment and operation under any Environmental Law (the "Environmental Permits"), and all such Environmental Permits are in full force and effect, (b) no property currently or, to the Company's knowledge, formerly owned or operated by any Group Company has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other corrective action by any Group Company pursuant to any Environmental Law, (c) no Group Company has received any written notice, demand, letter, claim or request for information alleging that any Group Company is in violation of or liable under any Environmental Law that remains unresolved, and (d) no Group Company is subject to any order, decree, settlement agreement or similar written agreement, or injunction with any Governmental Authority concerning liability under any Environmental Law or relating to Hazardous Substances.

Section 3.18.    Insurance.

        Except as would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, (a) the Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in compliance with applicable Law and in accordance with normal industry practice for companies engaged in businesses similar to that of the Group Companies in the jurisdictions in which the Group Companies operate (taking into account the cost and availability of such insurance in such jurisdictions, as applicable); (b) no notice of cancellation or modification has been received by any Group Company with respect to any such insurance policy, and there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a default, by any insured thereunder, and (c) none of the Group Companies have received any written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies.

Section 3.19.    Education Regulatory Matters.

        Since August 31, 2014, each Group Company and each Company School has maintained all Educational Approvals from Educational Agencies necessary for the conduct of its business and operations as conducted during the applicable time, including with respect to offering all of its educational programs and operating at all of its locations, except where the failure to maintain such Educational Approvals would not, individually or in aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect. The operations of each Group Company and each

Company School have been conducted in compliance with all applicable Laws, except to the extent that failure to comply would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect. No Group Company or Company School has received notice that any of its Educational Approvals will not be renewed, except to the extent that receipt of such notice or the failure to receive such renewal would not, individually or in aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect. Except to the extent that it would not, individually or in the aggregate, result in or reasonably be expected to result in a Company Material Adverse Effect, there are no proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting or place on probation any Educational Approval of any Group Company or any Company School, or to require any Group Company or any Company School to show cause why any Educational Approval should not be revoked. The Company has made available to Parent (x) true and complete copies of all global written policies and procedures and has described or provided summaries of all other global policies and procedures relevant to the protection of the health and safety of students enrolled at any schools owned or operated by any Group Company and (y) descriptions of any incidents and investigations of which the Company has knowledge, that took place since January 1, 2010 involving student health and safety at any schools owned or operated by any Group Company currently and at the time such incident or investigation occurred that could reasonably be expected to materially and adversely affect the business or reputation of the Group Companies, taken as a whole. To the Company's knowledge, each Group Company is in material compliance with such policies and procedures.

Section 3.20.    Interested Party Transactions.

        None of the directors or executive officers of the Company (i) has, directly or indirectly, a material economic interest in any person that (A) furnishes or sells material services or products that any Group Company furnishes or sells, or proposes to furnish or sell, or (B) is otherwise engaged in business that directly competes with that of any Group Company; (ii) has, directly or indirectly, a material economic interest in any person that purchases from or sells or furnishes to any Group Company any goods or services; (iii) has, directly or indirectly, a material beneficial interest in any Contract disclosed in Section 3.16(a) of the Company Disclosure Schedule other than those Contract to which such director or officer is expressly a party; (iv) has, directly or indirectly, any material contractual or other arrangement with any Group Company (other than employment relationship or serving as a director); (v) has during the last twelve months received any material payment or other material benefit from any Group Company (except for payments and benefits received in connection with such person's employment or serving as a director); or (vi) advanced or owed any material amount to any Group Company; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a person shall not be deemed a "material economic interest in any person" for purposes of this Section 3.20.

Section 3.21.    Anti-Takeover Provisions.

        The Company is not party to a shareholder rights agreement, "poison pill" or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, "fair price", "control share" or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a "Takeover Statute") does not, and will not, apply to this Agreement or the Transactions.

Section 3.22.    Brokers.

        Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.23.    Opinion of Financial Advisor.

        The Special Committee has received from Houlihan Lokey Capital, Inc. (the "Financial Advisor") its written opinion (or an oral opinion to be confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and other matters considered in connection with the preparation of such opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the holders of Excluded Shares as defined therein) is fair, from a financial point of view, to such holders, a copy of which written opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes.

Section 3.24.    No Other Representations or Warranties.

        Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Parent or Merger Sub or any of their respective Representatives in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01.    Corporate Organization.

        Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 4.02.    Authority Relative to This Agreement.

        Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03.    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement and the Plan of Merger by Parent and Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in (b) have been obtained and all filings and obligations described in (b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

        (b)   The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) for compliance with the rules and regulations of the NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, and (iv) for the Requisite Regulatory Approvals.

        (c)   Except as contemplated under the Financing Documents, Merger Sub has no secured creditors holding a fixed or floating security interest.

Section 4.04.    Capitalization.

        (a)   As of the date of this Agreement, the authorized share capital of Parent consists solely of 50,000 ordinary shares, par value US$1.00 per share. At or prior to the Effective Time, Parent may increase or change its authorized share capital, including to create different classes of ordinary shares. As of the date of this Agreement, all of the issued and outstanding share capital of Parent is duly authorized, validly issued, fully paid and non-assessable, and is and at the Effective Time will be, owned by Bach Holdings Limited ("Holdco"), Affiliates of Holdco and Affiliates of Baring. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than the Financing Documents and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

        (b)   As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 50,000 ordinary shares, par value US$1.00 per share, all of which are validly issued, outstanding, fully paid and non-assessable. At or prior to the Effective Time, Merger Sub may increase or change its authorized share capital, including to create different classes of ordinary shares, all of which will be validly issued, outstanding, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent and Affiliates of Baring. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Transactions.

Section 4.05.    Available Funds and Financing.

        (a)   Parent has delivered to the Company true, accurate and complete copies of (i) certain executed commitment letters from the financial institutions named therein (as the same may be amended, supplemented, waived, modified or replaced pursuant to Section 6.07, collectively, the "Debt Commitment Letters") and related fee letters (as the same may be amended, supplemented, waived, modified or replaced, pursuant to Section 6.07, collectively, the "Fee Letters") which copy of any Fee Letter may be redacted to remove only the fees, economic terms and "market flex" terms (including economic flex terms) so long such redacted information does not adversely affect the conditionality, availability or aggregate principal amount of the Debt Financing on the Closing Date, confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein in connection with the Transactions (the "Debt Financing"), (ii) an executed commitment letter from the purchasers named therein (as the same may be amended, supplemented, waived, modified or replaced pursuant to Section 6.07, the "Preferred Equity Commitment Letter" and together with the Debt Commitment Letters, the "External Financing Commitments"), confirming their respective commitments, subject to the terms and conditions thereof, to invest directly or indirectly in Merger Sub the respective cash amounts set forth therein in connection with the Transactions (the "Preferred Equity Financing" and together with the "Debt Financing", the "External Financing"), and (ii) executed equity commitment letters from the Sponsors or their respective Affiliates (as the same may be supplemented or amended from time to time in accordance with this Agreement, the "Equity Commitment Letters" and, together with the External Financing Commitments and/or, if applicable the Alternative Financing Documents, the "Financing Documents") pursuant to which each of the Sponsors has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, equity securities of Holdco, up to the aggregate amount set forth therein (the "Equity Financing" and, together with the External Financing and/or, if applicable, the Alternative Financing, the "Financing").

        (b)   As of the date hereof (i) each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of Parent and/or Merger Sub (as applicable and subject to the Bankruptcy and Equity Exception) and, to the knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception), and (ii) none of the Financing Documents has been amended, supplemented, waived or modified and no such amendment, supplement, waiver or modification (other than as permitted by Section 6.07 or this Section 4.05) is contemplated, and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any respect (other than as permitted by Section 6.07 or this Section 4.05) and no withdrawal or termination is contemplated. Parent and Merger Sub have fully paid or caused to be paid any and all commitment fees or other fees in connection with the Financing Documents that are payable on or prior to the date hereof and will pay in full any such fees and amounts due on or before the Closing Date. Assuming (A) the Financing is funded in accordance with the Financing Documents, and (B) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions the net proceeds of the Financing contemplated by the Financing Documents (after netting out original issue discount, upfront fees and other similar premiums and charges after giving effect to the amount of any "market flex" exercised under any Fee Letter) will be sufficient for Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Holdco, Parent or Merger Sub (or their applicable Affiliate) on the terms and conditions contained therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (y) as expressly set forth in the Financing Documents and (z) any customary engagement letter and non-disclosure agreements or any other agreements that do not impact the conditionality, availability or aggregate amount of the Financing. As of the date hereof, no lender or purchaser (as applicable) of the External Financing has notified Parent or Merger Sub in writing of its intention to terminate the Debt Commitment Letters or the Preferred Equity Commitment Letter (as applicable) or to not provide all or any portion of the Debt Financing or the Preferred Equity Financing (as applicable). As of the date hereof, Parent has no reason to believe that it will be unable to satisfy, on a timely basis (taking into account the expected timing of the Marketing Period), any condition contained in the Financing Documents required to be satisfied by it for the financing thereunder to be funded on or before the Closing Date or that the full amounts committed pursuant to the Financing Documents will not be available as of the Closing if the conditions of closing to be satisfied by it contained in the Financing Documents are satisfied. As of the date hereof and subject to the accuracy of the representations and warranties of the Company set forth in Article III to the extent necessary to satisfy the condition set forth in Section 7.02(a) and compliance by the Company with its obligations hereunder, no event has occurred that, with or without notice, lapse of time or both, would (i) constitute a default or breach under the Financing Documents on the part of Parent or Merger Sub or any of their applicable Affiliates or, to the knowledge of Parent, any other parties thereto, and that, in the case of the Debt Commitment Letters and/or, if applicable, the Alternative Financing Documents, (ii) permit the respective lenders or purchasers (as applicable) thereunder to, in accordance with the respective terms and conditions thereof, not fund on or prior to the Closing Date the full amount of the External Financing and/or, if applicable, the Alternative Financing or (iii) otherwise result in any portion of the Financing not being available. For the avoidance of doubt, Parent's obligations to consummate the transactions contemplated hereunder are not subject to any condition regarding Parent's or any of its Affiliates' ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 4.06.    Brokers.

        No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.07.    Guarantees.

        Assuming the due authorization, execution and delivery by the Company, each Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor that executed it, subject to the Bankruptcy and Equity Exception, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Guarantee.

Section 4.08.    Absence of Litigation.

        To the knowledge of Parent and Merger Sub, as of the date hereof, (a) there is no Action pending or threatened against Parent or Merger Sub or any of their respective Affiliates before any Governmental Authority and (b) none of Parent, Merger Sub or any of their respective Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case that seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other Transactions.

Section 4.09.    Ownership of Shares.

        As of the date hereof, other than the PE Shares, none of Parent, Merger Sub, Holdco, the Sponsors, the Guarantors or any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company.

Section 4.10.    Information Provided by Parent and Merger Sub.

        None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the shareholders of the Company and (ii) at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.11.    Shareholder and Management Arrangements.

        Except as expressly authorized by the Company Board or the Special Committee in writing or as set forth in the Parent Group Contracts, none of Parent, Merger Sub, Holdco, the Sponsors and the Guarantors, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any shareholder, director (other than directors who are employed or designated by Baring or any of its Affiliates), officer or other Affiliate of the Company or any of its Subsidiaries (A) relating to this Agreement, the Merger or any other Transactions, or the Surviving Company or any of its Subsidiaries or its or their businesses or operations (including as to continuing employment or compensation) from and after the Effective Time, or (B) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration. Parent and Merger Sub have delivered to the Company complete and correct copies of any such Contract.

Section 4.12.    Parent Group Contracts.

        Other than the Interim Investors Agreement, the Share Sale and Support Agreement, the Equity Commitment Letters and the Guarantees (collectively, the "Parent Group Contracts"), there are no Contracts, arrangements or understandings, whether or not legally enforceable, with respect to any security of the Company between or among two or more members of the Parent Group. Parent or its Representatives has delivered to the Company or its Representatives a true, correct and complete copy of each of the Parent Group Contracts.

Section 4.13.    Independent Investigation.

        Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Group Companies, which investigation, review and analysis were performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Group Companies for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any member of the Company Group or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.14.    Solvency.

        As of the Effective Time and immediately after giving effect to all of the Transactions, including the Merger, the funding of the Financing (including any Alternative Financing, if applicable), the payment of the aggregate Merger Consideration pursuant hereto and the payment of all other amounts required to be paid in connection with the consummation of the Transactions, assuming (a) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III, the Surviving Company will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.

Section 4.15.    No Additional Representations.

        Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other person on behalf of each of them makes any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.    Conduct of Business by the Company Pending the Merger.

        The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated, permitted or required by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the businesses of the Group Companies shall be conducted in all material respects in the ordinary course of business and in a manner consistent with past practice (including with respect to obtaining customary approvals of the Company Board in connection with the conduct of the business of the Group Companies); and (ii) the Company shall use its reasonable best efforts to preserve substantially intact the assets and the business organization of the Group Companies, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing persons with which any Group Companies has material business relations as of the date hereof.

        Without limiting the generality of the foregoing paragraph, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated, permitted or required by this Agreement, the Company shall not and shall not permit any other Group Company to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

        (a)   amend (x) the memorandum and articles of association of the Company or (y) the equivalent organizational documents of any of the Company's Subsidiaries, in each case other than the memorandum and articles of association or equivalent organizational documents of entities that become Subsidiaries of the Company in connection with any transaction permitted under Section 5.01(f) (including for the avoidance of doubt Section 5.01(f) of the Company Disclosure Schedule) ("Permitted Transactions" and such entities, the "New Subsidiaries");

        (b)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer lease, sublease, license, pledge, disposition, grant or encumbrance, of (i) any shares of any class of any Group Company (other than in connection with (A) the exercise or vesting (as applicable) of any Company Options, Company RSs or Company RSUs in accordance with the Share Incentive Plan, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Options, Company RSs or Company RSUs, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options, Company RSs or Company RSUs or (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof or any options, warrants, securities convertible into any share capital or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company) or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of US$30,000,000, except (A) in the ordinary course of business, (B) pursuant to Contracts in effect as of the date of this Agreement that have been made available to Parent (including, for the avoidance of doubt, with respect to the shares, property or assets of any New Subsidiaries pursuant to such Contracts), (C) dispositions of obsolete or worthless assets, (D) transfers among the Group Companies, or (E) as set forth on Section 5.01 of the Company Disclosure Schedule;

        (c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company (x) to the Company or any of its other Subsidiaries) or (y) made pursuant to Contracts made available to Parent prior to the date hereof and otherwise in the ordinary course of business consistent with past practice;

        (d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Share Incentive Plan, including the withholding of Shares in connection with the exercise or vesting (as applicable) of Company Options, Company RSs or Company RSUs in accordance with the terms and conditions of such Company Options, Company RSs or Company RSUs (as applicable));

        (e)   effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any Material Subsidiary, or create any new Subsidiary, other than (i) as contemplated by this Agreement or (ii) special purpose vehicles in connection with any Permitted Transactions;

        (f)    acquire, whether by purchase, merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of US$30,000,000 in any transaction or related series of transactions, other than (i) as set forth in Section 5.01(f) of the Company Disclosure Schedule or (ii) as permitted under Section 5.01(h);

        (g)   incur any Indebtedness or guarantee any Indebtedness, except for the incurrence of Indebtedness or guarantee of Indebtedness (i) under any Group Company's existing credit facilities as in effect on the date hereof (including any renewal, extension, refinancing or replacement of such Contracts on substantially the same or similar terms) or (ii) otherwise in an aggregate amount not in excess of US$10,000,000;

        (h)   authorize, or make any commitment with respect to, any single capital expenditure that is in excess of US$10,000,000 or capital expenditures that are, in the aggregate, in excess of US$50,000,000 for the Group Companies taken as a whole, other than (i) expenditures necessary to maintain assets in good repair consistent with the past practice, (ii) in connection with "greenfield" projects in Bangkok, Abu Dhabi, Hong Kong and Dublin currently contemplated by the Company, or (iii) expenditures in the PRC that do not exceed US$50,000,000 (or the RMB equivalent thereof) funded by cash in accounts located in the PRC;

        (i)    except as required pursuant to any Company Employee Plan or this Agreement, (i) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Group Company who has an annual base salary of more than US$300,000, other than the termination of employees for cause, (ii) grant or provide any severance or termination payments or benefits to any director, officer, employee or consultant of any Group Company except as required by applicable Law or in the ordinary course of business consistent with past practice, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any director, officer, employee or consultant of any Group Company except such increases or payments that are made in the ordinary course of business consistent with past practice, (iv) make any new equity awards to any director, officer, employee or consultant of any Group Company, (v) establish, adopt, amend or terminate any material Company Employee Plan or materially amend the terms of any outstanding Company Options, (vi) take any action to accelerate the vesting of Company Options, or (vii) forgive any loans to any director, officer, employee or consultant of any Group Company;

        (j)    make any material changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in applicable Law, statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto or where such changes would better reflect the business and operations of the Group Companies due to changes in circumstances;

        (k)   other than in the ordinary course of business consistent with past practice, (i) amend, modify, consent to the termination of, or waive any material rights under, any Material Contract or (ii) enter into any Contract, or series of Contracts with the same party, that call for annual aggregate payments of US$3,000,000 or more, other than (i) any Lease pursuant to which the Group Companies are not obligated to make rental payments in excess of US$5,000,000 in any given year or (ii) for purposes of or to implement any Permitted Transaction;

        (l)    enter into any Contract with any of the directors or executive officers of the Company;

        (m)  terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

        (n)   commence any Action for a claim of more than US$1,000,000 (excluding any Action seeking injunctive relief or other similar equitable remedies) or settle any Action other than (i) any settlement involving the payment of monetary damages not in excess of US$1,000,000 and (ii) settlements of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of August 31, 2016 included in the Company SEC Reports for an amount not in excess of the amount so reflected or reserved;

        (o)   permit any Intellectual Property owned by any Group Company that is material to the Group Companies, taken as a whole, to lapse or to be abandoned, dedicated to the public, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Intellectual Property owned by any Group Company;

        (p)   fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

        (q)   enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by any Group Company, to any Third Party, other than (i) payments in connection with purchases of vehicles, facilities, equipment, supplies or computers in the ordinary course of business, (ii) pursuant to Contracts in effect as of the date of this Agreement that have been made available to Parent or (iii) in connection with any Permitted Transaction;

        (r)   engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

        (s)   make or change any material Tax election, enter into any material closing agreement with respect to material Taxes or surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or change any method of Tax accounting; or

        (t)    enter into any agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02.    Operation of Parent's and Merger Sub's Business.

        Each of Parent and Merger Sub agrees that, from the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (b) take any action or fail to take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement.

Section 5.03.    No Control of Other Party's Business.

        Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or the Company's Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent's or Merger Sub's operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.    Proxy Statement and Schedule 13E-3.

        (a)   As soon as practicable following the date of this Agreement, the Company, with the assistance of Parent and Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of

Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the "Schedule 13E-3"). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with the preparation of the Proxy Statement, the Schedule 13E-3 or any amendment or supplement thereto and shall otherwise provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly (and in any event within one (1) Business Day) notify Parent and Merger Sub and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith. If at any time prior to the Shareholders' Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

        (b)   Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided, that, prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon. For the avoidance of doubt, nothing in this Section 6.01 shall limit or preclude the ability of the Company Board (or the Special Committee) to effect a Change in the Company Recommendation pursuant to and in accordance with Section 6.04.

Section 6.02.    Shareholders' Meeting.

        (a)   As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 but in any event no later than ten (10) days after such confirmation, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholders' Meeting (the "Record Date") and shall not change such Record Date or establish a different record date for the Shareholders' Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law; provided, that in the event that the date of the Shareholders' Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable Law or stock exchange requirement, the Company shall, if reasonably practicable, implement such adjournment or other delay in such a way that the Company does not establish a new Record Date for the Shareholders' Meeting, as so adjourned or delayed, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K) as of the Record Date and (iii) duly convene and cause to occur the Shareholders' Meeting at least fourteen (14) clear days after, but as soon as reasonably practicable following, the mailing of the Proxy Statement, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger. Subject to Section 6.02(b), without the consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders' Meeting.

        (b)   No later than forty (40) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders' Meeting. Subject to Section 6.04, the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.03(c), the Company's obligations pursuant to this Section 6.02 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction or by any Change in the Company Recommendation.

        (c)   Notwithstanding Section 6.02(a) and subject always to the provisions of the memorandum and articles of association of the Company, after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholders' Meeting to its shareholders (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders' Meeting, (ii) if as of the time for which the Shareholders' Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders' Meeting or (iii) to the extent required by applicable Law. If the Shareholders' Meeting is adjourned in accordance with the immediately preceding sentence, the Company shall convene and hold the Shareholders' Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided, that the Company shall not recommend to its shareholders the adjournment of the Shareholders' Meeting to a date that is less than five (5) Business Days prior to the Termination Date.

        (d)   At the Shareholders' Meeting, Parent shall and shall cause Holdco and Merger Sub to vote, or cause to be voted, the PE Shares and all other Shares then beneficially owned by Holdco, Parent or Merger Sub or with respect to which Holdco, Parent or Merger Sub otherwise has, directly or indirectly, voting power in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

Section 6.03.    Access to Information.

        (a)   From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice from Parent, the Company shall (i) provide to Parent (and Parent's officers, directors, employees, partners, shareholders, accountants, consultants, financial and legal advisors, agents, financing sources (including potential financing sources) and other authorized representatives of Parent and such other parties, collectively, "Representatives") reasonable access during normal business hours to the offices, properties, books and records of any Group Company (provided that such access shall not include any environmental testing or invasive or subsurface investigations), (ii) furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing, and (iii) instruct its and its Subsidiaries' employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties.

        (b)   Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Parent or any of its Representatives with access to or furnish any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party (provided, that at the request of Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would reasonably be expected to result in the loss of attorney-client privilege that could not reasonably be remedied by use of common interest agreements or other methods to maintain such privilege, or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law; provided that the Company shall provide notice to Parent, Merger Sub and the Financing Sources promptly upon obtaining knowledge that any such books, records, documents or other information is being withheld.

        (c)   All information provided or made available pursuant to this Section 6.03 to Parent or its Representatives shall be subject to the Confidentiality Agreements; provided that the Parent or its Representatives may disclose such information to the Financing Sources and parties to the Equity Commitment Letters provided such Persons are bound by confidentiality covenants that are substantially similar to the covenants contained in the Confidentiality Agreements.

        (d)   No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04.    Go-Shop; No Solicitation of Transactions.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until 11:59 p.m. Hong Kong time on the date which is thirty (30) days after the date of this Agreement (the "Go-Shop Period End Date"), the Company, its Subsidiaries and its and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (1) initiate, solicit, encourage and/or facilitate inquiries, proposals or offers with respect to or could reasonably be expected to lead to a Competing Transaction, including by way of public disclosure and by way of providing access to non-public information to any person pursuant to one or more Acceptable Confidentiality Agreements or by way of providing a waiver, amendment or release to any person (each, a "Solicited Person"); provided, that the Company shall promptly (and in any event within two (2) Business Days) provide to Parent any information concerning the Company or its Subsidiaries that it has provided to any Solicited Person which was not previously provided to Parent; and (2) enter into, maintain and/or continue discussions or negotiations with respect to such inquiries, proposals or offers or otherwise cooperate with, assist or participate in, or facilitate such inquiries, proposals, offers, discussions or negotiations. Within forty-eight (48) hours following the Go-Shop Period End Date, the Company shall notify Parent in writing of the material terms and conditions of any proposal or offers regarding a Competing Transaction (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof, together with copies of any other material documents or drafts of material agreements related to such Competing Transaction. Except as otherwise expressly provided in Section 6.4(b), the Company shall (x) immediately cease any activities permitted by the preceding sentence and any discussions or negotiations with any person (other than Parent and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected to lead, to a Competing Transaction, and (y) promptly request each person (other than Parent and any Excluded Party) that has heretofore executed a standstill, confidentiality or similar agreement in connection with such person's consideration of a Competing Transaction to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such person under the terms of the applicable agreement. Immediately after the Go-Shop Period End Date until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as set forth in Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries, and that it will cause its and its Subsidiaries' Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or that in the Company's good faith judgment could reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in furtherance of such inquiries or with the intent to induce or obtain such a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any Alternative Acquisition Agreement, (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes or (v) authorize or permit any of the Representatives of the Company or any of its Subsidiaries to take any action set forth in clauses (i) - (iv) of this Section 6.04(a). Following the Go-Shop Period End Date, the Company shall notify Parent as promptly as practicable (and in any event within forty-eight (48) hours after the Company has knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that could reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, and (z) whether the Company has any intention to provide confidential information to such person, and the Company shall keep Parent informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

        (b)   Notwithstanding anything to the contrary in Section 6.04(a), at any time after the Go-Shop Period End Date and prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction that was not obtained in violation of this Section 6.04, the Company, its Subsidiaries and its and their Representatives may, with respect to such proposal or offer acting only upon the recommendation of the Special Committee:

            (i)  contact the person who has made such proposal or offer to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

           (ii)  grant a waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes for the purpose of allowing any person or group of persons to make a proposals or offers with respect to a Competing Transaction;

          (iii)  provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement; provided, that the Company shall concurrently make available to Parent any information concerning the Company and its Subsidiaries that is provided to any such person and that was not previously made available to Parent or its Representatives; and

          (iv)  engage or participate in any discussions or negotiations with the person who has made such proposal or offer;

provided, that prior to taking any actions described in clause (iii) or (iv) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its outside legal counsel, that, in light of such proposal or offer, failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (C) provided written notice to Parent at least one (1) Business Day prior to taking any such action. For the avoidance of doubt, after the Go-Shop Period End Date, the Company may continue to take any of the actions described in this Section 6.04(b) (subject to the limitations and obligations set forth herein) with respect to any written bona fide proposals or offers regarding a Competing Transaction submitted by any person on or before the Go-Shop Period End Date if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that such proposal or offer constitutes, or may reasonably be expected to result in, a Superior Proposal (each such person, an "Excluded Party").

        (c)   Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify (or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided, that a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such tender offer or exchange offer and/or describing the operation of this Agreement with respect thereto shall not be prohibited, or be deemed to be a Change in the Company Recommendation), within ten (10) Business Days after commencement thereof, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction or (F) fail to publicly reaffirm the Company Recommendation following any Competing Transaction having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after Parent so requests in writing (any of the foregoing, a "Change in the Company Recommendation"), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction, other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(a) or Section 6.04(b) (an "Alternative Acquisition Agreement").

        (d)   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of Section 6.04 (other than any immaterial non-compliance that does not adversely affect Parent or Merger Sub) and the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon the recommendation of the Special Committee, effect a Change in the Company Recommendation with respect to such Superior Proposal and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), but only (i) if the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer; (ii) after (A) providing at least five (5) Business Days' (the "Superior Proposal Notice Period") written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a proposal or offer that constitutes a Superior Proposal, specifying the material terms and conditions of such proposal or offer (and providing any proposed agreements related thereto), identifying the person making such proposal or offer and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, (B) negotiating with and causing its financial and legal advisors to negotiate with Parent, Merger Sub and their respective Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing, so that such proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Financing and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that any material modifications to such proposal or offer that the Company Board has determined to be a Superior Proposal shall be deemed a new Superior Proposal to which the requirements of this Section 6.04(d) apply and the Company shall be required to deliver a new Notice of Superior Proposal to Parent; provided, further, that with respect to such new Notice of Superior Proposal to Parent, the Superior Proposal Notice Period shall be deemed to be a three (3) Business Day period rather than the five (5) Business Day period first described above; and (D) following the end of such five (5) Business Day period or three (3) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that taking into account any changes to this Agreement and the Financing proposed by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that such proposal or offer giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

        (e)   Notwithstanding anything to the contrary set forth in this Agreement, from the date hereof and at any time prior to the receipt of the Requisite Company Vote, if an Intervening Event has occurred and the Company Board acting upon the unanimous recommendation of the Special Committee determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board acting upon the recommendation of the Special Committee may effect a Change in the Company Recommendation; provided, that the Company Board shall not make such Change in the Company Recommendation unless the Company has (i) provided to Parent at least five (5) Business Days' prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Company Board (acting only upon the recommendation of the Special Committee) to take such action and (ii) during such five (5) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent, Merger Sub and their respective Representatives to amend this Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

        (f)    Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law with regard to a Competing Transaction or any related proposal or offer with respect to a Competing Transaction, including taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such disclosure (other than a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such proposal, offer or Competing Transaction and/or describing the operation of this Agreement with respect thereto) that is not an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the transactions contemplated by this Agreement shall be deemed to be a Change in the Company Recommendation, or (ii) making any "stop, look, and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such proposal, offer or Competing Transaction and/or describing the operation of this Agreement with respect thereto.

Section 6.05.    Directors' and Officers' Indemnification and Insurance.

        (a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its and its Subsidiaries' directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company and each of its Subsidiaries (or such documents of any successor to the business of the Surviving Company or any of its Subsidiaries) shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company and each of its Subsidiaries as in effect on the date hereof, and Parent shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were or had been directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement between the Company or any of its Subsidiaries, on the one hand, and any of respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties") regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

        (b)   The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for six (6) years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions on terms, conditions, retentions and limits of liability no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company's current policies from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to its directors' and officers' liability insurance policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance, and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. The Company may and, at Parent's request, the Company shall, purchase a six (6)-year "tail" prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Company under this Section 6.05(b) shall terminate.

        (c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) indemnify and hold harmless the Indemnified Parties against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with (i) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries, (ii) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company's or its Subsidiaries' organizational and governing documents or agreements in effect on the date hereof (true and complete copies of such documents or agreements of each Material Subsidiary shall have been delivered to Parent prior to the date hereof), (iii) acts or omissions or alleged acts or omissions in such persons' official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries if such service was at the request or for the benefit of the Company or any of its Subsidiaries (regardless of whether such act or omission or alleged act or omission occurred prior to, at or after the Effective Time) and (iv) any of the Transactions; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

        (d)   In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.05.

        (e)   The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICL or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be an express third party beneficiary of the provisions of this Section 6.05. The obligations of Parent and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.

        (f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies or other agreements.

Section 6.06.    Notification of Certain Matters.

        Each of the Company and Parent shall promptly notify the other in writing of:

        (a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

        (b)   any notice or other communication from any Governmental Authority in connection with the Transactions;

        (c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party's representations and warranties contained herein, or that relate to such party's ability to consummate the Transactions; and

        (d)   a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party (and, in the case of Parent, on the part of Merger Sub) having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.06 shall not cure any breach of, or non-compliance with, any provision of this Agreement, be deemed to amend or supplement the Company Disclosure Schedule, or limit or otherwise affect the remedies available hereunder or under applicable Law to the party receiving such notice; provided, further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement would, standing alone, constitute such a failure.

Section 6.07.    Financing.

        (a)   Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts, and cause its controlled Affiliates to use commercially reasonable efforts, to take, or cause to be taken, all actions necessary or reasonably advisable to obtain the Financing contemplated by the Financing Commitments on or prior to the Closing Date, including with respect to the following: (i) obtain the External Financing on the terms and conditions described in the External Financing Commitments (including, as necessary, any "flex" provisions contained in any Fee Letters) or on other terms no less favorable in any material respect, in aggregate, to Parent and Merger Sub than those described in the External Financing Commitments, (ii) comply with and maintain in effect the External Financing Commitments until the Transactions are consummated, (iii) negotiate and enter into Definitive Debt Documents no later than the Closing on the terms and conditions set forth in the Debt Commitment Letters (including any "market flex" provisions in any Fee Letter) and (iv) satisfy, or cause to be satisfied (or obtaining the waiver of), on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to the closing of and funding under the External Financing Commitments applicable to Parent and/or Merger Sub that are within its control; provided that Parent and/or Merger Sub may amend, supplement, waive or modify the External Financing Commitments or any Definitive Debt Document, and/or elect to replace all or any portion of the External Financing with alternative financing (the "Alternative Financing"), in each case so long as (A) the aggregate proceeds of the External Financing (as amended, supplemented, waived or modified) and/or the Alternative Financing, together with the aggregate proceeds of the Equity Financing, will be sufficient for Parent and the Surviving Company to pay (i) the Merger Consideration, and (ii) any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby, (B) such amendment or modification or the Alternative Financing would not impose new, additional or expanded conditions when compared to the applicable External Financing Commitments (as in effect on the date hereof) that would prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions and (C) such amendment or modification or the Alternative Financing would not adversely impact the ability of Parent to enforce its rights against the other parties to any Debt Commitment Letter, the Fee Letter or any Definitive Debt Document entered into in connection therewith. Upon the Company's reasonable request, Parent shall keep Company reasonably informed of developments in respect of the financing process. Without limiting the generality of the foregoing, Parent shall give the Company reasonably prompt notice (any in any event, within three (3) Business Days) of (A) the receipt or delivery by Parent or Merger Sub of any written notice or other written communication, in each case from any Person party to the External Financing Commitments (or any Affiliate of such Person) with respect to any actual termination or repudiation in writing by any Financing Source party to the External Financing Commitments with respect to the obligation to fund the External Financing or any written notice as to a material breach or dispute related to the Financing or (B) the expiration or termination prior to the Closing Date for any reason of the External Financing Commitments, the Equity Commitment Letter, or any Definitive Debt Document entered into in connection therewith (or if any Person party thereto attempts or purports in writing to terminate the External Financing Commitments, the Equity Commitment Letter, or any definitive agreements entered into in connection therewith, whether or not such attempted or purported termination is valid). In connection with any notice thereof, Parent shall promptly provide information reasonably requested by the Company relating to any circumstance referred to in clause (A) or (B) of the immediately preceding sentence. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide Alternative Financing (the "Alternative Financing Documents") (except for customary engagement and fee letters redacted in a similar manner as the Fee Letter provided as of the date hereof) as promptly as practicable after execution thereof. In the event any portion of the External Financing becomes unavailable on the terms and conditions contemplated in the External Financing Commitments, (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their commercially reasonable efforts to obtain Alternative Financing from alternative sources in an amount sufficient to consummate the Transactions, including the Merger, which Alternative Financing shall comply with clauses (A) and (C) of the proviso of the first sentence of this Section 6.07(a). For purposes of this Agreement, the terms "Debt Commitment Letters," "External Financing Commitments" and "Fee Letter" shall include and mean such documents as amended, supplemented, modified, waived or extended, or replaced by any Alternative Financing Documents, in compliance with this Section 6.07 and references to "Debt Financing," "External Financing" or "Financing" shall include and mean the financing contemplated by the External Financing Commitments or Fee Letter as so amended, supplemented, modified, waived, extended or replaced, as applicable.

        (b)   Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.07(a) shall require, and in no event shall the commercially reasonable efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to pay any fees in excess of (including all market flex provisions), or agree to provisions less favorable in any material respect, in aggregate, to Parent, Merger Sub or the Surviving Company (or any of their Affiliates) than, those contemplated by the External Financing Commitments and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).

        (c)   Prior to the Closing Date and provided that any such cooperation does not unreasonably interfere with the ongoing operations of the Group Companies, the Company agrees (at Parent's sole expense) to use commercially reasonable efforts to provide, and shall cause each of its Subsidiaries to use commercially reasonable efforts to provide, to Parent and Merger Sub, all cooperation as may be reasonably requested by Parent, Merger Sub or their respective Representatives in connection with the External Financing and/or Alternative Financing and the Transactions, including (i) upon reasonable prior notice and at mutually agreed times, participation in (including reasonable preparation for) a reasonable number of meetings, conference calls, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management and representatives of the Company or its Subsidiaries with officers of Parent or Merger Sub and any of their External Financing and/or Alternative Financing sources, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents and other marketing documents reasonably requested by Parent, Merger Sub or their respective Representatives in connection with the External Financing and/or Alternative Financing (it being understood and agreed that the Company shall provide any customary and reasonably available information reasonably requested by Parent or Merger Sub regarding any pro forma EBITDA (including aggregate operational savings and adjustments in connection with certain recent, probable and pending acquisitions), cost savings, synergies, capitalization, ownership or other pro forma adjustments, but shall not be obligated to prepare such pro forma financial information or post-closing financial information), (iii) as promptly as practicable, using commercially reasonable efforts to furnish to Parent, Merger Sub and any of their External Financing and/or Alternative Financing sources with the Required Information and any other customary financial and other pertinent information regarding the Company and its Subsidiaries that is customarily included in information memoranda or other customary marketing documents used to syndicate credit facilities of the type to be included in the Financing or the Alternative Financing as may be reasonably requested by Parent or Merger Sub, (iv) (A) to the extent not prohibited by applicable Laws or contracts, using commercially reasonable efforts to facilitate the granting of guaranty and/or security or pledging of collateral and (B) using commercially reasonable efforts to execute and deliver (limited, in the case of execution and delivery, solely to officers continuing with Company after the Closing) any credit agreements, guarantees, pledge and security documents, commitment letters, certificates and other definitive financing documents (the "Definitive Debt Documents"), provided, that (x) any guaranty, collateral pledged or security granted by the Company or any of its Subsidiaries under, and any obligations of the Company or any of its Subsidiaries under, any Definitive Debt Documents to which it is a party shall be contingent upon the occurrence of the Effective Time and (y) the Company shall use commercially reasonable efforts to cause an officer of the Company (who shall remain in such capacity after the Effective Time) to execute customary "authorization letters" prior to the Effective Time, which authorization letters shall authorize among other things, the distribution of information to prospective lenders and identifying, among other things, any portion of such information that constitutes material, non-public information (for purposes of United States federal, state or other applicable securities Laws) regarding the Company and its subsidiaries or their respective securities, (v) using commercially reasonable efforts to furnish Parent, Merger Sub and their respective Representatives, as well as any prospective lenders involved in the External Financing and/or Alternative Financing, promptly with all documentation and other information required with respect to the External Financing and/or Alternative Financing under applicable "know your customer" and anti-money laundering rules and regulations to the extent, and as, required by the External Financing Commitments, provided, that the information provided to such prospective lenders shall be subject to the terms of the Confidentiality Agreements, (vi) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letters or any Definitive Debt Document to the extent within their control, (vii) obtaining a certificate of the chief financial officer (or person that will perform similar functions of the Group Companies following the Closing) with respect to solvency matters in the form required by the Debt Commitment Letters, (viii) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date. Nothing in this Section 6.07(c) shall require the Company or any of its Subsidiaries to (I) to waive or amend any terms of this Agreement or pay or agree to pay any commitment or similar fee, reimburse any expenses, assume or incur any liabilities or obligations or give any indemnities prior to the Effective Time; (II) execute any agreements except for such documents the effectiveness of which is contingent upon the Closing (other than authorization letters); (III) commit to taking any action (including entry into any agreement) that is not contingent upon the Closing or would be effective prior to the Effective Time or that would otherwise subject it to actual or potential liability in connection with the External Financing and/or Alternative Financing prior to the Effective Time; (IV) require the Group Companies or any of their Affiliates to take any action that would conflict with, violate or result in a breach of or default under any organizational documents of the Group Companies or of any of its Affiliates, or any material contract or law; (V) subject any director, manager, officer or employee of any of the Group Companies or any of its Affiliates to any actual or potential personal liability; (VI) require providing access to or disclose information that the Company reasonably determines could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, any Group Company or any of its Affiliates; (VII) require any Group Company to change any fiscal period; (VIII) require any director or manager of any Group Company to pass resolutions or consents to approve or authorize the execution of the External Financing; (IX) cause any representation or warranty in Article III of this Agreement to be inaccurate or breached; (X) otherwise cause or result in the breach of this Agreement; (XI) require the delivery of any legal opinions; (XII) pay any commitment fee or similar fee related to the Financing prior to the Effective Time; or (XIII) reimburse any expenses or provide any indemnities prior to the Effective Time; provided that, in the case of clauses (IV) and (VI), the Company shall provide notice to Parent,

Merger Sub and the Financing Sources promptly upon obtaining knowledge that any such information is being withheld. In addition, subject to the limitations in the senior Debt Commitment Letter, the Company agrees to promptly make publicly available (1) any information relating to future acquisitions (for the avoidance of doubt, excluding the Merger) to the extent (i) consistent with past practice of the Company in prior acquisition transactions (as determined by the Company) and (ii) reasonably necessary, as reasonably determined by the Financing Sources party to the senior Debt Commitment Letter, in consultation with the Parent, to complete the syndication of the senior Debt Financing and (2) upon request of Parent or Merger Sub, the pro forma financial information described in clause (c)(ii) of paragraph 3 on Exhibit C to the senior Debt Commitment Letter to the extent such information is available to the Company. The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the External Financing and/or Alternative Financing; provided, that such logos are used solely in a manner that is not intended to or that is not reasonably likely to harm or disparage the Company of any of its Subsidiaries. Parent shall, within thirty (30) days after written request by the Company or its Representatives (provided, that no amounts under this sentence shall be due or payable prior to the earlier of the Closing or termination of this Agreement in accordance with Article VIII), reimburse the Company for all reasonable and documented out-of-pocket expenses incurred by the Company or any of its Subsidiaries or its or their respective Representatives in connection with such cooperation or assistance requested by Parent under this Section 6.07(c) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Damages suffered by any of them prior to the Closing in connection with any assistance taken by them in accordance with this Section 6.07(c), except (x) to the extent such Damages result from the gross negligence, willful misconduct or bad faith of the Companies or any of its Subsidiaries or its or their respective Representatives or (y) with respect to any historical information provided by the Company or any of its Subsidiaries or its or their respective Representatives.

Section 6.08.    Further Action; Reasonable Best Efforts.

        (a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall and shall cause their respective Subsidiaries to use reasonable best efforts to (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith; and (ii) cooperate with the other parties hereto to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including to (x) obtain and/or maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party and (y) obtain the Requisite Regulatory Approvals and avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that no party hereto shall be required to take any such action if such action would result in or may be reasonably likely to result in a Company Material Adverse Effect.

        (b)   Each party hereto shall, upon request by any other party, promptly furnish such other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent,

Merger Sub, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

        (c)    Antitrust Matters.

            (i)  To the extent applicable and subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.08, each of the Company, Parent and Merger Sub agrees to promptly provide to each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws ("Governmental Antitrust Entity") non-privileged information and documents (A) requested by any Governmental Antitrust Entity or (B) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.08(c) to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

           (ii)  In furtherance and not in limitation of the covenants of the parties contained herein, if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Transactions as violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits so long as such actions do not result in, and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries shall not be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, operations or assets prior to the Effective Time.

Section 6.09.    Obligations of Merger Sub.

        Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

Section 6.10.    Participation in Litigation.

        Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the knowledge of the Company on the one hand and to the knowledge of Parent on the other hand, threatened against such party (or, in the case of Parent, Merger Sub) or the directors thereof that relate to this Agreement or the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Parent's prior written consent.

Section 6.11.    Resignations.

        To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent.

Section 6.12.    Public Announcements.

        Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, at any time prior to termination of this Agreement pursuant to ARTICLE VIII, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the NYSE, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 6.12 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in the Company Recommendation made in compliance with this Agreement.

Section 6.13.    Stock Exchange Delisting.

        Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14.    Takeover Statutes.

        If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 6.15.    Knowledge of Parent and Related Parties.

        Neither Parent nor Merger Sub shall have any right to (a) terminate this Agreement under Section 8.04, or (b) claim any damage or seek any other remedy at law or in equity, in each case for any breach of or inaccuracy in the representations and warranties made by the Company in Article III to the extent each Guarantor has knowledge of such breach or inaccuracy as of the date hereof.

Section 6.16.    Amendments to Parent Group Contracts.

        (a)   Without the Special Committee's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (i) Parent and Merger Sub shall not, and shall cause each member of the Parent Group not to, unless and until a Change in the Company Recommendation has occurred, amend, modify, waive any provision of, withdraw, terminate or enter into any Parent Group Contract that would prevent or materially delay the ability of Parent or Merger Sub to consummate Transactions, including the Merger and (ii) Parent, Merger Sub and each other member of the Parent Group shall not enter into or modify any Contract pursuant to which any management members, directors (other than directors who are employed or designated by Baring or any of its Affiliates) or shareholders of the Company or its Subsidiaries (other than the Sponsors and the Guarantors), or any of their respective Affiliates receives any consideration or other economic value from any person in connection with the Transactions that is not provided in the Parent Group Contracts as of the date hereof.

        (b)   As soon as practicable after the execution thereof (but in no event later than two (2) Business Days after the execution thereof), Parent and Merger Sub shall provide the Special Committee with a copy of any Contract (i) (A) under which the obligations of the parties to such Contract are similar to those in any existing Parent Group Contract, (B) solely among one or more members of the Parent Group (including a consortium agreement or similar contractual arrangement) but not including any third party or (C) relate to any of the matters described in Section 6.16(a)(ii), and (ii) that relates to the Transactions, in each case that is entered into after the date hereof and to which a member of the Parent Group is a party. Parent and Merger Sub agree that any action by members of the Parent Group who are not parties to this Agreement that would constitute a material breach of this Section 6.16 if such member of the Parent Group who are not parties to this Agreement were a party to this Agreement for the purposes of this Section 6.16 shall be deemed to be a breach of this Section 6.16.

Section 6.17.    Employment and Employee Benefits.

        (a)   Parent covenants and agrees to cause the Surviving Company and its Subsidiaries to, (i) for a period of one (1) year following the Closing Date (the "Benefits Continuation Period"), provide compensation (excluding any incentive or equity compensation) and benefits to Continuing Employees (as defined below) at levels that are substantially comparable in the aggregate to the levels of compensation and benefits as in effect under the Company Employee Plans immediately prior to the Closing and (ii) provide health and welfare benefits to any Continuing Employees during the Benefits Continuation Period at levels that are substantially comparable in the aggregate as such health and welfare benefits as in effect under the Company Employee Plans immediately prior to the Closing Date. Employees of the Company or its Subsidiaries immediately prior to the Closing who continue their employment with the Surviving Company or its Subsidiaries immediately following the Closing Date and during the Benefits Continuation Period are hereinafter referred to as the "Continuing Employees."

        (b)   During the Benefits Continuation Period, for purposes of eligibility, vesting and entitlement to benefits, including the determination of the level of vacation and severance pay benefits (but not otherwise for purposes of benefit accrual) under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Company or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the "Parent Plans"), Parent and the Surviving Company shall credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries and any predecessor or other entities, at least to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Employee Plan (except as may result in duplication of benefits). The Parent Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Company Employee Plans immediately prior to the Closing, shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date with respect to the Company Employee Plans in satisfying any deductibles, co-payments and out-of-pocket expenses in the year of initial participation in the Parent Plans and shall waive any evidence of insurability and eligibility waiting period requirements under each such plan.

        (c)   Nothing contained herein, express or implied, (i) is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) shall limit the right of Parent or any of its Affiliates to terminate any employee at any time and for any reasons, (iii) shall constitute the adoption of, an amendment to or any other modification of any Parent Plan or Company Employee Plan or (iv) shall create any third party rights, benefits or remedies of any nature whatsoever in any employees of any Group Company (or any beneficiaries or dependents thereof) or any other person that is not a party to this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01.    Conditions to the Obligations of Each Party.

        The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) by mutual written agreement of Parent and the Company (subject to the approval of the Special Committee) of the following conditions at or prior to the Effective Time:

        (a)    Shareholder Approval.    This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved at the Shareholders' Meeting by the Requisite Company Vote in accordance with the CICL and the Company's memorandum and articles of association.

        (b)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an "Order"), which is then in effect and has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

        (c)    Regulatory Approvals.    Each of the Requisite Regulatory Approvals shall have been obtained and be in full force and effect.

Section 7.02.    Conditions to the Obligations of Parent and Merger Sub.

        The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions, any of which may be waived exclusively by Parent in writing:

        (a)    Representations and Warranties.    (i) Other than the representations and warranties of the Company contained in Section 3.01(a), Section 3.03(a), Section 3.03(b), the first sentence of Section 3.03(c), the first sentence of Section 3.03(d), the first sentence of Section 3.03(e), Section 3.03(g), Section 3.04(a) and Section 3.22, the representations and warranties of the Company set forth in Article III (without giving effect to any qualification as to "materiality" or "Company Material Adverse Effect" set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be so true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not constitute a Company Material Adverse Effect, and (ii) the representations and warranties set forth in Section 3.01(a), Section 3.03(a), Section 3.03(b), the first sentence of Section 3.03(c), the first sentence of Section 3.03(d), the first sentence of Section 3.03(e), Section 3.03(g), Section 3.04(a) and Section 3.22 shall be true and correct in all respects (except, solely with respect to Section 3.03(a), for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be so true and correct only as of such time).

        (b)    Agreements and Covenants.    The Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        (c)    Officer Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

        (d)    No Material Adverse Effect.    No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

Section 7.03.    Conditions to the Obligations of the Company.

        The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions, any of which may be waived exclusively by the Company in writing, subject to the approval of the Special Committee:

        (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in Article IV (without giving effect to any qualification as to "materiality" set forth therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay the consummation of the Transactions or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

        (b)    Agreements and Covenants.    Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        (c)    Officer Certificate.    Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a director or executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

Section 7.04.    Frustration of Closing Conditions.

        Prior to the Termination Date, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, as applicable, to use the standard of efforts required from such party to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION

Section 8.01.    Termination by Mutual Consent.

        This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company with the approval of their respective boards of directors (and in the case of the Company, acting only upon the unanimous recommendation of the Special Committee).

Section 8.02.    Termination by Either the Company or Parent.

        This Agreement may be terminated by either the Company (acting only upon the unanimous recommendation of the Special Committee) or Parent at any time prior to the Effective Time, if:

        (a)   the Effective Time shall not have occurred on or before November 30, 2017 (the "Termination Date"); or

        (b)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order, or taken any other final and non-appealable action, that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement or other breach of this Agreement has been a material cause of, or resulted in, such right to terminate or the failure of the applicable condition(s) being satisfied.

Section 8.03.    Termination by the Company.

        This Agreement may be terminated by the Company (acting only upon the unanimous recommendation of the Special Committee) at any time prior to the Effective Time, if:

        (a)   a breach of any representation, warranty, agreement or covenant of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and (ii) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representations, warranties, agreements or covenants of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02;

        (b)   (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth in Section 7.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 7.03) and that it is ready, willing and able to consummate the Closing and (iii) Parent and Merger Sub fail to complete the Closing within five (5) Business Days following the date on which the Closing should have occurred pursuant to Section 1.02;

        (c)   prior to receipt of the Requisite Company Vote, (i) the Company Board has, upon the unanimous recommendation of the Special Committee, authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) the Company concurrently with the termination of this Agreement enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (i); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied in all respects with the requirements of Section 6.04 (other than immaterial non-compliance that does not adversely affect Parent or Merger Sub) and (B) complied in all respects with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c), and any purported termination pursuant to this Section 8.03(c) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee; or

        (d)   the Requisite Company Vote shall not have been obtained at the Shareholders' Meeting duly convened therefor and concluded or at any duly concluded adjournment or postponement thereof.

Section 8.04.    Termination by Parent.

        This Agreement may be terminated by Parent at any time prior to the Effective Time, if:

        (a)   a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Parent or Merger Sub, as applicable (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if either Parent or Merger Sub is then in breach of any representations, warranties, agreements or covenants of Parent or Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03; or

        (b)   if the Company Board or any committee thereof shall have effected a Change in the Company Recommendation.

Section 8.05.    Effect of Termination.

        In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided, that the terms of Section 6.03(c), Section 6.12, Articles VIII and IX shall survive any termination of this Agreement.

Section 8.06.    Termination Fee and Expenses.

        (a)   In the event that:

            (i)  (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been made, proposed or communicated (and not withdrawn), after the date hereof and prior to the Shareholders' Meeting (or prior to the termination of this Agreement if there has been no Shareholders' Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.02(a), and (C) within twelve (12) months after such termination of this Agreement, the Company or any of its Subsidiaries consummates, or enters into a definitive agreement in connection with, any Competing Transaction (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in Clause (A)); provided, that for purposes of this Section 8.06(a), all references to "20%" in the definition of "Competing Transaction" shall be deemed to be references to "50%";

           (ii)  this Agreement is terminated by Parent pursuant to Section 8.04; or

          (iii)  this Agreement is terminated by the Company pursuant to Section 8.03(c),

then the Company shall pay to Parent or its designees the Company Termination Fee by wire transfer of same day funds as promptly as possible (but in any event (A) within five (5) Business Days after such termination in the case of a termination pursuant to clause (ii) above, (B) prior to or concurrently with the consummation by the Company of a Competing Transaction or entry by the Company into the definitive agreement in connection with a Competing Transaction in the case of a termination referred to in clause (i) above or (C) at least one (1) Business Day prior to or concurrently with the termination of this Agreement in the case of a termination pursuant to clause (iii) above; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

        (b)   Parent will pay, or cause to be paid, to the Company an amount equal to US$138,320,000 (the "Parent Termination Fee") if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days) following such termination by wire transfer of same day funds); it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

        (c)   All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

        (d)   In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, the Company or Parent, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or Parent Termination Fee, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.00%. Such collection of expenses shall not otherwise diminish in any way the payment obligations hereunder.

        (e)   Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.

        (f)    (i) Subject to Section 9.08, the Equity Commitment Letters, the Debt Commitment Letters and the Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company's right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 8.06(b) and expenses under Section 8.06(d) and the guarantee of such obligations pursuant to the Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (A) Parent, Merger Sub, Holdco, the Guarantors, and the Sponsors, (B) the former, current and future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of Parent, Merger Sub, Holdco or any Guarantor or Sponsor, (C) any Financing Source or other lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub, Holdco or any Guarantor or Sponsor, or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(f), collectively, the "Parent Group"), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Guarantees and the Debt Commitment Letters) other than the payment of the Parent Termination Fee pursuant to Section 8.06(b), the expenses pursuant to Section 8.06(d) and as provided in the Guarantees, and in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the "Company Group") seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Guarantees and the Debt Commitment Letters), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 8.06(b) and Section 8.06(d), or the Guarantors to the extent provided in the relevant Guarantee.

           (ii)  Subject to Section 9.08, in the event Parent or its designees shall receive payment from the Company of the Company Termination Fee pursuant to Section 8.06(a) and expenses under Section 8.06(d), the receipt of such Company Termination Fee and expenses under Section 8.06(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a) and the expenses under Section 8.06(d), and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a) and Section 8.06(d).

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.    Non-Survival of Representations, Warranties and Agreements.

        The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to ARTICLE VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in ARTICLE I and ARTICLE II, Section 6.05, Section 6.12 and this ARTICLE IX.

Section 9.02.    Notices.

        All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email, by facsimile or by international overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:
c/o Vistra Alternative Investments Services Pte. Ltd. 1 Raffles Place #13-01 One Raffles Place Singapore 048616
Attention:	BPEA Vistra Team
Fax:	+65 6593 3711
Email:	bpea.sg@vistra.com
with a copy to:
Weil, Gotshal & Manges LLP 29/F, Alexandra House 18 Chater Road, Central Hong Kong
Attention:	Akiko Mikumo, Esq.
Facsimile:	+852 3015 9354
Email:	akiko.mikumo@weil.com

if to the Company:
Nord Anglia Education, Inc. Level 12, St. George's Building, 2 Ice House Street, Central, Hong Kong
Attention:	Graeme Halder / Jodie Coutts
Email:	Graeme.Halder@nordanglia.com / Jodie.Coutts@nordanglia.com
with a copy to:
Kirkland & Ellis 26th Floor, Gloucester Tower, The Landmark 15 Queen's Road Central, Hong Kong
Attention:	Jesse Sheley / Xiaoxi Lin
Facsimile:	+852 3761 3301
Email:	jesse.sheley@kirkland.com / xiaoxi.lin@kirkland.com

Section 9.03.    Certain Definitions.

        (a)   For purposes of this Agreement:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

        "Administrator" shall have the meaning ascribed to such term in the Share Incentive Plan.

        "Affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, that for purposes of this Agreement, none of Holdco, Parent, Merger Sub, Premier Education, any Sponsor or any Guarantor shall be deemed an Affiliate of the Company.

        "Anticorruption Law" means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996 and the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, as amended from time to time.

        "Award" shall have the meaning ascribed to such term in the Share Incentive Plan.

        "Award Agreement" shall have the meaning ascribed to such term in the Share Incentive Plan.

        "Baring" means, collectively, The Baring Asia Private Equity Fund VI, L.P.1, The Baring Asia Private Equity Fund VI, L.P.2 and The Baring Asia Private Equity Fund VI Co-investment L.P.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in (i) New York, New York, United States of America, (ii) the Hong Kong Special Administrative Region of the PRC, (iii) the Cayman Islands, (iv) Toronto, Ontario, Canada, or (v) London, the United Kingdom.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Sub on the date hereof.

        "Company Employee Agreement" means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other contract between any Group Company and any current or former employee, director or officer of such Group Company.

        "Company Employee Plan" means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, or with respect to which such Group Company has or may have any liability or obligation.

        "Company Material Adverse Effect" means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects, is or would reasonably be expected to (i) have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or (ii) prevent the consummation of the Transactions; provided, however, that clause (i) shall not include any fact, event, circumstance, change, condition, occurrence or effect occurring after the date hereof following or resulting from (A) any outbreak of war or act of sabotage or terrorism or natural or man-made disasters, (B) changes in Laws, IFRS or other applicable accounting rules or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (C) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, (D) changes in the financial, credit or other securities or capital markets, or in general economic conditions of any country or jurisdiction in which a Material Subsidiary operates, (E) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (F) the execution and delivery of this Agreement or the announcement, pendency or consummation of the Transactions, including any loss in respect of or change in relationship with any customer, supplier, employee, vendor, or other business partner of the Company, (G) any litigation brought by current or former shareholders of the Company alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby or otherwise challenging any of the transactions contemplated hereby, (H) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent Group members or expressly required by this Agreement, or (I) any breach of this agreement by Parent or Merger Sub; except, in the case of clause (A), (B), (C) or (D), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Company Option" means each option to purchase Shares granted under the Share Incentive Plan on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.

        "Company RS" means each share of restricted stock granted under the Share Incentive Plan on or prior to the Closing Date, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof.

        "Company RSU" means each restricted stock unit or other right to acquire Shares granted under the Share Incentive Plan on or prior to the Closing Date, including performance share units, the restrictions over which have not lapsed on or prior to the Closing Date in accordance with the terms thereof.

        "Company School" means any educational institution or location owned or operated by any Group Company.

        "Company Termination Fee" means (i) if payable in connection with a termination of this Agreement by the Company pursuant to Section 8.03(c) on or prior to the Go-Shop Period End Date, an amount equal to US$34,580,000 and (ii) if payable in any other circumstance, an amount equal to US$69,160,000.

        "Competing Transaction" means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition to a Third Party of assets or businesses that constitute or represent 20% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition to a Third Party of 20% or more of the equity securities of the Company, or securities convertible into or exchangeable for 20% or more of the equity securities of the Company; (iv) any tender offer or exchange offer (as such terms are defined under the Exchange Act) that, if consummated, would result in any Third Party beneficially owning 20% or more of the equity securities of the Company; or (v) any combination of the foregoing.

        "Confidentiality Agreements" means the confidentiality agreements between the Company and each Sponsor or sources of Financing in connection with the Transaction, as amended and restated from time to time.

        "Contract" means any legally enforceable note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other legally enforceable instrument.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

        "CPPIB" means Canada Pension Plan Investment Board.

        "Educational Agency" means any person, entity, foreign regulator, organization or Governmental Authority, whether governmental, government-chartered, private or quasi-private, that engages in granting or withholding Educational Approvals for or otherwise regulates educational institutions in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, in each case, in the jurisdictions where the Company Schools operate.

        "Educational Approvals" means any licenses or similar approval issued or required to be issued by an Educational Agency to the Company, any of its Subsidiaries or any Company School with respect to any aspect of their respective operations subject to the oversight of such Educational Agency, but excluding any licenses or similar approval issued to the Company School's employees on an individual basis.

        "Environmental Laws" means any applicable national, provincial, federal, state or local Law of any jurisdiction, relating to (i) pollution, (ii) the protection of human health and safety (including workplace health and safety) or the protection of the environment, including, without limitation, all such Laws relating to the storage, use, transport or disposal of solid and hazardous waste, discharges of substances to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all such Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources, and (iii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

        "Equity Securities" shall mean any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.

        "Excluded Shares" means, collectively, (i) the PE Shares; and (ii) Shares held by Parent, the Company or any of their Subsidiaries.

        "Expenses" means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approval, the filing of any required notices under applicable Laws (including those related to Requisite Regulatory Approvals) and all other matters related to the closing of the Merger and the other Transactions.

        "Financing Sources" means, collectively, the entities that have committed to provide or otherwise enter into agreements in connection with the External Financing or any Alternative Financing (including the parties to the Debt Commitment Letters, the Preferred Equity Commitment Letter and any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such entities' (and their respective Affiliates'), equityholders, members, partners, officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing (or any Alternative Financing) and their successors and permitted assigns.

        "Government Official" means any officer, employee or other individual acting in an official capacity for a Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise).

        "Group Company" means any of the Company and its Subsidiaries, other than any dormant Subsidiaries.

        "Hazardous Substance" means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances (i) that are listed or classified or regulated under any Environmental Law as a hazardous substance, toxic substance, pollutant, or contaminant or oil, (ii) that can cause harm to living organisms, human welfare or the environment due to their dangerous or deleterious properties or characteristics, and (iii) whose presence, handling or management requires registration, authorization, investigation or remediation under Environmental Law, including any petroleum product or by product, asbestos containing material, polychlorinated biphenyl, radioactive material, lead, pesticides, natural gas and nuclear fuel.

        "Indebtedness" means, with respect to any person, (i) all indebtedness of such person, whether or not contingent, for borrowed money, (ii) all obligations of such person for the deferred purchase price of property or services, (iii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases, (vii) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (vii) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (ix) all Indebtedness of others referred to in clauses (i) through (viii) above guaranteed directly or indirectly in any manner by such person, and (x) all Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

        "Intellectual Property" means all rights, anywhere in the world, in or to (i) patents, patent applications (and any patents that issue from those patent applications), certificates of invention, substitutions relating to any of the patents and patent applications, utility model registrations, statutory invention registrations, any governmental grant of registrations for mask works, industrial designs, community designs and other designs, and any other governmental grant of registration for the protection of inventions or designs; (ii) Trademarks; (iii) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (iv) confidential and proprietary information protectable by applicable Laws, including trade secrets, know-how and invention rights; (v) rights of privacy and publicity; (vi) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (i)-(iii); and (vii) any and all other intellectual property or proprietary rights.

        "Interim Investors Agreement" means that certain Interim Investors Agreement, dated as of the date hereof, by and among Holdco, Parent, Merger Sub and the Sponsors.

        "Intervening Event" means a material event, occurrence, change or development affecting or with respect to the Company, its Subsidiaries or their respective business, assets or operations that (i) was unknown by the Company Board and the Special Committee as of or prior to the date hereof, and (ii) occurs, arises or becomes known to the Company Board or the Special Committee after the date hereof and on or prior to the receipt of the Requisite Company Vote; provided that in no event shall the receipt, existence or terms of a Competing Transaction or Superior Proposal constitute an Intervening Event.

        "knowledge" means, with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, in each case after such inquiry as would be usual or proper in connection with the ordinary course of such individual's position at the Company consistent with past practice, and with respect to any other party hereto, the actual knowledge of any director or executive officer of such party.

        "Leased Real Property" shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

        "Leases" shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

        "Liens" means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement or restrictive covenant, including any restriction on the use, voting, transfer, receipt of income or other exercise of any material attributes of ownership.

        "Marketing Period" means the period of fifteen (15) consecutive Business Days after the date hereof and ending prior to the Closing Date throughout which, and at the end of which, (a) the Group Companies shall have provided the Required Information to Parent and Merger Sub and (b) the Go-Shop Period End Date has occurred. Notwithstanding the foregoing, (i) if such 15 consecutive Business Day period shall not be completed on or prior to August 23, 2017, then it may not start before September 5, 2017, (ii) the Marketing Period in any event shall end on any earlier date on which the External Financing (or any other financing contemplated by the External Financing Commitments or any Alternative Financing) is consummated, (iii) in no event shall the Marketing Period be restarted or cease to continue if additional financial statements as required pursuant to clause (b) of the definition of Required Information are delivered after such Marketing Period has commenced, and (iv) the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such period, (x) the Group Companies' independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements that are included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Group Companies for the applicable periods by the independent auditor of such financial statements, a nationally or internationally recognized accounting firm or other independent accounting firm reasonably acceptable to Parent and Merger Sub or (y) any of the Group Companies publicly indicates its intent to, or determines that it must, restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the applicable Group Company has announced that it has concluded that no restatement shall be required. If at any time the Company shall reasonably believe that it has provided the Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information will be deemed to have been satisfied as of the date of such delivery of such notice unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three (3) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which portion of the Required Information the Company has not delivered), following which the Marketing Period will commence as soon as the Company delivers to Parent such specified portion of the Required Information.

        "Material Lease" means (i) any Lease that constitutes the main Lease for the campus of a Company School, (ii) any Lease pursuant to which a Group Company as tenant is obligated to make rental payments in excess of US$3,000,000 in any given year or (iii) any Lease that is otherwise material to the operations of the Group Companies, taken as a whole.

        "Material Subsidiaries" means the list of Group Companies set out in Section 3.01(b) of the Company Disclosure Schedule.

        "PE Shares" means 69,613,389 Shares held by Premier Education or its transferee (including Parent).

        "Permitted Encumbrances" shall mean: (i) Taxes, assessments and other governmental levies, fees or charges imposed with respect to the relevant property or asset which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with IFRS, (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to the relevant property or asset incurred in the ordinary course of business for amounts which are not due and payable at Closing, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of the relevant real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the relevant real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon and (v) licenses and other agreements relating to Intellectual Property entered into in the ordinary course of business.

        "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

        "Required Information" means, with respect to the Company and its Subsidiaries, (a) on a consolidated basis, audited combined balance sheets for the fiscal years ended August 31, 2016, 2015 and 2014, and related audited combined statements of cash flows, stockholders' equity and comprehensive income (loss) (Parent and Merger Sub hereby acknowledge receipt of the financial statements described in this clause (a)), (b) on a consolidated basis, unaudited combined balance sheets and related unaudited combined statements of cash flows, stockholders' equity and comprehensive income (loss) for each subsequent fiscal quarter after the most recent balance sheet provided in clause (a) above that is ended at least 60 days before the Closing Date (Parent and Merger Sub hereby acknowledge receipt of the financial statements described in this clause (b) in respect of the period ending November 30, 2016) and (c) information reasonably requested by Parent or Merger Sub to prepare (i) a pro forma combined balance sheet and (ii) pro forma EBITDA of the Company and its Subsidiaries (including aggregate operational savings and adjustments in connection with certain recent, probable and pending acquisitions) prepared after giving effect to the Transactions (in each case, which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

        "Requisite Regulatory Approvals" means (i) the expiration or termination of any applicable waiting period in relation to the Merger under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and (ii) making of any merger control notifications or filings required in relation to the Merger with the European Commission and the Competition Commission of Switzerland, and the related clearance or expiration or termination of applicable waiting periods (without a decision) in relation thereto.

        "Share Incentive Plan" means the Nord Anglia Education, Inc. 2014 Equity Incentive Award Plan and all amendments and modifications thereto.

        "Shareholders' Meeting" means the meeting of the Company's shareholders (including any adjournments or postponements thereof) to be held to consider the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger.

        "Social Security Benefits" means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

        "Software" means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (ii) databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, and (iv) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products, in each case, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

        "Special Committee" means a committee of the Company Board consisting of members of the Company Board that are not affiliated with Parent or Merger Sub and are not members of the management of the Company.

        "Sponsors" means Baring and CPPIB.

        "Subsidiary" means, with respect to any party, any person (x) of which such party or any other Subsidiary of such party is a general or managing partner, (y) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (z) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with IFRS; provided, that with respect to the Company, in addition to the foregoing persons, each entity listed on Section 3.01(b) of the Company Disclosure Schedule shall be deemed a Subsidiary of the Company.

        "Superior Proposal" means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.04, that would result in any person or "group" (as defined under Section 13(d) of the Exchange Act) (or its or their shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that the Company Board has determined in its good faith judgment, upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and would, if consummated, result in a transaction more favorable to the Company's shareholders (other than Premier Education) from a financial point of view than the Transactions; provided, that no offer or proposal shall be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction.

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

        "Third Party" means any person or "group" (as defined under Section 13(d) of the Exchange Act) of persons, other than any member of the Parent Group or any of its Representatives.

        "Trademarks" means trademarks, service marks, logos, slogans, brand names, domain names, trade dress, trade names, and corporate names, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.

        (b)   The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.10
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.04(c)
Alternative Financing	Section 6.07(a)
Alternative Financing Documents	Section 6.07(a)
Arbitrator	Section 9.09(b)
Award Holder	Section 2.02(b)
Bach Manco	Section 2.02(a)
Bankruptcy and Equity Exception	Section 3.04(a)
Benefits Continuation Period	Section 6.17(a)
Change in the Company Recommendation	Section 6.04(c)
CICL	Section 1.01
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 8.06(f)(i)
Company Intellectual Property	Section 3.13(a)
Company Recommendation	Section 3.04(b)
Company Representative	Section 3.06(c)
Company SEC Reports	Section 3.07(a)
Conditional Vesting Notice	Section 2.02(b)
Continuing Employees	Section 6.17(a)
Damages	Section 6.05(c)
Debt Commitment Letters	Section 4.05(a)

Defined Term	Location of Definition
Debt Financing	Section 4.05(a)
Definitive Debt Documents	Section 6.07(c)
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Environmental Permits	Section 3.17
Equity Commitment Letters	Section 4.05(a)
Equity Financing	Section 4.05(a)
Evaluation Date	Section 3.07(d)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
External Financing	Section 4.05(a)
Exchange Ratio	Section 2.02(c)
External Financing Commitments	Section 4.05(a)
Financial Advisor	Section 3.23
Fee Letters	Section 4.05(a)
Financing	Section 4.05(a)
Financing Documents	Section 4.05(a)
Go-Shop Period End Date	Section 6.04(a)
Governmental Antitrust Entity	Section 6.08(c)(i)
Governmental Authority	Section 3.05(b)
Guarantee	Recitals
Guarantees	Recitals
Guarantor	Recitals
HKIAC	Section 9.09(b)
Holdco	Section 4.04(a)
IFRS	Section 3.07(b)
Improvements	Section 3.12(c)
Indemnified Parties	Section 6.05(b)
Law	Section 3.05(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.16(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
New Subsidiaries	Section 5.01(a)
Notice of Superior Proposal	Section 6.04(d)
NYSE	Section 3.05(b)
OFAC	Section 3.06(e)
Order	Section 7.01(b)
Parent	Preamble
Parent Group	Section 8.06(f)(i)
Parent Plans	Section 6.17(b)
Parent Termination Fee	Section 8.06(b)
Paying Agent	Section 2.04(a)
Per Share Merger Consideration	Section 2.01(a)
Permitted Transactions	Section 5.01(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Preferred Equity Commitment Letter	Section 4.05(a)

Defined Term	Location of Definition
Preferred Equity Financing	Section 4.05(a)
Premier Education	Recitals
Proxy Statement	Section 6.01
Qualified Person	Section 3.16(a)(xii)
Record Date	Section 6.02(a)
Representatives	Section 6.03(a)
Required Information	Section 6.07(c)
Requisite Company Vote	Section 3.04(a)
Rollover Award	Section 2.02(a)
Rules	Section 9.09(b)
SAFE	Section 3.06(a)
SAT	Section 3.06(a)
Schedule 13E-3	Section 6.01(a)
SEC	Section 3.05(b)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Share Sale and Support Agreement	Recitals
Shares	Section 2.01(a)
Superior Proposal Notice Period	Section 6.04(d)
Surviving Company	Section 1.01
Takeover Statute	Section 3.21
Termination Date	Section 8.02(a)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
Unvested Awards	Section 2.02(a)
Vesting Award	Section 2.02(a)

Section 9.04.    Severability.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05.    Interpretation.

        When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol "US$" refers to United States Dollars. All US$ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends and such phrase shall not mean simply "if." References to "day" shall mean a calendar day unless otherwise indicated as a "Business Day."

Section 9.06.    Entire Agreement; Assignment.

        This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (a) any Affiliate of Parent or (b) the Debt Financing and/or Alternative Financing sources pursuant to the terms of the applicable Definitive Debt Documents (to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and/or Alternative Financing); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.

Section 9.07.    Parties in Interest.

        This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 8.06(a) and Section 8.06(f) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares or holders of Company Options, Company RSs or Company RSUs, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08.    Specific Performance.

        (a)   Subject to Section 9.08(b) and Section 9.08(c), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.

        (b)   Notwithstanding the foregoing, the Company's right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and/or Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the External Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing in accordance with the terms thereof, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 7.03 and (B) if specific performance is granted and the Equity Financing and External Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Parent and/or Merger Sub to cause the Equity Financing to be funded and/or to effect the Closing in accordance with Section 1.02 if the External Financing (or, if applicable, Alternative Financing) has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing).

        (c)   Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Notwithstanding anything herein to the contrary, (A) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (B) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

        (d)   This Section 9.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Documents (including the expiration or termination provisions thereof).

Section 9.09.    Governing Law; Dispute Resolution.

        (a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Company, the cancellation of the Shares, the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

        (b)   Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09 (the "Rules"). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators

(each, an "Arbitrator"). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 9.10.    Amendment.

        This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by or on behalf of the Special Committee; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.11.    Waiver.

        At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.12.    Counterparts.

        This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13.    Financing Provisions.

        Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the External Financing Commitments) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the External Financing Commitments or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (ii) agrees that, except as specifically set forth in the External Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the External Financing Commitments or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York; (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the External Financing Commitments or the performance thereof or the financings contemplated thereby, (iv) agrees that no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the parties hereto, in their capacities as parties to this Agreement, for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the External Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and (v) agrees that the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provision. Nothing contained herein shall in any way limit or modify the rights and obligations of Merger Sub, the Parent or the Financing Sources set forth under the External Financing Commitments.

[Remainder of Page Left Blank Intentionally]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

NORD ANGLIA EDUCATION, INC.
By:	/s/ Andrew Fitzmaurice
Name:	Andrew Fitzmaurice
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

BACH FINANCE LIMITED
By:	/s/ Tariq Syed Usman
Name:	Tariq Syed Usman
Title:	Director

BACH ACQUISITIONS LIMITED
By:	/s/ Tariq Syed Usman
Name:	Tariq Syed Usman
Title:	Director

[Signature Page to Agreement and Plan of Merger]

Annex B

Plan of Merger

THIS PLAN OF MERGER is made on                    2017.

BETWEEN

(1)   Bach Acquisitions Limited, an exempted company incorporated under the laws of the Cayman Islands on March 14, 2017, with its registered office situated at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands ("Merger Sub"); and

(2)   Nord Anglia Education, Inc., an exempted company incorporated under the Laws of the Cayman Islands on 14 December 2011, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Company" or the "Surviving Company" and, together Merger Sub, the "Constituent Companies").

WHEREAS

(a)   Merger Sub and the Company have agreed to merge (the "Merger") on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the "Agreement") dated as of April 25, 2017 among Bach Finance Limited, Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2016 Revision) (the "Companies Law"), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.

(b)   This Plan of Merger is made in accordance with section 233 of the Companies Law.

(c)   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

IT IS AGREED

CONSTITUENT COMPANIES

1.     The constituent companies (as defined in the Companies Law) to the Merger are Merger Sub and the Company.

NAME OF THE SURVIVING COMPANY

2.     The surviving company (as defined in the Companies Law) is the Surviving Company and its name shall be Nord Anglia Education, Inc.

REGISTERED OFFICE

3.     The registered office of the Surviving Company is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands and the registered office of the Merger Sub is at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

4.     Immediately prior to the Effective Time (as defined below) the authorized share capital of Merger Sub will be US$20,000,000 divided into 1,000,000,000 Class A ordinary shares, par value US$0.01 per share, of which [insert number] shares are in issue, and 1,000,000,000 Class B ordinary shares, par value US$0.01 per share, of which [insert number] shares are in issue.

5.     Immediately prior to the Effective Time the authorized share capital of the Company will be US$20,000,000 divided into 2,000,000,000 ordinary shares, par value US$0.01 per share, of which [insert number] ordinary shares are in issue.

6.     The authorized share capital of the Surviving Company shall be US$20,000,000 divided into 1,000,000,000 Class A ordinary shares, par value US$0.01 per share, and 1,000,000,000 Class B ordinary shares, par value US$0.01 per share.

7.     On the Effective Date, and in accordance with the terms and conditions of the Agreement:

        (a)   Each ordinary share, par value US$0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive the Per Share Merger Consideration (as defined in the Agreement).

        (b)   Each of the Excluded Shares issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration or distribution therefor.

        (c)   Each of the Dissenting Shares shall be cancelled in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.

        (d)   Each Class A ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable Class A ordinary share, par value US$0.01 per share, of the Surviving Company, and each Class B ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable Class B ordinary share, par value US$0.01 per share, of the Surviving Company. Such ordinary shares shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

8.     At the Effective Time, the rights and restrictions attaching to the ordinary shares of the Surviving Company shall be as set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.

EFFECTIVE TIME

9.     The Merger shall take effect on [    •    ] (the "Effective Time").

PROPERTY

10.   At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

11.   The Memorandum of Association and Articles of Association of the Surviving Company shall be amended and restated in the form attached as Appendix II to this Plan of Merger at the Effective Time.

DIRECTORS BENEFITS

12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

13.   The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
[•]	[•]

SECURED CREDITORS

14.   (a) Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

        (b) The Company has entered into:

        [    •    ],

        pursuant to which fixed and/or floating security interests have been created. The consent of [    •    ] to the Merger has been obtained pursuant to section 233(8) of the Companies Law. The Company has no other secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger.

RIGHT OF TERMINATION

15.   This Plan of Merger may be terminated pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

AMENDMENTS

16.   At any time prior to the Effective Time, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub to effect any other changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.

APPROVAL AND AUTHORIZATION

17.   This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Law.

18.   This Plan of Merger has been authorised by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

19.   This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.   This Plan of Merger shall be governed by and construed in accordance with the Laws of the Cayman Islands.

For and on behalf of Bach Acquisitions Limited:
[Name] Director
For and on behalf of Nord Anglia Education, Inc.:
[Name] Director

APPENDIX I
(the Agreement)

APPENDIX II
(Amended and Restated Memorandum of Association and Articles of Association of
the Surviving Company)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

NORD ANGLIA EDUCATION, INC.

(AMENDED BY SPECIAL RESOLUTION DATED [    •    ] 2017)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

NORD ANGLIA EDUCATION, INC.

(AMENDED BY SPECIAL RESOLUTION DATED [    •    ] 2017)

1.
The name of the company is Nord Anglia Education, Inc. (the "Company").

2.
The registered office of the Company will be situated at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman KY1-1205, Cayman Islands or at such other location as the Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the "Companies Law").

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.
The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.
The capital of the Company is US$20,000,000 divided into 1,000,000,000 Class A Shares with a nominal or par value of US$0.01 each and 1,000,000,000 Class B Shares with a nominal or par value of US$0.01 each provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.
The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

COMPANIES LAW (AS AMENDED)
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
NORD ANGLIA EDUCATION, INC.
(AMENDED BY SPECIAL RESOLUTION DATED [    •    ] 2017)
TABLE A

        The Regulations contained or incorporated in Table 'A' in the First Schedule of the Companies Law shall not apply to Nord Anglia Education, Inc. (the "Company") and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.
In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

  "Articles" means these articles of association of the Company, as amended or substituted from time to time.

  "Branch Register" means any branch Register of such category or categories of Members as the Company may from time to time determine.

  "Class" or "Classes" means any class or classes of Shares as may from time to time be issued by the Company.

  "Class A Share" means a class A share in the capital of the Company of US$0.01 nominal or par value issued subject to and in accordance with the provisions of the Company Law and these Articles, and having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share. For the avoidance of doubt, in these Articles the expression "Class A Share" shall include a fraction of a Class A Share.

  "Class A Shareholder" means any Person who is registered as the holder of a Class A Share in the Register, and "Class A Shareholders" shall be construed accordingly.

  "Class B Ordinary Resolution" means a resolution:

  (a)
  passed by a simple majority of such Class B Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Class B Shareholder is entitled; or

  (b)
  approved in writing by all of the Class B Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Class B Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

  "Class B Share" means a class B share in the capital of the Company of US$0.01 nominal or par value issued subject to and in accordance with the provisions of the Company Law and these Articles, and having the rights and being subject to the restrictions as provided for under these Articles with respect to such Share. For the avoidance of doubt, in these Articles the expression "Class B Share" shall include a fraction of a Class B Share.

  "Class B Shareholder" means any Person who is registered as the holder of a Class B Share in the Register, and "Class B Shareholders" shall be construed accordingly.

  "Collateral Agent" means HSBC Corporate Trustee Company (UK) Limited, in its capacity as Collateral Agent under the Share Charge and its successors and assigns;

  "Companies Law" means the Companies Law (as amended) of the Cayman Islands.

  "Directors" means the directors of the Company from time to time, or as the case may be, the directors assembled as a board or as a committee thereof.

  "Memorandum of Association" means the memorandum of association of the Company, as amended or substituted from time to time.

  "Office" means the registered office of the Company as required by the Companies Law.

  "Officers" means the officers for the time being and from time to time of the Company.

  "Ordinary Resolution" means a resolution:

  (a)
  passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

  (b)
  approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

  "paid up" means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

  "Person" means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

  "Principal Register", where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

  "Register" means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

  "Seal" means the common seal of the Company (if adopted) including any facsimile thereof.

  "Secretary" means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

  "Security Interest" means any mortgage, charge or other security interest in Shares in the Company in favour of the Collateral Agent pursuant to the Share Charge, which is notified to the Company in writing by or on behalf of the Member granting such mortgage, charge or other security interest.

  "Share" means a share in the capital of the Company. All references to "Shares" herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression "Share" shall include a fraction of a Share.

  "Shareholder" or "Member" means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

  "Share Charge" means the equitable share charge by Bach Finance Limited of all the Shares in the Company registered in its name (and certain derivative rights) in favour of the Collateral Agent.

  "Share Premium Account" means the share premium account established in accordance with these Articles and the Companies Law.

  "signed" means bearing a signature or representation of a signature affixed by mechanical means.

  "Special Resolution" means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

  (a)
  passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

  (b)
  approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

  "Treasury Shares" means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)
the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

(d)
reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)
reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)
reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)
reference to "in writing" shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.
Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.
The business of the Company may be commenced at any time after incorporation.

5.
The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.
The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.
The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

SHARES

8.
Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)
issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)
grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

  and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.
The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.
The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.
The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

 CLASS A SHARES

12.
The rights and restrictions attaching to the Class A Shares are as follows:

(a)
Class A Shares shall confer upon the Class A Shareholder the right to receive notice of, to attend, to speak at and to vote at any general meeting of the Company and on a poll each Class A Share shall carry one vote; provided however that no Class A Share shall confer upon the holder thereof the right to any vote with respect to the appointment or removal of the Directors of the Company;

(b)
Class A Shares shall confer upon the Class A Shareholder the right to participate in any declaration and payment of dividends by the Company in proportion to the number of Class A Shares held by each such holder; and

(c)
upon the Company being placed in liquidation, dissolution or winding up (whether voluntary or involuntary), the entire assets and funds of the Company legally available for distribution shall be distributed in accordance with Article 143.

CLASS B SHARES

13.
The rights and restrictions attaching to the Class B Shares are as follows:

(a)
subject to Article 13(b), Class B Shares shall confer upon the Class B Shareholder no right to receive notice of, attend or to speak at, nor vote at any general meeting of the Company;

(b)
for the purposes of a Class B Ordinary Resolution, Class B Shares shall confer upon the Class B Shareholder the right to receive notice of, to attend, to speak at and to vote at any general meeting of the Company in respect of the matters outlined in Article 81 and Article 82 and on a poll each Class B Share shall carry one vote;

(c)
the Class B Shares shall not confer any right to participate in any declaration and payment of dividends by the Company; and

(d)
upon the Company being placed in liquidation, dissolution or winding up (whether voluntary or involuntary), the entire assets and funds of the Company legally available for distribution shall be distributed in accordance with Article 143.

        Save as expressly set out in these Articles, the Class B Shares shall have no further rights.

MODIFICATION OF RIGHTS

14.
Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

CERTIFICATES

15.
No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

16.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

17.
The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a Share extends to any amount payable in respect of it. Notwithstanding the foregoing, the Company shall at no time have any liens on any Shares (or amounts payable thereon) which are subject to a Security Interest.

18.
The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

19.
For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

20.
The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

 CALLS ON SHARES

21.
The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. Notwithstanding the foregoing, the Directors shall not make any calls in respect of any Shares that are subject to a Security Interest.

22.
The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

23.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

24.
The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

25.
The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

26.
The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

27.
If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

28.
The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

29.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

30.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

31.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

32.
A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

33.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

34.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

34A.
Notwithstanding the foregoing, the provisions of these Articles as to forfeiture shall not apply to any Shares which are subject to a Security Interest.

TRANSFER OF SHARES

35.
The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

36.
Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

37.
The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine provided that no such suspension shall prevent or delay the registration of a transfer of Shares upon the enforcement of a Security Interest.

38.
All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

38A.
Notwithstanding anything to the contrary contained within these Articles, the Directors shall not register a transfer of any Shares which are subject to a Security Interest without the prior written consent of the Collateral Agent, and the Directors shall register any transfer in favour of the Collateral Agent or any person whom the Collateral Agent nominates pursuant to the Share Charge as the holder of any Shares subject to such Security Interest upon the enforcement of such Security Interest. Furthermore, no transferor of any Shares (or proposed transferor of Shares) to the Collateral Agent (or its nominee or nominees) nor the Collateral Agent (or its nominee or nominees) shall be required to offer the Shares (which are or are to be the subject of any transfer aforesaid) to the Members (or to any of the Members), and no such Member shall have any right under the Articles or otherwise howsoever to require such Shares to be transferred to them whether for consideration or not.

 TRANSMISSION OF SHARES

39.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

40.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

41.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

42.
The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

43.
The Company may by Ordinary Resolution:

(a)
consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)
convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)
subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

44.
The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

45.
Subject to the Companies Law, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

  (c)
  make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

  (d)
  accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

45A.
No Shares which are subject to any Security Interest may be redeemed or repurchased by, or surrendered to, the Company except with the prior consent in writing of the Collateral Agent.

46.
Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

47.
The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

48.
The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

49.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

50.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

51.
The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)
the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

52.
Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

53.
The Directors may, whenever they think fit, convene a general meeting of the Company.

54.
The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The

  Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

55.
General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

56.
If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

57.
At least seven clear days' notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

58.
The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

59.
All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company's auditors, and the fixing of the remuneration of the Company's auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

60.
No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

61.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

62.
If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

63.
The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

64.
If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

65.
The chairman may adjourn a meeting from time to time and from place to place either:

(a)
with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)
without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)
secure the orderly conduct or proceedings of the meeting; or

(ii)
give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

  but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

66.
At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

67.
If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

68.
In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

69.
A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

70.
Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

71.
In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

72.
A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

73.
No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

74.
On a poll votes may be given either personally or by proxy.

75.
The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder. An appointment of a proxy by a Member in favour of any person to whom that Member has granted a Security Interest over Shares may be expressed to be irrevocable (an "Irrevocable Proxy") and no Irrevocable Proxy shall be revoked without the prior written consent of the person appointed as proxy under such Irrevocable Proxy for so long as any obligation secured by the Security Interest in favour of such person remains outstanding. Notwithstanding any provision contained in these Articles to the contrary, an Irrevocable Proxy shall not require the approval of the Directors as to its form and for the avoidance of doubt, where a Member has appointed a person to be his proxy pursuant to an Irrevocable Proxy such Member shall not be entitled to vote such Shares personally or by any subsequently appointed proxy. Notwithstanding any provision contained in these Articles to the contrary, an Irrevocable Proxy may be deposited at the registered office of the Company at any time before the holding of the meeting or delivered at the meeting at any time.

76.
An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

77.
The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

78.
The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

79.
A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

80.
Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

81.
The Company may by Class B Ordinary Resolution appoint any Person to be a Director.

82.
Subject to these Articles, a Director shall hold office until such time as he resigns or is removed from office by Class B Ordinary Resolution.

83.
The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

84.
The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

85.
There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

86.
The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

87.
Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director's place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

88.
Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

89.
The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

90.
The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

91.
The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.
The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an "Attorney" or "Authorised Signatory", respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

93.
The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

94.
The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

95.
The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

96.
Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

97.
The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder's subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS

98.
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

99.
The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

100.
The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

101.
Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

102.
The office of Director shall be vacated, if the Director:

(a)
becomes bankrupt or makes any arrangement or composition with his creditors;

(b)
dies or is found to be or becomes of unsound mind;

(c)
resigns his office by notice in writing to the Company;

(d)
is removed from office by Class B Ordinary Resolution;

(e)
is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)
is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

103.
The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

104.
A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

105.
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

106.
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

107.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

108.
Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

109.
The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)
all appointments of Officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

110.
When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

111.
A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

112.
The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

113.
The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

114.
Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

115.
A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

116.
All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

117.
Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

118.
Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

119.
The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

120.
Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

121.
The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

122.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

123.
If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

124.
No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

125.
The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Directors.

126.
The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

127.
The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

128.
The accounts relating to the Company's affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

129.
The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

 CAPITALISATION OF RESERVES

130.
Subject to the Companies Law and these Articles, the Directors may:

(a)
resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)
appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)
paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

    and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

  (c)
  make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

  (d)
  authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

  (i)
  the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

  (ii)
  the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

  (e)
  generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

131.
The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

132.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

 NOTICES

133.
Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

134.
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

135.
Any notice or other document, if served by:

(a)
post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)
recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)
electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

  In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

136.
Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

137.
Notice of every general meeting of the Company shall be given to:

(a)
all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)
every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

  No other Person shall be entitled to receive notices of general meetings.

 INDEMNITY

138.
Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company's auditors) and the personal representatives of the same (each an "Indemnified Person") shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

139.
No Indemnified Person shall be liable:

(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)
for any loss on account of defect of title to any property of the Company; or

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)
for any loss incurred through any bank, broker or other similar Person; or

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person's part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person's office or in relation thereto;

  unless the same shall happen through such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

NON-RECOGNITION OF TRUSTS

140.
Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors. Notwithstanding the previous sentence of this Article 140, the Company shall recognise the Security Interests created by the Share Charge.

WINDING UP

141.
If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors' claims.

142.
Subject to Article 143, if the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

143.
Notwithstanding any other provision of these Articles, in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or not, distributions of the assets and funds of the Company to the Company's Shareholders shall be made in the following order:

(a)
first, the holders of Class B Shares shall be entitled to receive an amount equal to the subscription price paid for such Class B Share (subject to adjustment for any consolidation, subdivision or similar events following the issuance of such Share); and

(b)
thereafter, the balance of the entire assets and funds of the Company legally available for distribution shall be distributed rateably among the Class A Shareholders in proportion to the number of Class A Shares held by each such holder.

  For the avoidance of doubt, the holders of Class B Shares shall have no entitlement to receive any distribution of the assets and funds of the Company save as set out in paragraph (a) above.

AMENDMENT OF ARTICLES OF ASSOCIATION

144.
Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

145.
For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

146.
In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

147.
If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

 REGISTRATION BY WAY OF CONTINUATION

148.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

149.
The Company may merge or consolidate in accordance with the Companies Law.

150.
To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

151.
The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

Annex C

Section 238 of the Companies Law (2016 Revision) of the Cayman Islands

 Section 238 of the Companies Law (2016 Revision) of the Cayman Islands

        (1)   A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

        (2)   A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

        (3)   An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

        (4)   Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

        (5)   A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating:

          (a)   his name and address;

          (b)   the number and classes of shares in respect of which he dissents; and

          (c)   a demand for payment of the fair value of his shares.

        (6)   A member who dissents shall do so in respect of all shares that he holds in the constituent company.

        (7)   Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

        (8)   Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

        (9)   If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

          (a)   the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

          (b)   the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

        (10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

        (11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

        (12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

        (13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

        (14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

        (15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

        (16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

Annex D

Share Sale and Support Agreement

EXECUTION VERSION

SHARE SALE AND SUPPORT AGREEMENT

        This SHARE SALE AND SUPPORT AGREEMENT (this "Agreement") is entered into as of April 25, 2017 by and between (1) Bach Finance Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands ("Parent"), and (2) Premier Education Holdings Ltd, a Cayman Islands exempted company ("Premier Education"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

        WHEREAS, Parent, Bach Acquisition Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands and a Subsidiary of Parent ("Merger Sub"), and Nord Anglia Education, Inc., a Cayman Islands exempted company (the "Company"), have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Premier Education is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of 69,613,389 ordinary shares, par value US$0.01 per share, of the Company (the "PE Shares" and, together with any other shares of the Company acquired (whether beneficially or of record) by Premier Education after the date hereof and prior to the earlier of the Effective Time and the termination of all of Premier Education's obligations under this Agreement, including any ordinary shares of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the "Securities");

        WHEREAS, in connection with the consummation of the Merger and immediately prior thereto, Premier Education agrees to (a) sell to Parent (and Parent agrees to purchase from Premier Education) the PE Shares, and (b) vote the Securities at the Shareholders' Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

        WHEREAS, in connection with the consummation of the Merger, Parent agrees to the cancellation of the PE Shares following their purchase from Premier Education as set forth herein for no consideration pursuant to the Merger;

        WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, Premier Education is entering into this Agreement; and

        WHEREAS, Premier Education acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Premier Education set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
VOTING

        Section 1.1    Voting.    From and after the date hereof until the earlier of (x) the Effective Time, and (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the "Expiration Time"), Premier Education hereby irrevocably and unconditionally agrees that at the Shareholders' Meeting or other meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) - (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company's shareholders, Premier Education shall (i) in case of a meeting, appear or cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable), or exercise its right to consent (or dissent, as the case may be) with respect to, all of Premier Education's Securities:

          (a)   for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

          (b)   against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization and approval of the Merger Agreement and the Transactions, including the Merger, or in competition or inconsistent with, or that would otherwise frustrate, the Transactions, including the Merger;

          (c)   against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Transactions, including the Merger, or this Agreement or the performance by Premier Education of its obligations under this Agreement;

          (d)   against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Premier Education contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger;

          (e)   in favor of any adjournment or postponement of the Shareholders' Meeting as may be reasonably requested by Parent; and

          (f)    in favor of any other matter necessary to effect the Transactions, including the Merger.

        Section 1.2    Restrictions on Transfers.    Except as provided for in Article II, Premier Education hereby agrees that, from the date hereof until the Expiration Time, Premier Education shall not, directly or indirectly, (a) offer for sale, sell, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or otherwise dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, "Transfer") or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any Securities, (d) knowingly take any action that would make any representation or warranty of Premier Education set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying Premier Education from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) (c) or (d). Any purported Transfer in violation of this Section 1.2 shall be void.

ARTICLE II
PURCHASE AND SALE

        Section 2.1    Purchase and Sale of the PE Shares.    Subject to the terms and conditions set forth in this Agreement, Parent agrees to purchase from Premier Education, and the Premier Education agrees to sell, transfer and assign to Parent, at the Purchase and Sale Closing (as defined below), all of

Premier Education's right, interest and title in the PE Shares (including all dividends, distributions and other benefits attaching to the PE Shares) for an aggregate amount equal to the product of (a) the Per Share Merger Consideration and (b) the number of PE Shares (the "Purchase Price"). On the Closing Date, at the Purchase and Sale Closing, Parent shall pay the Purchase Price to Premier Education by wire transfer of immediately available funds into an account designated by Premier Education.

        Section 2.2    Purchase and Sale Closing.

          (a)   Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the purchase and sale of the PE Shares contemplated hereby shall take place immediately prior to the Closing (the "Purchase and Sale Closing").

          (b)   At the Purchase and Sale Closing, Premier Education shall deliver, or cause to be delivered, to Parent:

              (i)  an instrument of transfer transferring the PE Shares from Premier Education to Parent, duly executed by Premier Education;

             (ii)  a copy of written resolutions of the board of directors or similar governing body of Premier Education authorizing the entry into and performance of this Agreement by Premier Education;

            (iii)  a copy of written resolutions of the board of directors of the Company approving (1) the transfer of the PE Shares to Parent, and (2) the updating of the register of members of the Company accordingly;

            (iv)  a certified copy of the updated register of members of the Company reflecting Parent as the sole holder of the PE Shares (or as the sole holder of the PE Shares during the pre-Closing period as contemplated by this Agreement); and

             (v)  all such other documents and instruments, if any, that are mutually determined by Premier Education and Parent to be necessary to effectuate the transactions contemplated by this Agreement.

          (c)   At the Purchase and Sale Closing, Parent shall deliver, or cause to be delivered, to Premier Education:

              (i)  a wire transfer of immediately available funds into an account designated by Premier Education in an amount equal to the Purchase Price;

             (ii)  an instrument of transfer transferring the PE Shares from Premier Education to Parent, duly executed by Parent; and

            (iii)  all such other documents and instruments, if any, that are mutually determined by Premier Education and Parent to be necessary to effectuate the transactions contemplated by this Agreement.

          (d)   Unless otherwise agreed by Premier Education and Parent, all actions at the Purchase and Sale Closing are inter-dependent and will be deemed to take place simultaneously and no delivery or payment will be deemed to have been made until all deliveries and payments under this Agreement due to be made at the Purchase and Sale Closing have been made.

 ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF PREMIER EDUCATION

        Section 3.1    Representations and Warranties.    Premier Education represents and warrants to Parent as of the date hereof and as of the Purchase and Sale Closing:

          (a)   Premier Education has the requisite corporate power and authority to execute and deliver this Agreement, to perform Premier Education's obligations hereunder and to consummate the transactions contemplated hereby;

          (b)   this Agreement has been duly executed and delivered by Premier Education and the execution, delivery and performance of this Agreement by Premier Education and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Premier Education and no other corporate actions or proceedings on the part of Premier Education are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

          (c)   assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of Premier Education, enforceable against Premier Education in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (d)   there is no legal proceeding pending or, to the knowledge of Premier Education, threatened against Premier Education or to which Premier Education is otherwise a party relating to this Agreement or the transactions contemplated hereby;

          (e)   (i) Premier Education (A) is and, immediately prior to the Purchase and Sale Closing, will be the beneficial owner of, and has and will have good and valid title to, the PE Shares, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with Affiliates controlled by Premier Education) voting power, power of disposition, and power to demand dissenter's rights, in each case with respect to all of the PE Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement; (ii) the PE Shares are not subject to any voting trust agreement or other Contract to which Premier Education is a party restricting or otherwise relating to the voting or Transfer of the PE Shares other than this Agreement; (iii) Premier Education has not Transferred any interest in any of the PE Shares; (iv) as of the date hereof, other than the PE Shares, Premier Education does not own, beneficially or of record, any ordinary shares or other securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) Premier Education has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of the PE Shares, except as contemplated by this Agreement.

          (f)    except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, and except as would not have a material impact on Premier Education's ability to consummate the transactions contemplated by this Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Premier Education for the execution, delivery and performance of this Agreement by Premier Education or the consummation by Premier Education of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Premier Education, nor the consummation by Premier Education of the transactions contemplated hereby, nor compliance by Premier Education with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Premier Education, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of Premier Education pursuant to any Contract to which Premier Education is a party or by which Premier Education or any property or asset of Premier Education is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Premier Education or any of Premier Education's properties or assets;

          (g)   on the date hereof, there is no Action pending against Premier Education or, to the knowledge of Premier Education, any other person or, to the knowledge of Premier Education, threatened against any Premier Education or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Premier Education of its obligations under this Agreement; and

          (h)   Premier Education understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon Premier Education's execution, delivery and performance of this Agreement.

        Section 3.2    Covenants.    Premier Education hereby:

          (a)   agrees, prior to the Expiration Time, (A) not to knowingly take any action that would make any representation or warranty of Premier Education contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by Premier Education of its obligations under this Agreement, and (B) to promptly notify Parent and the Company (x) if it otherwise becomes aware of the occurrence or non-occurrence of any event which is likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at or prior to the Purchase and Sale Closing or (y) of any failure by it to comply with or satisfy any of its covenants, conditions or agreements hereunder;

          (b)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Premier Education may have with respect to Premier Education's Securities (including any rights under Section 238 of the CICL) prior to the Expiration Time;

          (c)   agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), Premier Education's identity and beneficial ownership of the PE Shares or other equity securities of the Company and the nature of Premier Education's commitments, arrangements and understandings under this Agreement;

          (d)   agrees and covenants that Premier Education shall promptly notify Parent and the Company of any new shares of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by Premier Education, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

          (e)   agrees further that, upon request of Parent, Premier Education shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

        Section 4.1    Representations and Warranties.    Parent represents and warrants to Premier Education that as of the date hereof and as of the Purchase and Sale Closing:

          (a)   Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by Premier Education, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

          (b)   except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, and except as would not have a material impact on the ability of Parent to consummate the transactions contemplated by this Agreement, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent any of its properties or assets;

          (c)   Parent is acquiring the PE Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. Parent does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the PE Shares;

          (d)   Parent is not a U.S. Person (as defined in Rule 902 of Regulation S under the Securities Act); and

          (e)   Parent has such knowledge and experience in financial and business matters as to enable Parent to make an informed decision with respect to Parent's purchase of the PE Shares. Parent is a sophisticated investor and has independently evaluated the merits of its decision to purchase the PE Shares pursuant to this Agreement. In connection with its purchase of PE Shares pursuant to this Agreement, Parent is not relying on Premier Education, the Company or any of their respective Affiliates or Representatives (including any act, representation or warranty by Premier Education, the Company or any of their respective Affiliates or Representatives) in any respect in making its decision to make such purchase, except for such representations and warranties of Premier Education made under Section 3.1. Parent hereby acknowledges and represents that in connection with its purchase of PE Shares pursuant to this Agreement, none of Premier

  Education, the Company, any of their respective Affiliates or Representatives or any other person (i) has made any representation or warranty, express or implied, as to (x) the accuracy or completeness of any information regarding the Company or any of its Subsidiaries, Premier Education, or the transactions contemplated by this Agreement, or (y) the Company's financial condition, assets, liabilities or prospects, not expressly set forth in this Agreement, or (ii) will have or be subject to any liability to Parent or any other person resulting from the distribution to Parent or its Affiliates or Representatives or Parent's use of, any such information, including data room information provided to Parent or its Representatives, or any other document or information in any form provided to Parent or its Representatives in connection with the sale and purchase of the PE Shares and the transactions contemplated hereby, provided that, notwithstanding the foregoing, nothing herein shall limit or prejudice any rights or remedies of Parent, its Affiliates or their respective Representatives against Representatives of the Company in connection with any reliance or similar letter or claim entered into in connection with the Merger and the Transactions.

        Section 4.2    Covenants.    Parent hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Parent may have with respect to the PE Shares (including any rights under Section 238 of the CICL) prior to the Expiration Time.

ARTICLE V
TERMINATION

        This Agreement, and the obligations of each party hereunder, shall terminate and be of no further force or effect immediately upon the termination of the Merger Agreement in accordance with its terms (unless the Company shall have made a claim under this Agreement, in which case this Agreement shall terminate upon the resolution of such action and, to the extent applicable, the satisfaction by the parties hereto of any obligation finally determined or otherwise agreed to be owed by the parties hereto pursuant to this Agreement); provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party's liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Purchase and Sale Closing contemplated by Article II has already taken place, then each of the parties hereto shall promptly take all such actions as are necessary to unwind the purchase and sale of the PE Shares at the Purchase and Sale Closing and restore each such party to the position it was in as if the Purchase and Sale Closing had not occurred.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth on the signature pages hereto under each party's name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

        Section 6.2    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 6.3    Entire Agreement.    This Agreement, together with the Merger Agreement and any schedules, exhibits and annexes thereto and any other documents and instrument referred to thereunder, including the Equity Commitment Letters, the Guarantees, the Confidentiality Agreements and the Interim Investors Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 6.4    Specific Performance.    Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by Parent or Premier Education of any of their respective covenants or agreements set forth in this Agreement, Parent or Premier Education (as applicable) and the Company shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity. Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a person shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a person.

        Section 6.5    Amendments; Waivers.    At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Premier Education, Parent and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective and the Company. Notwithstanding the foregoing, no failure or delay by a party hereto or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 6.6    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

        Section 6.7    Dispute Resolution.

          (a)   Subject to Section 6.4, Section 6.6, the last sentence of this Section 6.7(a) and Section 6.7(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre ("HKIAC") and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7 (the "Rules"). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an "Arbitrator"). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

          (b)   Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 6.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 6.7(a) in any way.

        Section 6.8    No Third Party Beneficiaries.    There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided that, notwithstanding anything to the contrary contained herein, the Company shall be an express third party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including the rights provided under Section 6.4.

        Section 6.9    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties and the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        Section 6.10    Expenses.    The fees and expenses incurred by any party hereto in preparing this Agreement will be paid by the party incurring such fees and expenses.

        Section 6.11    No Presumption Against Drafting Party.    Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

        Section 6.12    Counterparts.    This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

        Section 6.13    Interpretation.    When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol "US$" refers to United States Dollars. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends and such phrase shall not mean simply "if." References to "day" shall mean a calendar day unless otherwise indicated as a "Business Day."

[Remainder of Page Left Blank Intentionally]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BACH FINANCE LIMITED
By:	/s/ Tariq Syed Usman
Name:	Tariq Syed Usman
Title:	Director

Notice Details for Parent
Bach Finance Limited
c/o Vistra Alternative Investments Services Pte. Ltd.
1 Raffles Place
#13-01 One Raffles Place
Singapore 048616
Attention:	BPEA Vistra Team
Fax:	+65 6593 3711
Email:	bpea.sg@vistra.com
with a copy to (which alone shall not constitute notice):
Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road, Central
Hong Kong
Attention:	Akiko Mikumo, Esq.
Fax:	+852 3015 9354
Email:	akiko.mikumo@weil.com

[Signature Page to Share Sale and Support Agreement]

PREMIER EDUCATION HOLDINGS LTD
By:	/s/ Tariq Syed Usman
Name:	Tariq Syed Usman
Title:	Alternate Director to Caroline Baker

Notice Details for Premier Education
Premier Education Holdings Ltd
c/o Maples Corporate Services Limited
PO Box 309
Ugland House
Grand Cayman, KY1-1104, Cayman Islands
Attention:	Nicholas Macksey
Fax:	+65 6232 6301
Email:	NicholasMacksey@bpeasia.com
with a copy to (which alone shall not constitute notice):
Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road, Central
Hong Kong
Attention:	Akiko Mikumo, Esq.
Fax:	+852 3015 9354
Email:	akiko.mikumo@weil.com

[Signature Page to Share Sale and Support Agreement]

Annex E

Opinion of Houlihan Lokey Capital, Inc.

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

April 25, 2017

Nord Anglia Education, Inc.
Level 12, St. George's Building
2 Ice House Street
Central, Hong Kong
Attn: The Special Committee of the Board of Directors

Dear Members of the Special Committee:

        We understand that Nord Anglia Education, Inc. (the "Company") intends to enter into an Agreement and Plan of Merger (the "Agreement") by and among Bach Finance Limited ("Parent"), Bach Acquisitions Limited, a subsidiary of Parent ("Merger Sub"), and the Company pursuant to which, among other things, (a) Merger Sub will merge with the Company (the "Transaction"), (b) each outstanding ordinary share, par value US$0.01 per share (each, a "Share"), of the Company will be converted into the right to receive US$32.50 in cash (the "Consideration"), and (c) the Company will become a subsidiary of Parent. We also understand that, immediately prior to the Transaction, Premier Education Holdings Ltd, an affiliate of Baring Private Equity Asia Fund IV, L.P. ("Premier Education"), will sell (the "PE Share Sale") to Parent all of its Shares in exchange for an amount per Share equal to the Consideration pursuant to a share sale and support agreement (the "Share Sale and Support Agreement") to be entered into by and between Parent and Premier Education.

        The Special Committee (the "Committee") of the Board of Directors (the "Board") of the Company has requested that Houlihan Lokey Capital, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Committee as to whether, as of the date hereof, the Consideration to be received by the holders of Shares, other than holders exercising rights to dissent from the Transaction in accordance with Section 238 of the Companies Law (2016 Revision) of the Cayman Islands, Baring Private Equity Asia ("BPEA"), Parent, Merger Sub, Canada Pension Plan Investment Board ("CPPIB"), The Baring Asia Private Equity Fund VI, L.P. 1, The Baring Asia Private Equity Fund VI, L.P. 2, The Baring Asia Private Equity Fund VI Co-Investment L.P., Baring Asia Private Equity Fund IV, L.P., Premier Education and each of their respective affiliates and affiliated investment funds (collectively, the "Excluded Holders" and, the Shares held by the Excluded Holders, the "Excluded Shares"), in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed an execution version, received by us on April 25, 2017, of the Agreement;

  2.
  reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company (the "Projections");

  4.
  spoken with certain members of the management of the Company and certain of its and the Committee's representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

  5.
  compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant;

  6.
  reviewed the current and historical market prices and trading volume for the Shares and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

  7.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Transaction and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the execution version of the Agreement identified above.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

        We have not been requested to, and did not, initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to the price or range of prices at which the Shares may be purchased or sold, or otherwise be transferable, at any time.

        This Opinion is furnished for the use of the Committee (in its capacity as such), and if requested by the Committee, the Board (in its capacity as such), in connection with the Committee's and, if so requested the Board's, evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

        Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to CPPIB, for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, BPEA, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with BPEA (collectively, with BPEA, the "BPEA Group"), CPPIB, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by BPEA, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with members of the BPEA Group, CPPIB, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, members of the BPEA Group, CPPIB, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

        Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement. In addition, as contemplated by the Agreement we may be authorized to solicit third party indications of interest in acquiring all or any part of the Company for a prescribed period following the execution of the Agreement.

        This Opinion only addresses the fairness, from a financial point of view, to the holders of Shares other than the Excluded Holders of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, any aspect or implication of the Share Sale and Support Agreement or the PE Share Sale. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, Premier Education, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, Parent, Premier Education or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. We express no view or opinion as to any currency or exchange rate fluctuations and have assumed, with your consent, that any such fluctuations will not in any respect be material to our analyses or this Opinion. In addition, we express no view as to, and this Opinion does not address, foreign currency exchange risks (if any) associated with the Transaction or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, with the consent of the Committee, we have relied on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance and tax matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Shares other than the Excluded Holders in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC
/s/ Houlihan Lokey Capital, Inc.

Annex F

Directors and Executive Officers of Each Filing Person

Directors and Executive Officers of Each Filing Person

1.     Directors and Executive Officers of the Company

        The Company is a leading premium schools organization. Its 43 international schools are located in China, Europe, the Middle East, Southeast Asia and North America. Together, they educate more than 37,000 students from kindergarten through to the end of secondary education. The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at Level 12, St. George's Building, 2 Ice House Street, Central, Hong Kong. Our telephone number at this address is +852 3951 1100. Set forth below are the name, telephone number, address, citizenship and respective present principal occupation or employment of each director and executive officer of the Company, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer:

Name	Telephone	Business Address	Present Principal Employment	Citizenship
Alan Kelsey	*	*	Chairman	United Kingdom
Andrew Fitzmaurice	*	*	Chief Executive Officer and Director	United Kingdom
Graeme Halder	*	*	Chief Financial Officer and Director	United Kingdom
Jack Hennessy	*	*	Director	Australia
Kosmas Kalliarekos	*	*	Director	United States/Greece
Carlos Watson	*	*	Director	United States
Nicholas Baird	*	*	Director	United Kingdom
Louis T. Hsieh	*	*	Director	United States
Philippe Lagger	*	*	Corporate Development Director	Switzerland
Nicola Duggan Redfern	*	*	Group Human Resources Director	Australia/United Kingdom

*
The business address and telephone number of each of our executive officers and directors is Level 12, St. George's Building, 2 Ice House Street, Central, Hong Kong, +852 3951 1100.

        Alan Kelsey has served as a member of our board of directors since November 2003 and became the chairman in January 2005. Prior to joining us, Mr. Kelsey had more than 30 years' experience in the investment banking industry and commerce. Mr. Kelsey was the group corporate development director at National Express Group PLC, where he served as one of three executive directors between 1996 and 1998. Also, Mr. Kelsey served as the senior independent director at PD Ports PLC (2004 to 2006) and at Stobart Group Ltd. (2011 to 2013). In March 2013 he was appointed Chairman of Explore Learning. Mr. Kelsey has a BA and MA from Oxford University and is a fellow of the Institute of Logistics and Transport. In addition, Mr. Kelsey was a trustee of the Prince's Teaching Institute until November 2016.

        Andrew Fitzmaurice has served as our chief executive officer and as a member of our board since April 2003. From March 2000 until March 2003, Mr. Fitzmaurice served as chief executive officer of easyCar.com, an international online automobile rental company. Prior to his tenure at easyCar.com, Mr. Fitzmaurice spent 13 years at TNT Express UK where he served in a variety of positions, including as division managing director. Mr. Fitzmaurice graduated from the University of Wales Cardiff, Magna Cum Laude, with a degree in economics.

        Graeme Halder has served as our chief financial officer since October 2010. Mr. Halder has more than 20 years' experience serving as a director and chief financial officer of both privately held and publicly listed companies with turnover ranging from US$75 million to US$3 billion in sectors including hospitality and leisure, retail and security services. Prior to joining us, Mr. Halder was the interim chief financial officer of Camco International, an AIM listed company with operations in China, Southeast Asia, Russia, Africa and the United States. For four years, Mr. Halder served as chief financial officer of Command Security Corporation, a NASDAQ quoted company with offices throughout the US. Mr. Halder has been an Associate Chartered Accountant since 1987.

        Jack Hennessy has served as a member of our board of directors since August 2008. Since January 2001, Mr. Hennessy has served as a managing director of Baring Private Equity Asia Pte. Ltd. and also serves as a member of the investment committee and portfolio management committee of Baring Private Equity Asia Group Limited. Mr. Hennessy serves on the board of directors of various companies, including Courts Asia Limited and Hexaware Technologies Limited. Mr. Hennessy graduated from Monash University in Australia with degrees in engineering and science and received an M.B.A. from INSEAD.

        Kosmas Kalliarekos has served as a member of our board of directors since August 2008. Since 2008, Mr. Kalliarekos has served as a managing director of Baring Private Equity Asia Limited and also serves as a member of the portfolio management committee of Baring Private Equity Asia Group Limited. Prior to joining Baring Private Equity Asia Limited, Mr. Kalliarekos was a founding member, senior partner and member of the executive committee of The Parthenon Group LLC, a global consulting firm, where he founded and headed the Global Education Industry Center of Excellence. Mr. Kalliarekos serves on the board of directors of various companies, including Hexaware Technologies Limited. Mr. Kalliarekos graduated from The Wharton School of Business at the University of Pennsylvania and received an M.B.A. with high distinction from Harvard Business School.

        Carlos Watson has served as a member of our board of directors since March 2014. Mr. Watson is the founder and CEO of Ozymandias ("Ozy"), a digital news and culture magazine launched in September 2013. From 2010 to 2012, Mr. Watson served as Managing Director in the investment banking division of The Goldman Sachs Group, Inc., where he focused on media and for-profit education companies. Prior to joining Goldman Sachs, from 1995 to 1997, Mr. Watson worked as a consultant at McKinsey & Company, where he advised a wide range of Fortune 500 companies. In 1997, Mr. Watson founded a successful venture-backed education company, Achieva College Prep Services, which he sold to The Washington Post Co.'s Kaplan education division in 2002. Mr. Watson has also had a distinguished media career, serving as an anchor and analyst for CNN and MSNBC. Mr. Watson won an Emmy Award in 2007 for his television interview specials. Mr. Watson graduated cum laude from Harvard University with an A.B. in government and cum laude from Stanford Law School with a Juris Doctor degree.

        Nicholas Baird has served as a member of our board of directors since April 2015. Mr. Baird has been Group Corporate Affairs Director of Centrica plc since March 2014. Before this, he had a long and varied career in Government. He was CEO of UK Trade and Investment, the UK government department that supports British exporters and foreign companies looking to invest in the UK, from June 2011 to December 2013. Previously, Mr. Baird was the Director General in the Foreign and Commonwealth Office leading its work on Europe, the Global Economy and Consular issues (2009-11) and the British Ambassador to Turkey (2006-2009). Mr. Baird speaks Arabic, French, German and Turkish.

        Louis T. Hsieh has served as a member of our board of directors since August 2016. Mr. Hsieh is currently a non-executive director and senior advisor to the Chief Executive Officer at New Oriental Education and Technology Group (NYSE:EDU), China's largest private educational services provider. Mr. Hsieh joined New Oriental in 2005 as Chief Financial Officer (2005-2015), served as President (2009-2016), and director (2007-Present). Prior to his time at New Oriental Mr. Hsieh held senior executive positions in private equity and investment banking with UBS AG (Managing Director and Asia Tech/Media/Telecom Head), JP Morgan (Vice President) and Credit Suisse, and served as a corporate and securities law attorney at White & Case. Mr. Hsieh holds a B.S. from Stanford University, an MBA from the Harvard Business School, and a JD from the Boalt Hall Law School at UC Berkeley.

        Philippe Lagger has served as our Corporate Development Director since January 2010. Mr. Lagger joined Nord Anglia Education in September 2009 as Managing Director for Collège Champittet. Prior to that, from January 2006 to June 2009 he was Investment Director with the private equity firm Lydian Capital, where he generated and led initiatives in the education, food and leisure sectors. Mr. Lagger started his career in Ciba Specialty Chemicals in Switzerland and India and then became a member of the Tetra Laval Group's M&A team from February 2000 to December 2005. Mr. Lagger earned an MSc from the Swiss Federal Institute of Technology and an MBA from the International Institute for Management Development in Lausanne.

        Nicola Duggan Redfern has served Nord Anglia Education since January 30, 2012. In her role as Group Human Resources Director, based in Hong Kong, Ms. Duggan Redfern is responsible for leading the development, implementation of our human resources strategies across the group. Prior to joining us, Ms. Duggan Redfern worked for HSBC as the Regional Finance Head of Organization Development, working with a community of 2,500 across 22 countries in the Asia Pacific region, as well as the global lead on a number of "people change" projects for the group. Prior to that Ms. Duggan Redfern was the Human Resources Director of a creative arts tertiary institute in Singapore, the ASEAN recruitment lead for IBM, Singapore, and held numerous HR-related roles with Flight Centre in their head office in Brisbane, Australia. Ms. Duggan Redfern graduated with a BSc (Hons) degree in Psychology from the University of Stirling, Scotland.

        None of the foregoing directors and executive officers was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of the foregoing directors and executive officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.     Directors and Executive Officers of the Acquisition Entities

        Aggregator is an exempted limited partnership formed under the laws of the Cayman Islands. The general partner of Aggregator is Baring Private Equity Asia GP VI, L.P., as further described below. Each of Holdco, Manco, Prefco, Holdco 2, Parent and Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The business address for Aggregator is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. The business address for each of Holdco, Manco, Prefco, Holdco 2, Parent and Merger Sub is c/o Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands.

        The following table sets forth information regarding the directors of Holdco, Manco, Prefco, Holdco 2, Parent and Merger Sub as of the date of this proxy statement. As of the date of this proxy statement, Holdco, Manco, Prefco, Holdco 2, Parent and Merger Sub do not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Tariq Syed Usman (Director)	Vistra Alternative Investments Services Pte. Ltd., 1 Raffles Place, #13-01 One Raffles Place, Singapore 048616	Administration	Pakistan
Chan Lye Nah (Alternate Director)	Vistra Alternative Investments Services Pte. Ltd., 1 Raffles Place, #13-01 One Raffles Place, Singapore 048616	Administration	Singapore

        During the last five years, none of Aggregator, Holdco, Manco, Prefco, Holdco 2, Parent, Merger Sub or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.     Directors and Executive Officers of the Baring Filing Persons

        Baring LP1, Baring LP2 and Baring Co-Invest LP are exempted limited partnerships formed under the laws of the Cayman Islands. The general partner of each of Baring LP1, Baring LP 2, and Baring Co-Invest LP is Baring Private Equity Asia GP VI, L.P. ("Baring GP"), a Cayman Islands limited partnership, and the general partner of Baring GP is Baring Private Equity Asia GP VI Limited ("Baring Limited"), a Cayman Islands limited company. The principal business of Baring LP1, Baring LP2, Baring Co-Invest LP, Baring GP and Baring Limited is investment activities. The registered office and telephone number for each of Baring LP1, Baring LP2, Baring Co-Invest LP, Baring GP and Baring Limited is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, +65 6438 1330.

        The following table sets forth information regarding the directors of Baring Limited as of the date of this proxy statement. As of the date of this proxy statement, Baring Limited does not have any executive officers.

Name	Business Address	Principal Occupation	Citizenship
Tek Yok Hua	50 Collyer Quay #11-03 / 04 OUE Bayfront, Singapore 049321	Administration	Singapore
Ramesh Awatarsing	3rd Floor, 355 NeXTeracom Tower 1 Cybercity, Ebene 72201 Mauritius	Administration	Mauritius

        Mr. Jean Eric Salata ("Mr. Salata") is the sole shareholder of Baring Limited. Mr. Salata's business address and telephone number are 1 Raffles Place, #13-01 One Raffles Place, Singapore 048616, +65 6438 1330. Mr. Salata is a citizen of Chile. Mr. Salata is the Chief Executive and Founding Partner of Baring Private Equity Asia and has held these positions for the past five years.

        During the past five years, none of Baring LP1, Baring LP2, Baring Co-Invest LP, Baring GP and Baring Limited or any of the persons listed above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.     Directors and Executive Officers of CPPIB

        Canada Pension Plan Investment Board ("CPPIB") is a professional investment management organization that invests the funds not needed by the Canada Pension Plan ("CPP") to pay current benefits on behalf of 20 million contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg,

Mumbai, New York City, São Paulo and Sydney, CPPIB is governed and managed independently of the Canada Pension Plan and at arm's length from governments. At March 31, 2017, the CPP Fund totaled C$316.7 billion.

        The principal business address of CPPIB is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5 Canada, and the business telephone number of CPPIB is +1 416 868 4075 or +1 866 557 9510.

        Set forth below is the name, business address, present principal employment, citizenship and material occupations, positions, offices or employment for at least the past five years for each director and executive officer of CPPIB. The current principal business address of each such person in his or her capacity as a director or executive officer of CPPIB, unless indicated otherwise, is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5 Canada. Unless indicated otherwise, each such person identified below is a citizen of Canada.

        Heather Munroe-Blum is the chairperson of the Board of Directors of CPPIB, the chairperson of CPPIB's Investment Committee and a member of CPPIB's Governance Committee. She was appointed to the Board of Directors of CPPIB in December 2010 and appointed chairperson in October 2014. She has served for over a decade as Principal and Vice Chancellor (President) of McGill University and she was previously Vice-President (Research and International Relations) of the University of Toronto. She is currently a Director of Royal Bank of Canada (Chair of the Corporate Governance Committee), CGI Group and the Gairdner Foundation (Vice-Chair) and a member of the Board of Stanford University's Center for Advanced Study in the Behavioral Sciences (CASBS), and the Trilateral Commission. Among others, she had served on the boards of Four Seasons Hotels, Alcan, Yellow Media Inc., and Hydro One (Ontario), and as a member of the President's Council of the New York Academy of Sciences, the Conference Board of Canada and the CD Howe Institute. She is also an Officer of the Order of Canada, Officer of the Order of Quebec, and a Specially Elected Fellow of the Royal Society of Canada.

        Ian A. Bourne sits on the Board of Directors of CPPIB and was appointed in April 2007. He is a member of CPPIB's Investment Committee and Human Resources and Compensation Committee and the chairperson of CPPIB's Governance Committee. He was previously Chair of SNC-Lavalin Group Inc and retired executive vice-president and Chief Executive Officer of TransAlta Corporation, a power generation company, and president of TransAlta Power L.P. He had over 35 years of experience in senior finance roles at TransAlta, General Electric and Canada Post Corporation and was previously a director of TransAlta Power L.P.

        Robert L. Brooks sits on the Board of Directors of CPPIB and was appointed in January 2009. He is a member of CPPIB's Investment Committee, Governance Committee and Audit Committee. Prior to his appointment he was the vice-chair and group treasurer of the Bank of Nova Scotia where he worked for 40-years in a succession of senior investment banking, finance and treasury roles. He is currently a director of Integrated Asset Management Corp and Hamilton Capital Partners Inc. and was previously a director of numerous Scotiabank subsidiaries including Scotia Discount Brokerage, Inc., Scotia Life Insurance Company, ScotiaMcLeod, Inc. and Scotia Cassels Investment Counsel Ltd. Mr. Brooks is a citizen of Canada and Ireland.

        Ashleigh Everett sits on the Board of Directors of CPPIB and was appointed in February 2017. She is a member of CPPIB's Investment Committee. She is currently President, Corporate Secretary and Director of Royal Canadian Securities Limited, the holding company of Royal Canadian Properties Limited, Domo Gasoline Corporation Ltd., and L'Eau-1 Inc. She was previously a director of The Bank of Nova Scotia (Chair of the Corporate Governance and Pension Committee and a member of its Executive and Risk Committee and Human Resources Committee) and Manitoba Telecom Services (Chair of the Governance and Nominating Committee). She is currently a member of the Premier's Enterprise Team for the Province of Manitoba.

        Tahira Hassan sits on the Board of Directors of CPPIB and was appointed in 2015. She is a member of CPPIB's Investment Committee and Governance Committee. She is currently a non-executive director of Brambles Limited and a director of Ontario Shores Centre for Mental Health Sciences. She was a former Senior Vice-President at Nestlé SA with extensive international experience in transformative change including mergers & acquisitions. She also held executive positions such as Global Business Head for Nescafé Ready-to-Drink, Head of Global Supply Chain and President of Ice Cream in Canada. She previously served on several international management and joint venture boards and was a past member of the Dean's advisory council of the Laurier School of Business & Economics at Wilfrid Laurier University. Ms. Hassan is a citizen of Canada and Pakistan.

        Douglas W. Mahaffy sits on the Board of Directors of CPPIB and was appointed in October 2009. He is a member of CPPIB's Investment Committee and Human Resources and Compensation Committee. He was retired chairman and chief executive officer of McLean Budden Ltd., an institutional money management firm. He was previously the managing director and head of investment banking (Ontario) of Merrill Lynch Canada Inc., and senior vice-president, finance and chief financial officer of Hudson's Bay Company. He is currently a director at Methanex Corporation and was previously a director at Stelco Inc. and Woodward's Ltd. He is currently chairman at Drumlane Capital, a personally owned investment firm. Mr. Mahaffy is a citizen of Canada and the United States.

        John Montalbano sits on the Board of Directors of CPPIB and was appointed in February 2017. He is a member of CPPIB's Investment Committee. He served as Chief Executive Officer of RBC Global Asset Management from 2008 to 2015 and was previously President of Phillips, Hager & North Investment Management and Vice Chairman of RBC Wealth Management. He currently serves as director on a number of corporate boards, including Canalyst Financial Modeling Corporation, Wize Monkey Inc. and Eupraxia Pharmaceuticals Inc.

        Karen Sheriff sits on the Board of Directors of CPPIB and was appointed in October 2012. She is a member of CPPIB's Investment Committee and the chairperson of CPPIB's Human Resources and Compensation Committee. She was President and Chief Executive Officer of Q9 Networks from January 2015 through October 2016. She was previously President and CEO of Bell Aliant; Chief Operating Officer, Bell Aliant. Prior to Bell Aliant, she was President of Small and Medium Business, Bell Canada; Chief Marketing Officer, Bell Canada; Senior Vice President of Product Management and Development, Bell Canada. Prior to joining Bell, she held a variety of assignments with Ameritech and United Airlines. She is currently a director of WestJet Airlines Ltd. and BCE Inc/Bell Canada and was previously a director of Bell Aliant Inc., Bell Aliant Regional Communications Inc., Bell Aliant Preferred Equity Inc. and Teknion Corporation. She was Chair of the Board of Trustees of the Gardiner Museum of Ceramic Arts from 2006 to 2016.

        Jackson Tai sits on the Board of Directors of CPPIB and was appointed in June 2016. He is a member of CPPIB's Investment Committee, Governance Committee and Audit Committee. He was previously Chief Executive Officer and Vice-Chairman of DBS Bank Ltd, and previously, President and Chief Operating Officer, and Chief Financial Officer. Before joining DBS Bank in Singapore, he served 25 years in the Investment Banking Division of J.P. Morgan & Co. Incorporated and held executive positions such as head of Japan Capital Markets; founder of the firm's global real estate investment banking; senior regional officer for Asia Pacific; and senior regional officer for the Western United States. He currently serves as a non-executive director for several boards, including HSBC Holdings PLC, Eli Lilly & Company, Royal Philips N.V. and Mastercard Incorporated. He currently also serves as a trustee for Rensselaer Polytechnic Institute and as a director of Metropolitan Opera. Mr. Tai is a citizen of the United States.

        Kathleen Taylor sits on the Board of Directors of CPPIB and was appointed in October 2013. She is a member of CPPIB's Investment Committee, Audit Committee and Human Resources and Compensation Committee. She has served as Chair of the Board of the Royal Bank of Canada and Board member since 2001. She is Chair of the Board of the Hospital for Sick Children Foundation and a member of the Hospital's Board of Trustees. She is also a director of Air Canada since May 2016 and a director of ADECCO SA since April 2015. She was previously President and Chief Executive Officer of Four Seasons Hotels and Resorts with over 24 years of experience beginning as General Counsel then promoted to EVP Corporate Planning and Development, President, Worldwide Business Operations, and President and COO. Prior to joining Four Seasons she practiced corporate securities and competition law at Goodmans, LLP and spent a year on secondment at the Ontario Securities Commission.

        Mary Phibbs sits on the Board of Directors of CPPIB and was appointed in May 2017. She is a member of CPPIB's Investment Committee. She is a Chartered Accountant with over 30 years' experience in financial services. She is currently a Non-Executive Director of Morgan Stanley & Co International Group and Novae Group plc. She was previously a Non-Executive Director of NewDay Group Limited, Nottingham Building Society, Friends Life Group plc, Stewart Title Limited, The Charity Bank Limited and at Northern Rock plc during its period of public ownership. She also held senior positions at Standard Chartered Bank plc, ANZ Banking Group, National Australia Bank, Commonwealth Bank of Australia and Allied Irish Banks plc, among others. Ms. Phibbs is a citizen of the United Kingdom and Australia.

        Jo Mark Zurel sits on the Board of Directors of CPPIB and was appointed in October 2012. He is a member of CPPIB's Investment Committee and the chairperson of CPPIB's Audit Committee. He is currently President/Owner of Stonebridge Capital Inc., a private investment company that invests in a variety of businesses including Atlantic Canadian start-up and high-growth companies. From 1998 to 2006 he served as Senior Vice-President and Chief Financial Officer of CHC Helicopter Corporation. He is currently a director of Highland Copper, Major Drilling Group International Inc., Dr. H. Bliss-Murphy Cancer Care Foundation and Propel ICT and Chair of the Atlantic Provinces Economic Council. Mr. Zurel is a citizen of Canada and South Africa.

        Mark Machin was appointed President and Chief Executive Officer of CPPIB in June 2016, where he is responsible for leading CPPIB and its investment activities. Mr. Machin joined CPPIB in 2012 as CPPIB's first President for Asia. In November 2013, he became CPPIB's Head of International where he was responsible for the organization's international investment activities, managing global advisory relationships and leading the organization internationally. Mr. Machin is a citizen of Great Britain.

        Alain Carrier is a senior managing director of CPPIB and he is responsible for CPPIB's international investment activities and the overall management of CPPIB's global advisory relationships. Mr. Carrier is based in London and is also CPPIB's Head of Europe. Mr. Carrier currently serves on the boards of ORPEA SA, Interparking SA, CPPIB Credit Europe S.a.r.l., CPP Investment Board Europe S.a.r.l. and Right to Play UK. Mr. Carrier joined CPPIB in 2008. Mr. Carrier's current business address is 40 Portman Square, 2nd Floor, London, W1H 6LT United Kingdom. Mr. Carrier is a citizen of Canada and Great Britain.

        Edwin D. Cass is a senior managing director of CPPIB and he is responsible for overall fund level investment strategy. He chairs CPPIB's Investment Planning Committee, which approves all new investment programs and oversees all portfolio risks, including passive, active, credit and liquidity risk. Mr. Cass joined CPPIB in 2008.

        Graeme Eadie is a senior managing director of CPPIB and he is responsible for the global Real Assets program which encompasses Real Estate (both equity and debt investments), Infrastructure and Agricultural investments. Mr. Eadie joined CPPIB in 2005.

        Pierre Lavallée is a senior managing director of CPPIB and he leads CPPIB's Investment Partnerships team, which invests in private equity funds and secondaries, co-investments, direct private equity in Asia, public market investments through external managers and thematic investing. Mr. Lavallée joined CPPIB in April 2012, as Vice-President and Head of Funds & Secondaries in the Private Investments department. He was Senior Managing Director & Chief Talent Officer from March 2013 to November 2015, and was appointed to his current position in January 2015.

        Shane Feeney is a senior managing director of CPPIB and he is responsible for leading CPPIB's direct private investments program including direct private equity, natural resources, and principal credit investments. Mr. Feeney also oversees the portfolio value creation group, responsible for supporting the management and governance of private investments across CPPIB. Mr. Feeney joined CPPIB in 2010.

        Michel Leduc is a senior managing director of CPPIB and he leads the team responsible for CPPIB's overall communications program and global public affairs, including relationships with domestic and foreign governments, media and other diverse stakeholder groups. Mr. Leduc oversees CPPIB's reputation management strategy, positioning its global capabilities to support long term investment and diversification goals, while upholding the mandate and governance structure. Mr. Leduc has also recently been on the board of directors of the Canada China Business Council, Canada-India Business Council and the Toronto Financial Services Alliance. Mr. Leduc joined CPPIB in July 2011.

        Mary Sullivan is a senior managing director and the Chief Talent Officer of CPPIB. Ms. Sullivan is responsible for talent acquisition, organizational development, international mobility, and compensation & benefits. Prior to joining CPPIB in 2015, Ms. Sullivan worked as Senior Vice President at Holt, Renfrew & Co. where she was responsible for their Human Resources function.

        Benita M. Warmbold is a senior managing director of CPPIB and she is responsible for CPPIB's Finance and Legal departments including corporate and investment finance, treasury, performance, enterprise reporting, investment risk, tax, internal audit, governance, legal risk, corporate secretarial and compliance. Prior to that, Ms. Warmbold was CPPIB's Chief Operations Officer, responsible for technology, investment operations, data, investment finance, treasury, performance, reporting and investment risk. Ms. Warmbold joined CPPIB in 2008. Ms. Warmbold is currently active on several boards, including Methanex Corporation, Canadian Public Accountability Board, Queen's University Board of Trustees, Women's College Hospital and SNC Lavalin. Ms. Warmbold is a citizen of Canada and Germany.

        Patrice Walch-Watson is a senior managing director and the General Counsel and Corporate Secretary of CPPIB and she leads CPPIB's global legal and corporate secretarial functions. Prior to joining CPPIB in 2015, Ms. Watson spent over 22 years as a corporate lawyer in private practice at Torys LLP. Ms. Watson is a member of the Board of Directors of the Multiple Sclerosis Society of Canada—Ontario and Nunavut Division and a member of the Toronto business Advisory Board of the Salvation Army.

        Eric M. Wetlaufer is a senior managing director of CPPIB and he is responsible for leading CPPIB's Public Market Investments department, which invests in publicly-traded assets and related derivatives. Mr. Wetlaufer joined CPPIB in 2011. Mr. Wetlaufer is currently a director of the TMX Group and Soulpepper Theatre Company. Mr. Wetlaufer is a citizen of the United States.

        Nicholas Zelenczuk is a senior managing director of CPPIB and he is responsible for CPPIB's operations, technology and planning functions as well as data management, office services and facilities and enterprise risk management. CPPIB's global heads of Human Resources and Public Affairs and Communications also report to Mr. Zelenczuk in his capacity as Chief Operations Officer of CPPIB. Mr. Zelenczuk joined CPPIB in 2009.

        During the last five years, none of CPPIB or any of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.